As filed with the Securities and Exchange Commission on August 5, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

AEYE, INC.

(Exact name of registrant as specified in its charter)

__________________________

Delaware	3714	37-1827430
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4670 Willow Road, Suite 125
Pleasanton, CA 94588
(925) 400-4366
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Matthew Fisch
Chief Executive Officer
4670 Willow Road, Suite 125
Pleasanton, CA 94588
(925) 400-4366

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Christopher M. Forrester

Yian Huang

Allen Overy Shearman Sterling US LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Tel: (650) 838-3600

__________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective, as determined by the Selling Stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 5, 2024

PROSPECTUS

AEYE, INC.

Up to 25,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 25,000,000 shares of common stock of AEye, Inc. (the “Common Stock”) by New Circle Principal Investments LLC, a Delaware limited liability company (the “Selling Stockholder” or “New Circle”). The shares of Common Stock being offered by New Circle have been and may be issued pursuant to the share purchase agreement dated July 25, 2024 that we entered into with New Circle (the “Purchase Agreement”).  The shares registered for resale also include 225,563 shares of Common Stock that we issued to New Circle as consideration for its commitment to purchase our Common Stock pursuant to the Purchase Agreement (the “Commitment Shares”).  We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by New Circle. However, we may receive up to $50 million in aggregate gross proceeds from sales of our Common Stock to New Circle that we may make under the Purchase Agreement from time to time after the date of this prospectus.  See the sections entitled “The New Circle Transaction” for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” for additional information regarding New Circle.

Our registration of the securities covered by this prospectus does not mean that New Circle will offer or sell any of the Common Stock. Subject to the terms of the Purchase Agreement, New Circle may sell the shares of our Common Stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how New Circle may sell the shares in the section entitled “Plan of Distribution.” New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any profits on the sales of our Common Stock by New Circle and any discounts, commissions or concessions received by New Circle may be deemed to be underwriting discounts and commissions under the Securities Act.

New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by New Circle pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by New Circle, including legal and accounting fees. See “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR”. On July 31, 2024, the closing price of our Common Stock was $1.41 per share.

__________________________

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus is _________, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC on Form S-1. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder, although we will receive proceeds from sales of our Common Stock to New Circle that we may make pursuant to the Purchase Agreement, as described in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of our securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. The Selling Stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc. (“AEye Technologies”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) with CF Finance Acquisition Corp. III, a Delaware corporation (“CF III”), now known as AEye, Inc., and Meliora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CF III (“Merger Sub”). Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On August 16, 2021 (the “Closing Date”), CF III closed the business combination (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”) pursuant to the Merger Agreement, and Merger Sub was merged with and into AEye Technologies with AEye Technologies surviving the merger as a wholly owned subsidiary of CF III. On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), CF III changed its name to AEye, Inc. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our”, “AEye”, “Company”, and “post-combination entity” refer to AEye, Inc. and its subsidiaries following the consummation of the Merger or to AEye Technologies and its subsidiaries prior to the consummation of the Merger.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases made by the SEC. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In many cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

●	We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses for at least the next several years.
●

We substantially rely on relationships with Tier 1 automotive suppliers and our business could be materially and adversely affected if we cannot establish or maintain relationships with one or more Tier 1 partners, or if we, through our relationship with various Tier 1 partners, are unable to obtain a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.

●

We will need to raise additional capital in order to execute our business plan and to respond to changing market conditions, which additional capital may not be available on terms acceptable to us, or at all.

●

If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in advanced driver-assistance systems, or ADAS, by any automotive OEMs or their suppliers, our business will be materially and adversely affected.

●

We heavily rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, our ability to control the costs of such components and raw materials is uncertain; moreover, regardless of cost, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain, could delay deliveries of our products to customers, and could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

●

Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain.  If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.

●

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and expose us to product liability and other claims, thereby adversely affecting our operating costs.

●	Shareholder activism could cause us to incur significant expense, disrupt our business, result in a proxy contest or litigation, and impact our stock price.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified by the lingering impacts of the COVID-19 pandemic. Additionally, new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, the forward-looking statements in this prospectus may not prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock. Moreover, the information contained in this prospectus supplement includes “forward-looking statements,” which are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated.

Amounts below are in thousands, except share amounts or per share data or where we use the word "million" or "billion".

Overview

We are a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver-assistance systems, or ADAS, and robotic vision applications. We have developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating us in the marketplace from our competition. Our proprietary software-definable 4SightTM Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.

We were founded in 2013 by Luis Dussan, a member of our Board of Directors and our first Chief Executive Officer, with the goal of creating a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. Mr. Dussan's experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided us with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4SightTM Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From our inception, our culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.

As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality — SAE Levels 2 through 5 — with the goal of optimizing performance, power, and reducing cost. Our 4Sight Intelligent Sensing Platform is software-definable and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through our manufacturing partners. We perform the majority of our R&D activities in our corporate headquarters in Pleasanton, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across different markets.

Our systems-based approach encourages partnerships from the well-established automotive supply chain, including original equipment manufacturers, or OEMs, as well as Tier 1 and Tier 2 OEM suppliers. There is strong alignment between us and our partners given what is required to produce high-performance automotive grade products at scale, including quality, reliability, and affordability. Our Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability, and warranty. Our Tier 2 partners will provide automotive-grade sub-components, which are used not only in automotive lidar for ADAS use cases, but could also be used for products we may sell into the Industrial market. We expect the result will be a high-quality, high-performance product at the right price point, which we believe to be a key enabler in accelerating adoption of lidar across various markets in Automotive and beyond.

In pursuing this strategy, we have partnered, and will continue seeking partnerships, with leading Tier 1 automotive suppliers. It is anticipated that our Tier 1 partners will bid for long range lidar series production awards with OEMs and that these awards will represent a substantial portion of our future revenues, however, there is no guarantee that this Tier 1 partnership strategy will be successful.  For example, in late 2023, Continental informed us that they intended to discontinue our joint lidar development program due to corporatewide restructuring and expense reduction efforts.  We have since engaged with LITEON as our new Tier 1 automotive partner and are actively working with LITEON to bring our products to market.  If we fail to establish or maintain relationships with our Tier 1 automotive suppliers, it may have a material and adverse effect on our business, which is predicated on licensing our lidar designs and other intellectual property to our Tier 1 partners. The main markets for lidar, primarily Automotive and Industrial, are projected to see significant growth in both the near and long term. We believe this expected growth will allow us to capture market share as well as pursue specialized opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be one of the leading solutions providers in these spaces.

As is common in early-stage companies with limited operating histories, we are subject to risks and uncertainties such as our ability to develop and commercialize our products; produce and deliver lidar and software products meeting acceptable performance metrics; attract new and retain existing customers; develop, obtain, or progress strategic partnerships; secure an automotive OEM design win; secure additional capital to support the business plan; and other risks and uncertainties such as those described in the section titled "Risk Factors" in this prospectus. Since inception, we have incurred net losses and negative cash flows from operations and expect to continue incurring losses in the near term. We plan to improve our liquidity position through securing additional financing and engaging with our new Tier 1 automotive partner to bring our products to market. Should we not be able to achieve these goals, we have a plan to further reduce operating expenses and cash outlays. The Company believes that these plans are probable of being successfully implemented, which will result in adequate cash flows to support our ongoing operations for at least one year following the date these financial statements are issued.

Background

On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc., or AEye Technologies, entered into the Agreement and Plan of Merger, or the Merger Agreement, with CF Finance Acquisition Corp. III, a Delaware corporation, or CF III, now known as AEye, Inc., and Meliora Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of CF III, or Merger Sub. Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended, or the “Exchange Act. On August 16, 2021, or the Closing Date, CF III closed the business combination, or the Merger, and together with the other transactions contemplated by the Merger Agreement, the Transactions, pursuant to the Merger Agreement, and Merger Sub was merged with and into AEye Technologies with AEye Technologies surviving the merger as a wholly owned subsidiary of CF III. On the Closing Date, and in connection with the closing of the Transactions, or the Closing, CF III changed its name to AEye, Inc. Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “AEye,” “Company,” and “post-combination entity” refer to AEye, Inc. and its subsidiaries following the consummation of the Merger or to AEye Technologies and its subsidiaries prior to the consummation of the Merger.

The rights of holders of our Common Stock are governed by our Second Amended and Restated Certificate of Incorporation (as may be further amended or restated from time to time, the “Amended Charter”), our Amended and Restated Bylaws (as may be further amended or restated from time to time, the “Amended Bylaws”), and the Delaware General Corporation Law (the “DGCL”). See the section titled “Description of Capital Stock.”

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should be aware of before making an investment decision. These risks and uncertainties represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary.

These risks include the following, among others:

●	We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses for at least the next several years.

●

We substantially rely on relationships with Tier 1 automotive suppliers and our business could be materially and adversely affected if we cannot establish or maintain relationships with one or more Tier 1 partners, or if we, through our relationship with various Tier 1 partners, are unable to obtain a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.

●

We will need to raise additional capital in order to execute our business plan and to respond to changing market conditions, which additional capital may not be available on terms acceptable to us, or at all.

●

If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in advanced driver-assistance systems, or ADAS, by any automotive OEMs or their suppliers, our business will be materially and adversely affected.

●

We heavily rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, our ability to control the costs of such components and raw materials is uncertain; moreover, regardless of cost, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain, could delay deliveries of our products to customers, and could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

●

Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.

●

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and expose us to product liability and other claims, thereby adversely affecting our operating costs.

●	Shareholder activism could cause us to incur significant expense, disrupt our business, result in a proxy contest or litigation, and impact our stock price.

Corporate Information

Our principal executive offices are located at 4670 Willow Road, Suite 125, Pleasanton, CA 94588. Our telephone number is (925) 400-4366. Our website address is www.aeye.ai. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of CF III’s IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

Recent Developments

Reverse Stock Split

On December 26, 2023, we filed a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a one-for-thirty reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of our Common Stock, par value $0.0001 per share (the “Common Stock”). The Reverse Stock Split became effective on December 26, 2023. Our Common Stock began trading on a split-adjusted basis on The Nasdaq Capital Market at the opening of trading on December 27, 2023. The number of shares of Common Stock issuable under our equity incentive plans and exercisable under the outstanding warrants were also proportionately adjusted.

Dowslake Transaction

On May 10, 2024, we entered into a Securities Purchase Agreement (the “Dowslake Purchase Agreement”) with Dowslake Microsystems Corporation (“Dowslake”), pursuant to which Dowslake has agreed to purchase 330,823 shares of Common Stock for the purchase price of $834, which represents a per share purchase price of $2.58, the Nasdaq Official Closing Price (as defined under the rules and regulations of the Nasdaq Stock Market) of the Common Stock immediately preceding the execution of the Dowslake Purchase Agreement, and an unsecured convertible promissory note (the “Dowslake Note”) with the principal amount of $146, for an aggregate purchase price of $1.0 million for both the purchased shares and the Dowslake Note (together, the “Dowslake Transaction”). The Dowslake Transaction closed on June 4, 2024.

Stock Purchase Agreement

On May 29, 2024, we entered into a Stock Purchase Agreement with an institutional investor pursuant to which we agreed to sell to such institutional investor an aggregate of 727,706 shares of Common Stock in a registered direct offering for $3.448 per share (the average of Nasdaq Official Closing Price of our Common Stock for the five trading days preceding the date of the Stock Purchase Agreement) for gross proceeds of approximately $2,510 before deducting offering expenses payable by us.

The New Circle Transaction

On July 25, 2024, we entered into the Purchase Agreement with New Circle, pursuant to which New Circle has committed to purchase up to $50.0 million of Common Stock (the “Total Commitment”), at our direction from time to time after the date of this prospectus, subject to the satisfaction of the conditions in the Purchase Agreement. Also, we entered into a registration rights agreement with New Circle (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been and may be issued to New Circle under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we issued 225,563 Commitment Shares to New Circle as consideration for its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement. The 225,563 Commitment Shares are also covered by this prospectus.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to New Circle, and New Circle is obligated to purchase, up to $50.0 million of our Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations, and may occur from time-to-time in our sole discretion, over the period commencing once certain customary conditions are satisfied, including the filing and securing effectiveness of this resale registration statement with the SEC with respect to the shares to be sold to New Circle under the Purchase Agreement, and ending on the earliest of (i) the 36-month anniversary of the date this Registration Statement is declared effective by the SEC pursuant to the Registration Rights Agreement, (ii) the date on which New Circle shall have made payment pursuant to the purchase notices under the Purchase Agreement equal to the Total Commitment or (iii) the date any statute, rule, regulation executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, as applicable, (which shall include the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement.

Upon our delivery of a purchase notice to New Circle, subject to the conditions of the Purchase Agreement, the shares of our Common Stock will be issued from us to New Circle at a price per share chosen at our sole discretion, calculated based on (i) the lowest daily volume weighted average price ("VWAP") over a consecutive three trading day period commencing on the date of the applicable purchase notice ("Option 2 Pricing Period") or  (ii) the VWAP of our common stock over a one trading day period or intraday trading period (“Option 1 Pricing Period”). Purchase notices issued by the Company with an Option 2 Pricing Period selected shall be sold at a price per share equal to (a) 97.5% multiplied by (b) the lowest daily VWAP of our common stock during the Option 2 Pricing Period. Purchase notices issued by the Company with an Option 1 Pricing Period selected shall be sold at a price per share equal to (a) 96.5% multiplied by (b) the lowest of (1) the VWAP of our common stock on the immediately following full trading day (or current day, if delivered prior to 9:00 AM Eastern Time), (2) the VWAP of our common stock commencing at the Intraday Commencement Time (as defined in the Purchase Agreement) and ending at the earlier of 4:00 P.M. Eastern Time or fifteen (15) minutes after such time that the total number of shares of our common stock traded since the Intraday Commencement Time exceeds 500% of the number of shares included in such purchase notice (the “Volume Threshold Period”) and (3) the VWAP of our common stock commencing at the Intraday Commencement Time and ending at the earlier of (A) one hour thereafter or (B) 4:00 P.M. Eastern Time of such trading day (the “One Hour VWAP Period”); provided, that solely in the event the Company submits, and New Circle accepts, on any trading day multiple purchase notices when it would otherwise not be required to accept such additional purchase notices, the price for purposes of subclause (b) above of shares of our common stock for each such purchase notice other than the last purchase notice submitted and accepted shall be the lower of (i) the VWAP of our common stock during the Volume Threshold Period and (2) the One Hour VWAP Period.  There are no upper limits on the price per share that New Circle must pay for shares of the Common Stock. Actual sales of shares of Common Stock to New Circle will depend on a variety of factors to be determined by us from time-to-time, including, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for us and our operations.

Under the applicable Nasdaq rules, we may not issue to New Circle under the Purchase Agreement more than 1,721,755 shares of its Common Stock, which number of shares is equal to 19.99% of the shares of the Company’s Common Stock outstanding (the “Exchange Cap”) as of the date of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of its Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the our Common Stock, if any, that we elect to sell to New Circle under the Purchase Agreement equals or exceeds the lower of (a) the Nasdaq official closing price for our Common Stock immediately preceding the execution of the Purchase Agreement, and (b) the arithmetic average of the five Nasdaq official closing prices for the Common Stock during the 5-trading day period immediately preceding the execution of the Purchase Agreement, as adjusted so that the Exchange Cap will not apply to issuances of Common Stock under the Purchase Agreement under applicable Nasdaq rules.

Moreover, we may not issue or sell any shares of our Common Stock to New Circle under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by New Circle and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in New Circle beneficially owning more than 4.99% of the outstanding shares of the Common Stock.  Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Common Stock  acquired by it such that it no longer owned 4.99% of our outstanding shares of Common Stock and we submitted, and New Circle accepted, an additional purchase notice, provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Common Stock at any one time.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to New Circle. We expect that any proceeds received by us from such sales to New Circle will be used for working capital and general corporate purposes.

The Purchase Agreement will automatically terminate upon the earliest of (i) the 36-month anniversary of the date this Registration Statement is declared effective by the SEC pursuant to the Registration Rights Agreement, (ii) the date on which New Circle shall have made payment pursuant to the purchase notices under the Purchase Agreement equal to the Total Commitment or (iii) the date any statute, rule, regulation executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, as applicable, (which shall include the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement. We may terminate the Purchase Agreement upon five trading days’ prior written notice to New Circle.

Neither we nor New Circle may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties without the consent of both parties.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, and as more specifically described in the section of this prospectus entitled “The New Circle Transaction.” New Circle has agreed not to cause, or engage in any direct or indirect short selling or hedging of the Common Stock, including any stock pledge, forward sales contract, option, put, call, swap or similar hedging arrangement; ,provided, however, that New Circle may sell a number of shares of the Company’s common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company.

We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to New Circle under the Purchase Agreement. If all of the 25,000,000 shares offered by New Circle for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 290.3% of the total number of shares of our Common Stock outstanding as of July 25, 2024. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we may elect to sell to New Circle under the Purchase Agreement from and after the Commencement Date.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder

225,563 Commitment Shares issued to New Circle upon execution of the Purchase Agreement. We have not and will not receive any cash proceeds from the issuance of the Commitment Shares.

Up to 24,774,437 shares (the “Purchase Shares”) we may sell to New Circle under the Purchase Agreement from time to time after the Commencement Date (as defined below).

Shares of Common Stock outstanding prior to this offering	8,613,086 shares (as of July 25, 2024).

Shares of Common Stock outstanding after this offering

33,613,086 shares, assuming the sale of a total of 24,774,437 Purchase Shares and including the 225,563 Commitment Shares previously issued to New Circle. The actual number of Purchase Shares issued will vary depending upon the actual sales prices to New Circle pursuant to the Purchase Agreement.

Use of proceeds

We will not receive any proceeds from the resale of shares by the Selling Stockholder. We may receive up to $50.0 million in aggregate gross proceeds under the Purchase Agreement from sales of our Common Stock that we elect to make to New Circle pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. See “Use of Proceeds” on page 38 for additional information.

Risk factors

You should carefully read the “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Nasdaq symbol for our Common Stock	“LIDR.”

The number of shares of Common Stock to be outstanding immediately prior to and after this offering is based on 8,613,086 shares of Common Stock outstanding as of July 25, 2024, and excludes:

●

 144,287 shares of Common Stock issuable upon the exercise of outstanding options granted under 2014 US LADAR Inc. Equity Incentive Plan or the 2016 Stock Plan, with a weighted-average exercise price of $12.27 per share;

●	589,832 shares of Common Stock available for future issuance under our Amended and Restated AEye, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”);
●	701,598 shares of Common Stock underlying restricted stock units, or RSUs, granted pursuant to our 2016 Stock Plan or 2021 Equity Incentive Plan; and
●	319,443 shares of Common Stock issuable upon the exercise of outstanding public and private placement warrants to purchase Common Stock, with an exercise price of $301.17 per share.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

SUMMARY OF RISK FACTORS

As noted above, our business is subject to numerous risks and uncertainties, including those highlighted in this “Risk Factors” section that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in this “Risk Factors” section alone or in combination with other events or circumstances may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

●	We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses for at least the next several years.

●

We substantially rely on relationships with Tier 1 automotive suppliers and our business could be materially and adversely affected if we cannot establish or maintain relationships with one or more Tier 1 partners, or if we, through our relationship with various Tier 1 partners, are unable to obtain a sufficient number of design wins and successfully enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.

●

We will need to raise additional capital in order to execute our business plan and to respond to changing market conditions, which additional capital may not be available on terms acceptable to us, or at all.

●

If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in advanced driver-assistance systems, or ADAS, by any automotive OEMs or their suppliers, our business will be materially and adversely affected.

●

We heavily rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, our ability to control the costs of such components and raw materials is uncertain; moreover, regardless of cost, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain, could delay deliveries of our products to customers, and could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

●

Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.

●

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and expose us to product liability and other claims, thereby adversely affecting our operating costs.

●	Shareholder activism could cause us to incur significant expense, disrupt our business, result in a proxy contest or litigation, and impact our stock price.

Risks Related to Our Business and Industry

We are an early stage company with a history of losses and we expect to incur significant expenses and continuing losses for at least the next few years.

We have incurred net losses in each year since our inception. In the three months ended March 31, 2024 and 2023, we incurred net losses of approximately $10.2 million and $26.3 million, respectively. We expect that we will continue to incur significant losses through at least the next few years as we:

●	continue to utilize our third-party partners for design, testing and commercialization;

●

expand our operations and supply chain capabilities to produce our lidar components and systems, including costs associated with outsourcing the production which, in some instances, requires significant upfront payments by us;

●	expand our design, development, and commercialization;

●	build up inventories of parts and components for our lidar solutions; and

●	maintain a level of general and administrative spending to meet the requirements of operating as a public company.

As of March 31, 2024, we had an accumulated deficit of approximately $347.9 million. Even if we are able to increase sales or licensing of our products, there can be no assurance that we will be commercially successful. Since we will incur the costs and expenses from these efforts prior to receiving incremental revenues with respect thereto, our losses in future periods will be significant. In the past, design wins, the first step towards commercialization with a particular OEM, have taken longer than originally expected. Such delays, including delays that may occur in the future, will impact the timing of our revenue. If our products do not achieve sufficient market acceptance, we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses, we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.

Our business model for the Automotive market substantially relies on us maintaining a relationship with one or more Tier 1 automotive suppliers; our business could be materially and adversely affected if we are unable to establish or maintain a relationship with one or more Tier 1 automotive suppliers, or even if we establish and maintain a relationship with one or more Tier 1 automotive supplies, if such Tier 1 automotive suppliers are unable to obtain a sufficient number of design wins and enter into definitive agreements or other commercial arrangements with automotive OEMs with respect to such design wins.

Our business prospects in the Automotive market are substantially based on us establishing and maintaining a relationship with one or more Tier 1 automotive suppliers. In 2021, we entered into an agreement with a subsidiary of Continental AG, a well-established Tier 1 automotive supplier, pursuant to which Continental licensed from us the rights to manufacture and integrate our lidar solution into automotive OEM model lines through long-term series production contracts with automotive OEMs. In late 2023, Continental informed us that they intended to discontinue our joint lidar development program due to internal restructuring of their business model. Thereafter, we engaged LITEON as our new Tier 1 automotive partner and are actively working with LITEON to bring our products to the market. If we fail to establish or maintain relationships with one or more Tier 1 automotive suppliers, it may have a material and adverse effect on our business. There can be no assurance that we will be able to establish or maintain a relationship with any Tier 1 automotive supplier, or, even if we are successful in doing so, that the Tier 1 automotive suppliers will be in a position to secure orders for our product designs and software. If we are unable to maintain or progress our relationship with a Tier 1 automotive supplier, or if any Tier 1 automotive supplier is unable to secure a sufficient number of design wins and enter into definitive agreements or other commercial arrangements with automotive OEMs, then our business could be materially and adversely affected.

We will need to raise additional capital in order to execute our business plan and to respond to changing market conditions, which additional capital may not be available on terms acceptable to us, or at all.

We will need to raise additional capital either by issuing equity, debt, or a combination of the two, in order to respond to market timing delays, technological advancements, competition, competitive technologies, customer demands, business opportunities, other challenges, potential acquisitions, unforeseen circumstances, or other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such customers or partners. Despite the need for additional capital, we may not be able to timely secure additional debt or equity financing on favorable terms, or at all, especially given current market conditions where raising additional capital has proven particularly challenging. If we raise additional capital through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further our business relationships, our existing stockholders would likely experience dilution, which may be significant. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business and to respond to business challenges could be significantly limited.

Additionally, under current SEC regulations, if our public float is less than $75 million, and for so long as our public float remains less than $75 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements on Form S-3 is limited to an aggregate of one-third of our public float, which is referred to as the “baby shelf” rules.

As of the date of this prospectus, our public float is below $75 million. As such, we will be limited by the baby shelf rules until such time as our public float exceeds $75 million, which means we only have the capacity to sell shares up to one-third of our public float under shelf registration statements in any twelve-month period. If our public float decreases, the amount of securities we may sell under our Form S-3 shelf registration statement will also decrease. We will remain constrained by the baby shelf rules under our Form S-3 shelf registration statement until such time as our public float exceeds $75 million, at which time, the number of securities we may sell under a Form S-3 registration statement will no longer be limited by the baby shelf rules.

Any restructuring actions and cost reduction initiatives that we undertook, or may undertake in the future, may not deliver the results we expect, and these actions may adversely affect our business.

In 2023, we implemented multiple restructuring actions aimed at focusing the organization on the commercialization of our automotive products, while reducing fixed operating costs, including the elimination of our internal sales and marketing teams. Our capital light business model allows us to leverage one or more Tier 1 partners and their manufacturing capabilities, supply chains, OEM relationships, and sales teams to bring our products to market.  Our recent restructurings could result in disruptions to our operations and adversely affect our business and our ability to maintain or obtain additional Tier 1 partners. For example, we are actively working with our new Tier 1 partner to pursue multiple RFQ opportunities and if our restructuring actions impede our ability to win these awards, this could materially impact our business. In addition, we cannot be sure that the cost reduction initiatives will be successful in reducing our overall expenses to the extent anticipated, or that unexpected costs will not offset any such reductions or related initiatives. If our operating costs are higher than we expect, or if we do not maintain adequate control of our costs and expenses, our operating results could be materially and adversely affected.

Our financial results could vary significantly from quarter to quarter and are difficult to predict, particularly in light of the current economic environment, which in turn could cause volatility in our stock price.

Our quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of our operating results may not be meaningful. In particular, because our sales to date have primarily been to customers making purchases for their own R&D, sales in any given quarter can fluctuate based on the timing and success of our customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. This was particularly true for 2023, as we implemented significant cost-reduction measures making it more difficult for us to further reduce our operating expenses without a material adverse impact on our prospects in future periods. We have and may continue to incur significant or unanticipated expenses related to long-lived asset impairments, inventory write-downs, and one-time termination benefits to restructure our business. For example, in 2023, we impaired $9.9 million of long-lived assets, wrote down $8.6 million of inventory and other current assets, and incurred $3.3 million of one-time termination benefit costs, primarily relating to our decision to wind down our existing Industrial product line and reduce support for this end market until we have sufficient scale in the Automotive market, which is our largest and highest priority market.

Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control and may not fully reflect the underlying performance of our business. These fluctuations could adversely affect our ability to meet our expectations or those of securities analysts, ratings agencies, or investors. If we do not meet these expectations for any period, the value of our business and our securities, could decline significantly.

Factors that may cause these quarterly fluctuations include, without limitation:

●	the timing and magnitude of orders and shipments of our products in any quarter;

●	decreases in pricing we may adopt to drive market adoption or in response to competitive pressure;

●	our ability to retain our existing customers and strategic partners and attract new customers and strategic partners;

●	our ability to develop, introduce, manufacture, and ship, in a timely manner, products that meet customer requirements;

●	disruptions in our sales channels or termination of our relationships with important channel partners;

●	delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from us or our competitors;

●	the timing of charges related to impairments of long-lived assets;

●	non-routine write-downs of inventory;

●	one-time termination benefits and other restructuring costs;

●	fluctuations in demand for our products;

●	the mix of products sold or licensed by us in any given quarter;

●	the duration of the lingering effects of the global COVID-19 pandemic and the time it takes for economic recovery;

●	the duration or worsening of the military conflicts in Ukraine and the Middle East, and the time it will take for the economic recovery for such impact to occur;

●	the timing and rate of broader market adoption of ADAS or autonomous systems utilizing our solutions across the automotive and other market sectors;

●	the timing and scale of the market acceptance of lidar generally;

●	further technological advancements by our competitors and other market participants;

●	the ability of our customers and strategic partners to commercialize systems that incorporate our products;

●	any change in the competitive dynamics of our markets, including consolidation of competitors, regulatory developments, and new market entrants;

●	our ability to effectively manage or outsource management of our inventory;

●	changes in the source, cost, availability of, and regulations pertaining to components and materials we use in our products;

●	impact of foreign currency fluctuations;

●	adverse litigation, judgments, settlements, or other litigation-related costs, or claims that may give rise to such costs; and

●	general economic, industry, and market conditions, including trade disputes.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

We have been focused on developing our deterministic artificial intelligence-driven sensing system for vehicle autonomy, ADAS, and industrial applications since 2013. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter, which include our ability to:

●	develop and commercialize our products;

●	produce and deliver lidar and software products meeting acceptable performance metrics;

●	forecast our revenue and budget for and manage our expenses;

●	attract new customers and retain existing customers;

●	develop, obtain, or progress strategic partnerships;

●	comply with existing and new or modified laws and regulations applicable to our business;

●	plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to our current and future products;

●	anticipate and respond to macroeconomic changes as well as changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●

effectively manage our growth and business operations, including the lingering impacts of the COVID-19 pandemic on our business as well as other macroeconomic factors, such as the wars in Ukraine and in the Middle East;

●	develop and protect our intellectual property;

●	hire, integrate, and retain talented people at all levels of our organization; and

●	successfully develop new solutions to enhance the experience of customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as those predictions would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will continue to encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives or to achieve and maintain profitability.

We continue to make investments and implement initiatives designed to grow our business, including:

●	investing in R&D and commercialization;

●	further enhancing our manufacturing processes and partnerships;

●	protecting our intellectual property; and

●	investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.

These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses or to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate demand for our products at scale, if at all. Our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our products, if automotive original equipment manufacturers, or automotive OEMs, Tier 1 automotive suppliers, or other market participants change their view towards autonomous vehicles or ADAS technologies or strategies (as Continental did at the end of 2023), the failure of our customers to commercialize autonomous systems that include our solutions, our inability to effectively manage or outsource the management of our inventory, manufacturing, or contract manufacturing of products at scale, our inability to enter new markets or to help our customers adapt our products for new applications, or our failure to attract new customers or secure production orders from existing customers currently analyzing our solutions, or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in autonomous sensing, developments in ADAS and related technologies, the entry of competitive products, or the success of existing competitive products and services. For these reasons, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.

The market price and trading volume of our Common Stock may be volatile and could decline significantly.

The stock markets, including Nasdaq on which we list our shares of Common Stock, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for our Common Stock, the market price of our Common Stock may continue to be volatile and could decline significantly. Since December 6, 2022, our stock had closed below $1.00 per share. As previously disclosed, on January 20, 2023, we received notice from Nasdaq that we were no longer in compliance with the $1.00 per share minimum bid price requirement for continued listing on Nasdaq. Although the notification did not have an immediate impact on our Nasdaq listing, we were given a period of 180 calendar days, or until July 19, 2023, to regain compliance with the requirement. At our request, on July 20, 2023, Nasdaq granted to us a second and final 180 calendar day period to regain compliance, or until January 16, 2024. To ensure compliance with the minimum bid price requirement by January 16, 2024, we held a special meeting of stockholders on December 12, 2023, to consider and authorize our Board of Directors to effect a reverse stock split. At the special meeting, the Company’s stockholders authorized the Board to effect a reverse stock split, in the Board's discretion, within one year from the date of the special meeting, at one of ten ratios in multiples of five between and including one-for-five to one-for-fifty. Thereafter, the Board resolved to effect a reverse stock split of our issued Common Stock at a ratio of one-for-thirty (the "Reverse Stock Split"), and pursuant to that resolution, on December 26, 2023, we caused a Certificate of Amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to be filed with the Secretary of State of the State of Delaware. The Reverse Stock Split became effective upon the filing of the Certificate and our Common Stock began trading on a split-adjusted basis on The Nasdaq Capital Market at the opening of trading on December 27, 2023. Companies that implement a reverse stock split often see a materially negative impact on their stock price. In addition, since the Reverse Stock Split, and the resulting lower number of shares in our float, we have generally seen lower trading volumes in our stock. The trading volume of our Common Stock may fluctuate significantly for this or other reasons, which can have a significant impact on the price of our Common Stock. If the market price of our Common Stock declines significantly, you may be unable to resell your shares at an attractive price, or at all. We cannot assure you that the market price of our Common Stock will not fluctuate widely or decline significantly in the future.

Our business could be materially and adversely affected by the lingering impacts of the global COVID-19 pandemic or other epidemics and outbreaks.

The COVID-19 pandemic had disrupted and affected our business operations, which has led to business and supply chain disruptions. The lingering effects of the pandemic are likely to continue to disrupt our business and supply chain in the future. Given the unpredictable nature of COVID-19 and its variants, it is difficult, if not impossible, to predict, whether any government-imposed restrictions will be reimposed at previous levels or enhanced in one or more ways impacting our business operations or those of third parties upon which we rely. The lingering effects of the COVID-19 pandemic, including associated business interruptions and recovery, as well as other possible epidemics or outbreaks of other contagions could result in a material adverse impact on our business operations, or the business operations of our current or anticipated customers and suppliers, including the potential reduction or suspension of operations in the U.S. or other parts of the world. Our design and engineering operations, among others, cannot all be conducted remotely and often require on-site access to materials and equipment. We have customers, suppliers, and partners with international operations, and our customers, suppliers, and partners also depend on suppliers and manufacturers worldwide, which means that our business and prospects could be affected by the lingering effects of the COVID-19 pandemic anywhere in the world. Depending upon the duration of the lingering effects of the COVID-19 pandemic and the associated business interruptions, our customers, suppliers, manufacturers, and partners may suspend or delay their engagements with us. We and our customers’ and suppliers’ response to the lingering effects of the COVID-19 pandemic may prove to be inadequate and they may be unable to continue their respective operations in the manner they had prior to the outbreak or the worsening of the outbreak, and we may consequently endure interruptions, reputational harm, delays in our product development, and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. In addition, we cannot assure you as to the timing of the economic recovery given the lingering effects of the pandemic, which could have a material adverse effect on our target markets and our business.

If our deterministic artificial intelligence-driven sensing system is not selected for inclusion in ADAS technology by automotive OEMs or their suppliers, our business will be materially and adversely affected.

Automotive OEMs and their suppliers design and develop ADAS technology over several years. These automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products, such as our lidar products, because such products will function as part of a larger system or platform and must meet specifications that we do not control or dictate. We have spent, and will continue to spend, significant time and resources to have our products selected by automotive OEMs and their suppliers, which we refer to as a “design win.” In the case of autonomous driving and ADAS technology, a design win means our lidar product has been selected for use in a particular vehicle model or models. If we do not achieve a design win with respect to a particular vehicle model, we may not have an opportunity to supply our products to the automotive OEM or its supplier for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven years (or more). If our products are not selected by an automotive OEM or our suppliers for one vehicle model or if our products are not successful in that vehicle model, it is less likely that our product will be deployed in other vehicle models of that automotive OEM. If we fail to obtain design wins for a significant number of vehicle models from one or more automotive OEMs or their suppliers, our business, results of operations, and financial condition will be materially and adversely affected. Our business model for the Automotive market is based on our relationships with Tier 1 suppliers. If these relationships do not materialize, automotive OEMs may be less inclined to select our products for use in their vehicle models. The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Our forward-looking estimates of certain financial metrics may prove inaccurate.

We use various estimates in formulating our business plans. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates. These factors include, without limitation:

●	the extent to which we meet contractual terms and conditions;

●	the extent to which our technology is successfully integrated into our customers’ vehicles;

●	the timing of when our customers adopt our technology into their vehicles on a commercial basis which could be delayed for regulatory, safety, or reliability issues unrelated to our technology;

●	undetected or unknown errors, defects, or reliability issues in our hardware or software which could reduce the market adoption of our existing or new products;

●	loss of business with respect to, the failure or lack of commercial success of a vehicle model for which we are a significant supplier for reasons unrelated to our technology;

●	a decline, for any reason, in the production levels of our customers, particularly with respect to models which incorporate our technology;

●	customer cancellations of their contracts;

●	if our products are included as part of a vehicle option package, the extent to which end customers select it; and

●	other risk factors set forth in this prospectus.

The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate products like ours and confirm that they can integrate these products with other technologies before including them in any particular system, product, or model. The development cycles for our products with new customers varies widely depending on the application, market, customer, and the complexity of the product. In the Automotive market, for example, this development cycle can be five to seven years (or more). The development cycle in certain other markets can be months to one or two years (or more). These development cycles result in us investing our resources prior to realizing any revenue from commercialization. Further, we are subject to the risk that customers cancel or postpone implementation of our technology or our customers are unable to integrate our technology successfully into a larger system. If our customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. Further, our revenue could be less than forecasted if the system, product, or vehicle model that includes our lidar products is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations, and financial condition.

Our products require key components and critical raw materials and our inability to reduce and control the cost of such components and raw materials could negatively impact the adoption of our products and accordingly, our financial condition and operating results.

The production of our components is dependent on sourcing certain key components and raw materials at acceptable price levels. We have experienced, and may continue to experience, supply chain-induced shortages of key components, leading to a scarcity of such components, a limited availability of such components at greatly inflated prices, or both. If we or our licensees or contract manufacturers are unable to adequately reduce and control the costs of such key components, we or they will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and have an adverse effect on our brand, business, prospects, financial condition, and operating results.

Continued pricing pressures, automotive OEM and Tier 1 supplier cost reduction initiatives, and the ability of automotive OEMs and Tier 1 suppliers to source alternatives or cancel vehicle or technology programs may result in lower than anticipated revenues, or cause substantial losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers may result in continued downward pressure on pricing. Our agreements and partnerships with automotive OEMs and Tier 1 suppliers may require step-downs in pricing over the term of the agreement or partnership, or if commercialized, over the period of production. In addition, our automotive OEM and Tier 1 suppliers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price concessions. Automotive OEMs and Tier 1 suppliers also possess significant leverage over their suppliers, including us, because the automotive component supply industry is highly competitive, serves a limited number of customers, and has a high fixed cost base. See also the risk factor entitled, “We operate in a highly competitive market involving emerging technology. We compete against a number of competitors, some of whom have substantially greater resources than us,” below.

Automotive OEMs, like many manufacturers, are price sensitive to components used in their end products. We and our Tier 1 suppliers are sensitive to the cost we quote to such automotive OEMs to mitigate the risk of being eliminated from contention based solely on price. Despite our efforts, and the efforts of our Tier 1 suppliers, to reduce the overall cost of our products, we are not always able to achieve the cost targets we are seeking. The inability to reach our cost targets could have a material adverse impact on our ability to gain market acceptance for our products, regardless of the ability of our products to achieve the automotive OEMs' specifications.

Accordingly, we expect to be subject to substantial and continuing pricing pressure from automotive OEMs, Tier 1 suppliers, and lidar competitors, which may impact the revenue we receive from licensing our product designs or selling our products. It is possible that pricing pressures beyond our expectations could intensify as automotive OEMs, Tier 1 suppliers, and lidar competitors pursue restructuring, consolidation, and cost-cutting initiatives. If we are unable to identify sufficient design cost savings to meet the expectations of automotive OEMs and Tier 1 suppliers, our revenue and profitability would be adversely affected.

We expect to continue investing in R&D and commercializing new products, albeit at a reduced amount compared to prior years, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, achieving volume-based component price reductions, and introducing new products that achieve market acceptance. We expect to continue to incur R&D costs as part of our efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Our R&D expenses were approximately $4.5 million and $9.4 million during the three months ended March 31, 2024 and 2023, respectively, and may increase in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Further, our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue, or become profitable.

Although we believe that lidar is an essential technology for autonomous vehicles and other emerging applications, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or adoption is deferred, or otherwise develops more slowly than we expect, our business will be adversely affected.

While our artificial intelligence-driven lidar-based sensing system can be applied to different use cases across end markets, approximately 0% and 81% of our revenue during the three months ended March 31, 2024, and 2023, respectively, was generated from automotive applications with few customers in the aerospace, delivery, shuttle, railway, mining, and aviation sectors. Despite the fact that the automotive industry has expended considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles on a time frame that matches our expectations, or at all. We have experienced a number of instances where potential automotive OEMs have delayed their programs for the inclusion of lidar in their end products. We continually study emerging and competing sensing technologies and methodologies, and we may incorporate new sensing technologies to our product portfolio over time. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technologies, including a combination of technologies, will achieve acceptance or leadership in the ADAS and autonomous driving space. Even if lidar products are used in initial generations of autonomous driving technology and ADAS products, we cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. The speed of market adoption and growth for ADAS or autonomous vehicles is difficult, if not impossible, to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the lingering effects of the COVID-19 pandemic and other macroeconomic factors. Although we currently believe we have a differentiated market leading technology for the autonomous vehicle market, by the time mass market adoption of autonomous vehicle technology is achieved, we expect competition among providers of sensing technology based on lidar and other modalities to increase substantially. If, by the time autonomous vehicle technology achieves mass market adoption, commercialization of lidar products is not successful, or not as successful as we or the market expects, or if other sensing modalities gain acceptance by developers of ADAS products, automotive OEMs, regulators, safety organizations, or other market participants, our business, results of operations, and financial condition will be materially and adversely affected.

Over the longer term, we believe that our overall revenue growth, if any, will depend in part on our ability to expand within new markets such as aerospace and defense, shuttle, delivery vehicle, drone, railway, intelligent transport, mining and other markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires that we expend our resources to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for lidar technology is relatively new, rapidly developing, and unproven in many markets or industries. Many of our prospective customers are still in the testing and development phases and we cannot be certain that they will commercialize products or systems with our lidar products, or at all. We cannot be certain that lidar will be sold into these markets, or that lidar will be sold into any markets at scale. Adoption of lidar products, including our products, will depend on numerous factors, including whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits associated with designing lidar into larger sensing systems outweighs the costs, complexity, and time needed to deploy such technology or replace or modify existing systems that may have used other modalities, such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as us can keep pace with the expected rapid technological change in certain developing markets, and the global response to the lingering effects of the COVID-19 pandemic, and other macroeconomic factors, and the length of any associated economic recovery. If lidar technology does not achieve commercial success, or if adoption of lidar is deferred or the market otherwise develops at a pace slower than we expect, our business, results of operations, and financial condition will be materially and adversely affected.

We may experience difficulties in managing our growth and expanding our operations.

Over the long term, we may experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial, and management controls, legal and compliance programs, and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems, and procedures, which could have an adverse effect on our business, reputation, and financial results.

We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, longer than anticipated lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.

Most of the components that go into the manufacturing of our solutions are sourced from third-party suppliers. To date, we have produced our products in relatively limited quantities for use in R&D programs. Although we do not have any experience in managing our supply chain to manufacture and deliver our products at scale, our future success will depend on our ability to do so. Some of the key components used to manufacture our products come from limited or single source suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products.

As we rely on a global supply chain, the lingering effects of the COVID-19 pandemic, other epidemics and outbreaks, should they materialize, and other macroeconomic factors may adversely affect our ability to source components in a timely or cost-effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. For example, our products depend on lasers. Any shortage in the availability of these lasers could materially and adversely affect our ability to manufacture our solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. While we have entered into agreements with some suppliers for the supply of certain components at set prices, such quantities are limited given we are not yet producing at scale. Therefore, we have in the past experienced, and may in the future experience, component shortages and significant price fluctuations of key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future, which could be exacerbated by employee retention issues at any of our suppliers. In the event of a component shortage, supply interruption, or a material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner, or at all, especially in the case of sole or limited source items. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and partners and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before we are able to do so such that we will be required to absorb some or all of the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of our products.

We may face risks associated with our reliance on certain deterministic artificial intelligence and machine learning models.

We rely on deterministic artificial intelligence and machine learning models in the development of our solutions for vehicle autonomy, ADAS, and industrial applications. The models that we use are developed or trained using various data sets. If the models are incorrectly designed, the data we use to train them is incomplete, inadequate, or biased in some way, or if we do not have sufficient rights to use the data on which our models rely, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws, third-party privacy or other rights, or contracts to which we are a party.

Our outsourced manufacturing business model for the industrial market may not be successful, which could harm our ability to deliver products and recognize revenue in the industrial market.

In the fourth quarter of 2023, we made the decision to wind down our existing industrial product and we will curtail support for this end market until we have achieved sufficient scale in our automotive products, which we believe represents our largest market opportunity. If we fail to achieve sufficient scale in our automotive products, we may not be in a position to reenter the Industrial market in the time frame we expect, or at all. Our manufacturing strategy for the industrial market had been focused on outsourcing volume manufacturing to contract manufacturers while maintaining the design, engineering, prototyping, testing, and pilot manufacturing in-house at our facility in Pleasanton, California.

Reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs, and product supply and timing. We may experience delays in shipments or issues concerning product quality from our third-party manufacturers. If any of our third-party manufacturers experience interruptions, delays, or disruptions in supplying our products, including by natural disasters, the lingering effects of the global COVID-19 pandemic, or if other epidemics or outbreaks of other contagions materialize, increased military conflict, especially in Ukraine and the Middle East, or work stoppages or capacity constraints, our ability to ship products would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of our third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer or regulatory requirements, we could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our channel partners. If our third-party manufacturers experience financial, operational, manufacturing capacity, or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers, and we may be required to redesign our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers or designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries, and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.

Recently, we have expanded our licensing approach to the industrial market in China.  Given this is a new business strategy, there is no guarantee that this will be successful or be effective at mitigating the risks associated with our outsourced manufacturing business model.

We, our outsourcing partners, and our suppliers rely on complex machinery for production of our lidar solutions, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, our outsourcing partners, and our suppliers rely on complex machinery for the production, assembly, and installation of our lidar solutions, which involve a significant degree of uncertainty and risk in terms of operational performance and maintenance costs. In addition, the cost to procure such machinery can be significant and, in certain instances, such costs will be paid by us. Our limited in-house production facility, and the facilities of our outsourcing partners and suppliers, consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fires, seismic activity, and other natural and manufactured disasters. Should such operational risks materialize, it may result in personal injury to or death of workers, loss of production equipment, damage to production facilities, monetary losses, delays, and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, some of which may be the responsibility of our outsourcing partners and suppliers, but could have a material adverse effect on our business, prospects, financial condition, or operating results.

Our sales and operations in international markets expose us to associated operational, financial, and regulatory risks.

Sales to international customers accounted for 25% and 14% of our revenue during the three months ended March 31, 2024 and 2023, respectively. .  In May of 2024, we announced that we have partnered with Accelight Technologies, Inc. and LighTekton Co., Ltd. to deliver our lidar solutions to the China market, specifically focused on autonomous trucking and railway, as the market in China appears to be ahead of the rest of the world in lidar adoption. However, we have not previously sold into the China market and our partners, although they regularly conduct business in China, do not have experience in the lidar market.  There is also significant competition in China from local lidar manufacturers.  We can provide no assurances that we will be successful in the China lidar market.

In general, international operations are subject to a number of other risks, including:

●	exchange rate fluctuations;

●	political and economic instability, international terrorism, and anti-American sentiment, particularly in emerging markets;

●	global or regional health crises, such as the lingering effects of the COVID-19 pandemic or other epidemics or outbreaks of other contagions;

●	increasing military conflicts in Ukraine and the Middle East;

●	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

●	preference for locally branded products, and laws and business practices favoring local competition;

●	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

●	increased difficulty in managing inventory;

●	delayed revenue recognition;

●	the potential for less effective protection of intellectual property;

●

stringent regulation of autonomous driving or other systems or products using our products and stringent consumer protection and product compliance regulations, including, but not limited, to the General Data Protection Regulation, or GDPR in the European Union, European competition law, the Restriction of Hazardous Substances Directive, or RoHS, the Waste Electrical and Electronic Equipment Directive, or WEEE, and the European Ecodesign Directive, all of which are costly to comply with and may vary from country to country;

●	difficulties and costs of staffing and managing foreign operations;

●	import and export laws and the impact of tariffs;

●	changes in local tax and customs duty laws or changes in the enforcement, application, or interpretation of such laws; and

●	the U.S. government’s restrictions on technology transfers to certain countries.

The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results, and financial condition.

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in our hardware or software which could reduce the market adoption of our products, damage our reputation with current or prospective customers, expose us to product liability and other claims, and thereby adversely affect our operating costs.

Our products are highly technical, very complex, and require high standards to manufacture. Our products have in the past experienced, and will likely in the future experience, defects, errors, or reliability issues at various stages of development, production, and use. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen, or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects, or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of the technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity, and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized, and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair, or replacement costs. These problems may also result in claims, including class actions, against us. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products thereafter, which could adversely affect our ability to retain existing customers and attract new customers, and could adversely affect our financial results.

Our products are intended to be combined with third-party hardware and software as part of a larger system. These larger systems are also highly technical, complex, and require high standards to manufacture. The third-party components incorporated into these larger systems, have been and will be subject to defects, errors, and reliability issues during development, production, and use. Should these third-party components, in which our products are intended to be combined with, fail or require action to correct defects or errors, it would likely delay the sale of the larger system in which our products are to be incorporated, thereby adversely affecting our financial results. As the production of third-party components are largely outside of our control, we are subject to such third parties investing sufficient time and resources to manufacture their products without minimal defects. For example, if a third-party reseller intended to overlay perception software on our product prior to resale, but such perception software contained defects or errors such that it could not be introduced into the market, the sales of our products would be delayed or cancelled, thereby adversely affecting our financial results.

In addition, we could face material legal claims for breach of contract, product liability, fraud, tort, or breach of warranty as a result. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, any insurance coverage we may have could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms, or at all. These product-related issues could result in claims against us and our business could be adversely affected.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect our business and operating results.

Our customers intend to use our solutions in autonomous driving and ADAS applications; the operation of motor vehicles, even with our solutions embedded, presents the risk of significant injury, including fatalities. We may be subject to claims if a product using our lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products, autonomous driving, or certain other ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products, increase the liability associated with the use of our products, or regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results, or financial condition.

Suppliers to automotive OEMs may require that we provide a warranty, either directly or indirectly, on our products, including our embedded software. The occurrence of any material defects in our products during the warranty period could make us liable for damages and warranty claims. In addition, we could incur significant costs to correct any defects, warranty claims, or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy, and distracting, and adversely affect our business and operating results.

If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, including write-downs related to obsolete or excess items, which could negatively affect our operating results.

To ensure adequate inventory, we must forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturing partners, and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows, and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the accuracy of the forecasts that we receive from our customers, the rapidly changing nature of the autonomous driving and ADAS markets in which we operate, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, the lingering effects of the COVID-19 pandemic, other epidemics or outbreaks of other contagions, should they materialize, any work stoppages or interruptions, unanticipated changes in general market conditions, and the general weakening of economic conditions or consumer confidence, which may be exacerbated by the on-going military actions in Ukraine and the Middle East. If our lidar products are commercialized in autonomous driving and ADAS applications, both of which are experiencing rapid growth in demand, we may face challenges acquiring adequate supplies to manufacture our products and/or we and our manufacturing partners may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our revenue. This risk may be enhanced by the fact that we may not carry or be able to obtain for our manufacturing partners a significant level of inventory to satisfy short-term increases in demand. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available-for-sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. In the past, including in the fourth quarter of 2023, we took inventory write-downs for obsolete and excess components associated with our decision to wind down our industrial product line. Conversely, if we underestimate customer demand for our products, we, or our manufacturing partners, may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships, and adversely affect our revenue and operating results.

The average selling prices of our products or our fees or royalties from technology licenses could decrease rapidly over the life of the product or license term, which may negatively affect our revenue and gross margin.

We may experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance or due to competitive pressures. In order to sell products that have a falling average unit selling price and maintain margins at the same time, we will need to continually reduce product and manufacturing costs. To manage manufacturing costs, we and our Tier 1 partners must continually engineer the most cost-effective design for our products. In addition, we continuously drive initiatives to reduce assembly cost, improve efficiency, reduce the cost of materials, use fewer materials, and further lower overall product costs by carefully managing component prices, inventory, and shipping costs. We also need to continually introduce new and competitive products in order to maintain our overall gross margin. We may also experience declines in fees or royalties from licensing our technology as customers reduce the prices of products incorporating our licensed technology in order to achieve market acceptance or due to competitive pressures. If we are unable to manage the cost structure of our products, successfully introduce new products with higher gross margins, and develop new technology that we can license at attractive royalty rates, our revenue and overall gross margin would likely decline.

Adverse conditions in the automotive industry or downturns in domestic or global economic conditions, or other macroeconomic factors more generally, could have adverse effects on our results of operations.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automotive industry and the global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates (which have recently seen significant increases) and credit availability, changes in inflation rates(which the U.S. has recently experienced), consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks, which may impact our ability to raise additional capital in the future. The March 2023 failure of Silicon Valley Bank and its potential near- and long-term effects on the technology industry and its participants such as our vendors, suppliers, and investors, may also adversely affect our operations and stock price. In addition, the recent outbreak of hostilities between Russia and Ukraine, the war in the Middle East, and global reactions thereto have increased U.S. domestic and global energy prices. Oil supply disruptions related to the Russia-Ukraine conflict, and sanctions and other measures taken by the U.S. and its allies, could lead to higher costs for gas, food, and goods in the U.S. and exacerbate the inflationary pressures on the economy, with potentially adverse impacts on our customers and on our business, results of operations, and financial condition. Moreover, certain raw materials needed to produce components that are incorporated into our products, and the products of our customers, are primarily derived in the region in which the Russia-Ukraine conflict is occurring. The longer the Russia-Ukraine conflict continues and the more damage to Ukrainian infrastructure that occurs, the greater the impact could be on the supply of such raw materials, and the failure to have access to such raw materials could have an adverse effect on our business and results of operations. In addition, the Cybersecurity and Infrastructure Security Agency, or CISA, has warned all organizations in the U.S. to be on guard against possible cyber attacks coming from Russia which has the potential to disrupt business operations, limit access to essential services, and threaten public safety.

Automotive production and sales can also be affected by our automotive OEM and Tier 1 supplier customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors, such as the unavailability of unrelated components in the assembly of automobiles, an example of which is the shortage of semiconductors necessary for automobile production. The volume of automotive production in North America, Europe, and the rest of the world has fluctuated, sometimes significantly, from year to year, and we expect such fluctuations to give rise to fluctuations in the demand for our products and licenses of our technology. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by our automotive OEM and Tier 1 supplier customers and could have a material adverse effect on our business, results of operations, and financial condition.

Customers with which we enter into supply agreements may require changes to our products or may be subject to renegotiation or termination in a short time period, which would materially and adversely affect our business.

If we and our partners are able to secure design wins so that our solutions are included in autonomous driving and ADAS products, we expect that we, or our Tier 1 partners will enter into supply agreements with that customer. Market practice dictates that these supply agreements typically require us to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These arrangements can have short terms, be subject to renegotiation, or may be reduced or otherwise terminated, the occurrence of any of which may affect product pricing and future profitability. Therefore, even if we are successful in obtaining design wins, and we or our Tier 1 partners are able to enter into definitive agreements with OEMs, and the systems into which our products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which we are a significant supplier could mean that the expected sales of our products will not materialize, materially and adversely affecting our business.

Since many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require the utilization of complex technology. Because these systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components not being ready to be deployed in automobiles. We are in the process of developing necessary relationships with commercial partners which may not result in the commercialization of our technology immediately, or at all. Regulatory, safety, or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in emerging market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of these markets. If demand does not develop or if we cannot accurately forecast customer demand, the size or timing of our markets, inventory requirements, or our future financial results, our business, results of operations, and financial condition will be adversely affected.

We currently have and target many customers that are large corporations with substantial negotiating power, exacting product standards, and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.

Many of our current and potential customers are large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resources. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these potential customers or if these potential customers develop or acquire competitive technology, it will have an adverse effect on our business.

Our business could be materially and adversely affected if we lost any of our large customers or strategic partners, if their demand for our products declined due to factors outside of our control, including component shortages (whether related to our products or otherwise) that impact our customers’ overall production plans or product development plans, or if our customers were unable to pay their invoices.

Although we have and continue to pursue a broad customer base, we are dependent on a collection of customer relationships which are currently in development with strong purchasing power. For the three months ended March 31, 2024 and 2023, Continental AG accounted for approximately 0% and 81% of our revenue, respectively. At the end of 2023, Continental informed us of their decision to end our existing arrangement as our Tier 1 partner. The loss of business from any of our major customers (whether by lower overall demand for our products, component shortages that impact our customers’ production plans or product development plans, cancellation of existing contracts or product orders, or the failure to design in our products, or an award of initial or new business) could have a material adverse effect on our business.

To the extent autonomous vehicle and ADAS become accepted by major automotive OEMs, we expect that we will rely increasingly for our revenue on Tier 1 suppliers through which automotive OEMs procure components. We expect that these Tier 1 suppliers will be responsible for certain hardware and software configuration activities specific to each automotive OEM, and they may not exclusively carry our solutions.

There is also a risk that one or more of our major customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If our customers face financial difficulties, they may also cancel current or future product programs that could materially and adversely impact our financial results. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to a stay and the possibility of modifications, we could be forced to record a substantial loss.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts within our industry or we are subject to negative publicity, then our financial condition, operating results, business prospects, and access to capital may suffer materially.

Customers may be less likely to purchase our lidar solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies, and others in our products, long-term financial viability, and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, our ability to continue to raise funding for ourselves until we reach profitability, customer familiarity with our lidar solutions, any delays in scaling production, delivery, and service operations to meet demand, competition, uncertainty regarding the future of autonomous vehicles, and our production and sales performance compared with market expectations.

Our investments in educating our customers and potential customers about the advantages of lidar and our applications may not result in sales of our products.

Educating our prospective customers, and to a lesser extent, our existing customers, about lidar, our advantages over other sensing technologies, and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar, or a competitor’s lidar products, they may be reluctant to adopt lidar in general or specifically our products. Adverse statements about lidar by influential market participants may also deter adoption. Some of our competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar generally, or our solutions specifically. Our efforts to educate potential customers and the market generally, and to counter any adverse statements made by competitors or other market participants, will require significant financial and personnel resources. These educational efforts may not be successful, and we may not be in a position to offset the costs of such efforts with revenue from new customers. If we are unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, our financial condition will be adversely affected.

We operate in a highly competitive market involving emerging technology. We compete against a number of competitors, some of whom have substantially greater resources than us.

The markets for sensing technology applicable to autonomous solutions across numerous industries are highly competitive. Our future success will depend on our ability to achieve a leadership position in our targeted markets by continuing to develop, and protect from infringement, advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Our competitors compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technologies. Our current and future competitors may enjoy competitive advantages, such as greater name recognition, established relationships, or existing contracts with Tier 1 suppliers and/or OEMs, and substantially greater financial, technical, and other resources. We face competition from a number of sources including camera and radar companies, other developers of lidar products, Tier 1 suppliers, and other technology and automotive supply companies. In the Automotive market, our competitors have commercialized both lidar and non-lidar-based ADAS technology that has achieved market adoption, strong brand recognition, and is expected to improve over time. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, and have substantial financial, marketing, R&D, and other resources. Some of our customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with our solutions. We do not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, our competitors seek to develop new sensing applications across industries. Even in these emerging markets, we face substantial competition from numerous competitors seeking to prove the value of their technology.

Additionally, competition may result in pricing pressure and reduced margins, and may impede our ability to secure design wins, successfully enter into definitive agreements or other commercial arrangements, or successfully commercialize our products at scale, which may prevent us from achieving our projected market share. In particular, our competitors have in the past offered, and may in the future offer, their products and services on terms that we and/or our Tier 1 partners are unwilling to match, or our competitors could introduce new products with competitive price and performance characteristics, which may adversely affect our market share.

The markets in which we compete are characterized by rapid technological change, which requires us to continue to develop new products and product innovations, and could adversely affect market adoption of our products.

While we intend to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology and lidar, and the markets for these products, including the ADAS and autonomous driving space, could adversely affect adoption of lidar and/or our products, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. We cannot guarantee that such new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative sources of supply. In addition, to date, we have focused on the delivery of our solutions to R&D programs in which developers are investing substantial capital to develop new systems that incorporate our solutions. Our future success relies heavily on the outcome of the R&D efforts by these customers. As autonomous technology reaches the stage of large-scale commercialization, we will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives, or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase our competitors’ products or turn to alternative sensing technologies.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with alternatives, our products will lose market share, our revenue will decline, we will experience operating losses, and our business and prospects will be adversely affected.

Developments in alternative technologies may adversely affect the demand for our technology.

Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition, and operating results in ways we do not currently anticipate. Existing and future camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our lidar solutions, decreased revenue, and a loss of market share to competitors (or a failure to increase revenue and/or market share). Our R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, we plan to upgrade or adapt our lidar solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing lidar solutions.

The New Circle Purchase Agreement contains contractual limitations that may not allow us to draw all of the $50 million committed under the Purchase Agreement and to the extent we do draw under the Purchase Agreement, existing stockholders will be diluted.

On July 25, 2024, we entered into the Purchase Agreement with New Circle Principal Investments LLC, or New Circle, pursuant to which New Circle committed to purchase, subject to certain limitations, up to $50 million of our Common Stock should we elect to sell our Common Stock to them. Before the obligation to purchase any of our Common Stock arises, we must file and secure the effectiveness of this resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to any shares New Circle may purchase at our request. Should we be eligible to do so and decide to sell our Common Stock to New Circle, existing stockholders at such time will experience dilution of their interest in us, which dilution will be heightened if the price at which we sell Common Stock is low, as there is no minimum price at which we can sell our Common Stock under the Purchase Agreement.  Under the Purchase Agreement, we can only sell to New Circle up to 1,721,755 shares of our Common Stock, which is equal to 19.99% of the shares of the Company’s Common Stock outstanding as of the date of the Purchase Agreement, unless we first obtain stockholder approval or the average purchase price per share paid by New Circle exceeds the lower of the closing price on the execution date of the Purchase Agreement, or the average closing prices for our Common Stock during the 5-trading day period immediately preceding the execution of the Purchase Agreement. Moreover, we may not issue shares to New Circle whereby they would own more than 4.99% of our outstanding shares at any one time, which at July 25, 2024, was 429,792 shares. At values below $2.00 per share, we would likely not be in a position to realize the full commitment of $50 million under the Purchase Agreement and existing stockholders would experience significant dilution. Therefore, the actual number of shares we will be able to sell to New Circle, the amount of dilution our stockholders will experience upon the sale of our Common Stock under the Purchase Agreement, and the total proceeds that we will derive from such sales, cannot be determined at this time.

If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC are recorded, processed, summarized, and reported within the time periods specified in the rules of and on the forms required by the SEC, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

Our current controls, and any new controls that we develop, may be inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations, and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in the periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and a lack of internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. If our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our Common Stock could decline.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results.

A significant portion of the components used in our products are manufactured abroad, which subjects us to various international risks and costs, including foreign trade issues, currency exchange rate fluctuations, shipment delays, supply chain disruptions, and political instability, any of which could adversely affect our business and financial condition.

Most of our products, and the components thereof, are manufactured abroad. Relying on foreign-produced products subjects us to risks relating to changes in import duties, quotas, the potential for introduction of U.S. taxes on imported goods, the potential loss of “most favored nation” status with the U.S., and freight cost increases, as well as economic and political uncertainties. We may also experience shipment delays caused by shipping port constraints, labor strikes, work stoppages, acts of war, including the current conflicts in Ukraine and in the Middle East, and terrorism, or other supply chain disruptions, including those caused by extreme weather, natural disasters, and pandemics or other public health concerns. Specifically, the lingering effects of the COVID-19 pandemic has caused delays in the manufacturing and shipping of our products and the associated raw materials. To the extent the lingering effects of the COVID-19 pandemic results in continuation or worsening of manufacturing and shipping delays and constraints, our suppliers will continue to have challenges obtaining the materials necessary for the production of our products.

If any of these or other factors, including trade tensions between the U.S. and other nations, including China and Russia, as a result of the war in Ukraine or otherwise, were to cause a disruption of trade from other countries, and in particular, Taiwan, our ability to source products, components, or raw materials could be adversely affected. We may need to seek alternative suppliers or vendors, which may not be available, or make changes to our operations, any of which could have a material adverse effect on our business, results of operations, or financial condition. Also, the prices charged by foreign manufacturers for production or the acquisition of raw materials or components, may be affected by the fluctuation of their local currency against the U.S. dollar, which could cause the cost of our products to increase and negatively impact our business. In addition, if the supply of components for our products becomes more limited than we anticipated, competition to acquire the limited supply of components will drive prices higher than planned, negatively impacting our cash flows and gross margins.

Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.

Factors that could materially affect our future effective tax rates include, but are not limited, to:

●	changes in tax laws (including tax rates) or the regulatory environment;

●	changes in accounting and tax standards or practices;

●	changes in the composition of operating income by tax jurisdiction; and

●	our operating results before taxes.

Because we do not have a long history of operating at our present scale and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017, or the Tax Act, was signed into law making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income, or GILTI, and base erosion and anti-abuse tax, or BEAT. The new legislation had no effect on our 2023 or 2022 provision for income taxes because we generated net tax losses and offset our deferred tax assets on the consolidated balance sheets with a full valuation allowance due to our current loss position and forecasted losses for the near future. The overall impact of this tax reform is uncertain, and our business and financial condition, including with respect to our non-U.S. operations, could be adversely affected.

In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes. State legislatures have generally not responded to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to our global tax position and materially and adversely affect our business, results of operations, and financial condition. Additionally, the Internal Revenue Service, or IRS, and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our future intercompany charges, cross-jurisdictional transfer pricing, or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2023, we had approximately $248 million of U.S. federal, and approximately $203 million of state net operating loss carryforwards available to reduce future taxable income. Of the approximately $248 million in U.S. federal operating loss carryforwards, approximately $236 million will be carried forward indefinitely for U.S. federal tax purposes and approximately $12 million will begin to expire in 2033. All of our U.S. state net operating loss carryforwards will begin to expire in 2029. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration, or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use our pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset our post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.

We are highly dependent on the services of our executive officers.

We are highly dependent on our executive officers, in particular, Matthew Fisch, our Chief Executive Officer, Andrew S. Hughes, our General Counsel, and Conor Tierney, our Chief Financial Officer. The loss of any of our executive officers or other senior executives could adversely affect our business because the loss could make it more difficult to, among other things, compete with other market participants, continue to develop innovative product designs, and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to any of our executive officers or senior executives may adversely affect our brand, relationship with customers, or standing in the industry. In the past, we have lost the services of some of our executive officers for various reasons, including the departure of Luis C. Dussan as of November 15, 2023, who, until that time, was our Chief Technology Officer and Chief Product Strategist, but continues as a member of our Board of Directors, and T.R. Ramachandran, who resigned, effective April 5, 2024, as our Chief Operating Officer.

Our business depends substantially on the efforts of our executive officers and highly skilled personnel, and our operations may be severely disrupted if we lost their services.

Competition for highly skilled personnel is often intense, especially in the San Francisco Bay Area, where we are headquartered, and we may incur significant costs to attract the highly skilled personnel we require. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications, especially those with engineering skills. Our ability to attract and retain the highly skilled personnel we require has been further hampered by the overall reductions in personnel we have implemented, which places more responsibility on fewer individuals, our focus on cash conservation, which has limited our ability to provide increases in compensation, and the decline in our stock price, which has decreased the retention value of the stock awards we have made to our employees. In addition, our equity plan is not well funded. We asked stockholders to approve an increase in the number of shares issuable under our equity plan at the 2024 annual meeting of stockholders. Our stockholders failed to approve the additional shares, therefore we have been unable to issue sufficient equity to our employees, thereby decreasing our ability to retain them. Even if stockholders had approved the additional shares, the retention value of such shares may have been insufficient to adequately retain some or all of our employees. Moreover, with the personnel reductions we have implemented, it may create, in some instances, single points of failure, such that if certain individuals voluntarily resign from the Company, it may adversely impact, or significantly delay, our ability to bring our products to market, which would severely impact our operations and have an adverse impact on our business prospects.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity or our equity awards decline, which has occurred in the past and may continue into the future, it may adversely affect our ability to retain highly skilled employees. If we fail to attract new personnel or we fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

Our business is subject to the risks of earthquakes, fires, floods, and other natural catastrophic events, pandemics, and interruptions by manufactured events, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane, or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the lingering effects of the COVID-19 pandemic, could have an adverse effect on our business and operating results. The lingering effects of the COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability, and our ability to raise additional capital in the future. Our corporate headquarters and major operations are located in the San Francisco Bay Area of California, which experienced, and could experience again, a high number of COVID-19 pandemic cases and is also a region known for significant seismic activity. In addition, natural disasters, acts of terrorism, or war could cause disruptions in our operations, our or our customers’ or channel partners’ businesses, our suppliers’ businesses, or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by manufactured events, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our suppliers have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver components, or the deployment of our products, our business, operating results, and financial condition would be adversely affected.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide services we may implement in the future.

We may, in the future, include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunication failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse, or other attempts to harm our systems. We primarily utilize reputable third-party service providers and vendors for our data, including among other things, financial data, human resources data, manufacturing and production data, sales data, and electronic mail, other than for our source code and related materials that are managed internally. These third-party providers could also be vulnerable to issues similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business. In addition, our future in-vehicle services and functionality, if developed and deployed, are expected to be highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

We, as well as our suppliers and partners, are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our lidar solutions, and the data processed by those solutions, and any material failure, weakness, interruption, cyber event, incident, or breach of security could adversely affect our business by causing a disruption of our operations, a compromise or corruption of our confidential or other business-critical information, and/or damage our business relationships, all of which could negatively impact our business financial condition, and operating results.

We are at risk for interruptions, outages, and breaches of our operational systems, including our business, financial, accounting, product development, and production processes, owned by us, our suppliers or our partners; our facility security systems, owned by us, our suppliers, or our partners; our in-product technology owned by us, our suppliers or our partners; the integrated software in our lidar solutions; or the data that we process or our suppliers process on our behalf. In mid-2022, our previous partner, Continental, experienced a cyberattack in which data was improperly taken from their servers. To date, Continental has not notified us that any data belonging to us was compromised. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our third-party vendors for purposes of misappropriating assets, stealing confidential information, corrupting data, or causing operational disruption. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of employees, suppliers, or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent), or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption, and other security defenses, including hacking, fraud, trickery, phishing, or other forms of deception. The risks of a cybersecurity breach against companies based in the U.S., like us, may be enhanced as a byproduct of the on-going war in Ukraine, or by state-sponsored actors, primarily located in, or sponsored by, China, Russia or North Korea. Despite careful security and controls design, our information technology systems and the systems used by our third-party vendors, may be subject to security breaches and cyberattacks the result of which could include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, and damage to business relationships.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Continental, for example, failed to provide notice of the mid-2022 breach to us for about one month. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches, and other cyber incidents, such measures will require continual updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent, or mitigate cyber incidents. The implementation, maintenance, segregation, and improvement of these systems requires significant management time, support, and cost. Moreover, there are inherent risks associated with developing, improving, expanding, and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain, and sales and service processes. These risks may affect our ability to manage our data and inventory; procure parts or supplies; produce, sell, deliver, or service our solutions; adequately protect our intellectual property; or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations, and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained, or expanded as planned. If we do not successfully implement, maintain, or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. We have implemented processes, procedures, and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations, or confidential information will not be negatively impacted by such an incident. Further, the remote working conditions resulting from the cultural shifts during and after the COVID-19 pandemic have heightened our vulnerability to a cybersecurity risk or incident.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties, or subject us to regulatory actions and litigation, any of which could materially affect our business, prospects, financial condition, and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Our cash and cash equivalents could be adversely affected if the financial institutions in which we hold our cash and cash equivalents fail.

We regularly maintain cash balances at third-party financial institutions, including Silicon Valley Bank, or SVB, in excess of the Federal Deposit Insurance Corporation insurance limit. When SVB was seized by regulators in March of 2023, we maintained our operating account at SVB. Shortly after the seizure by regulators, all of our funds were returned to us. Had the funds not been returned to us, it would have had a significant impact on our liquidity. We continue to maintain an operating account at SVB, but have established operating accounts at other financial institutions as well to mitigate the risk of any one bank failure. However, the failure of any depository institution to return any of our deposits, or if a depository institution is subject to other adverse conditions in the financial or credit markets, could impact access to our cash or cash equivalents and could adversely impact our operating liquidity and financial performance.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute, or integrate our acquisitions, then our business, results of operations, and financial condition could be materially and adversely affected, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant governmental authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delays and costs, and may disrupt our business strategy if we fail to obtain such required approvals. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors, and suppliers will require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and closing acquisitions may be significant.

To date, we have very limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage, and integrate acquisitions could materially and adversely affect our business, financial condition, and results of operations and could cause our stock price to decline.

Actions that we have taken related to implement our automotive-first strategic initiative may not be successful.

Although we believe that our revised automotive-first strategic plan will allow us to realign our resources and significantly reduce operating expense, we cannot guarantee that the implementation of the revised automotive-first strategic plan will achieve or sustain the anticipated benefits, or that the benefits, even if achieved, will be adequate to meet long-term expectations. As a result of the revised automotive-first strategic plan, we have incurred additional costs in the near term, including cash expenditures for separation payments, employee benefits, and related costs. Additional risks associated with the continuing impact of the revised strategic plan include employee attrition beyond our intended reduction-in-force and adverse effects on employee morale, diversion of management attention, adverse effects to our reputation as an employer (which could make it more difficult for us to hire employees in the future), and potential failure or delays to meet our shift in focus from research and development to commercialization of our automotive products. If we do not realize the expected benefits of our revised strategic plan on a timely basis or at all, our business, results of operations and financial condition could be adversely affected.

Legal and Regulatory Risks Related to Our Business

We are subject to governmental import and export control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition, and results of operations.

Our products and solutions are subject to import and export laws and regulations, including the U.S. Export Administration Regulations, other regulations issued by U.S. Customs and Border Protection, and various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, and specified persons and entities. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, and fines, which may be imposed on us and the employees or officers responsible to prohibit such shipments and, in extreme cases, the incarceration of the employees or officers responsible.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Changes in global political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where we currently purchase our components, sell our products, and conduct our business, could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations, and countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the U.S. in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. For example, such changes could adversely affect the Automotive market, our ability to access key components or raw materials needed to manufacture our products (including rare earth metals), our ability to sell our products or license our product designs and software to customers outside of the U.S., and the overall demand for our products. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

We have and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.

We have been and may be, from time to time, involved in litigation, regulatory proceedings, and commercial or contractual disputes that may be significant. These matters may include disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, and employment and tax issues. In early 2023, we discovered that there may have been some uncertainty with respect to the validity of our Second Amended and Restated Certificate of Incorporation, which was approved by our stockholders at the special meeting of stockholders held on August 12, 2021. While this matter has been fully resolved, we cannot provide assurances that other matters similar in nature may not arise in the future.

We could face in the future, a variety of labor and employment claims against us, which could include, but is not limited to, general discrimination, wage and hour, privacy, ERISA, or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages), or seek to limit our operations in some way.

Any of these types of lawsuits, whether initiated by us or a third party, could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings or claims will not have a material adverse impact on our operating results and consolidated financial position or that our established reserves or our available insurance will mitigate this impact.

Unforeseen issues could result in damage to certain property which could result in adverse effects on our business and reputation.

Our lidar utilizes lasers for performing 3D sensing. While we have developed system components designed to prevent our lidar lasers from causing property damage (including to cameras), in the event an unforeseen issue arises that results in property damage, our reputation or brand may be damaged and we could face material legal claims for breach of contract, product liability, tort, or breach of warranty as a result. Defending a lawsuit, regardless of our merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to any claim and future coverage may be unavailable on acceptable terms, or at all.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution, and sale of our products. Some of our customers also require that we comply with the customers’ own unique requirements relating to these matters.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, ensuring simultaneous compliance in multiple jurisdictions is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure we and our suppliers are in compliance with existing regulations in each market where we operate. If new, unanticipated regulations significantly impact our use and sourcing of various components or require more expensive components, those regulations could materially and adversely affect our business, results of operations, and financial condition.

Our products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or our products specifically. If we fail to adhere to these new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of customers, or negative publicity and our business, results of operations, and financial condition will be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our production facilities.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state, and local governments and our customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially and adversely impact our business, results of operations, and financial condition. If we are unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward us or our products could be negatively impacted, and our business, results of operations, and financial condition could suffer.

Our operations are and will be subject to international, federal, state, and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new environmental regulations or laws might increase the cost of raw materials or key components we use in our products. Environmental regulations require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances, and participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with such laws and regulations. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, damages, suspension of production, or a cessation of our operations.

Contamination at properties we currently operate at, where we formerly operated, or to which hazardous substances were sent by us, may subject us to liability pursuant to environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for remediating contamination and impacts to human health, and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the requisite permit and approvals in connection with our planned production facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition, and operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Our business may be adversely affected by changes in regulations of automobiles and lasers or concerns that drive further regulation of the automotive and laser markets.

Government product safety regulations are an important factor for our business. Historically, these regulations imposed ever-more stringent safety regulations for automobiles and laser products. These safety regulations often require, or customers demand, automobiles have more safety features per vehicle and incorporate more advanced safety products.

While we believe increasing automotive and laser safety standards will present a market opportunity for our products, governmental safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks of autonomous driving and ADAS products, accidents involving our products, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be materially and adversely affected.

Federal, state, and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that utilize our sensors go into production, we will be subject to the existing stringent requirements of the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act including a duty to report, subject to strict timing requirements, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations, including the failure to comply with such reporting actions. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as us, to comply with “early warning” requirements by reporting certain information to the National Highway Traffic Safety Administration, or NHTSA, such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If we cannot rapidly address any safety concerns or defects with our products, our business, results of operations, and financial condition may be adversely affected.

The adoption of autonomous and ADAS features by automotive OEMs may be delayed and our business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.

Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, automotive OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the additional costs associated with new autonomous and ADAS features. In the past year, we have seen what we reasonably believe to be delays in the implementation of ADAS features by OEMs that may utilize lidar technology, hence delaying sales of our products.

Our business may be adversely affected if we fail to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic Act or other requirements imposed by the Food and Drug Administration, or FDA.

As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous and unnecessary exposure. Manufacturers are required to certify by way of product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement actions.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate, may adversely impact our business, and such legal requirements are evolving, uncertain, and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to existing and future laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer, and protection of various types of data. For example, the European Commission has adopted the General Data Protection Regulation, or GDPR, and California enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These statutory regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions, unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have a business relationship in order to obtain data, or in a manner that disrupts our operations or compromises our products, or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these privacy and data security regimes are evolving, uncertain, and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets, and customer demands further develop, and these updates or enhancements may require implementation costs, which may be material. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause our customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.

We are subject to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, which requires us to determine, disclose, and report whether our products contain metals sourced from specified geographies; these metals are generally referred to as “conflict minerals.” The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that our reputation may be adversely affected if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes, or sources of supply to avoid use of such materials.

Risks Related to Our Intellectual Property

Despite the actions we take to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.

The success of our products and our business depends in large part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other foreign jurisdictions. We rely on a combination of patent, trademark, copyright, and trade secret laws, as well as confidentiality agreements and other contractual restrictions, to establish and protect our proprietary rights, all of which can only provide limited protection.

We cannot guarantee that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated, or circumvented. We have filed for patents and trademarks in the United States and in certain foreign jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently issued patents and trademarks, and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.

Protecting against the unauthorized use of our intellectual property, products, and other proprietary rights is expensive and can be difficult, particularly outside of the United States. Unauthorized parties may attempt to copy or reverse engineer our lidar technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others, or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results, and financial condition. Even if we obtain favorable outcomes in litigation, we may not be able to enforce the remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

Further, many of our current and potential competitors may have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we can. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a decision that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, copyright, and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, operating results, financial condition, and prospects.

Third-party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Although we believe we hold key patents related to our products, a number of companies, both within and outside of the lidar industry, hold other patents covering various aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases, and face increasing competition. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names and branding of our products in the affected territories, and we could incur other costs.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify, and hold harmless our customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement of our products by third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products, and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to the infringement of our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand and operating results.

Our defense of intellectual property rights claims brought against us or our customers, suppliers, or channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention, and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction prohibiting us from continuing to sell certain products. An adverse determination also could invalidate our intellectual property rights and could adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition, and prospects.

Any patent applications we file may not ultimately issue or be registered, as we anticipated, or at all, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application regarding the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will ultimately issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, and operating results.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes, and know-how.

We rely on trade secrets, designs, manufacturing know-how, and confidential information to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this information by entering into confidentiality agreements, or consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, commercial partners, vendors, and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to provide adequate protection, prevent disclosure, third-party infringement, or misappropriation of our trade secrets, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors, and other third parties use intellectual property owned by others in their work for us or designated in the agreements between such parties and us to be jointly owned, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or will provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We employ third-party licensed software for use in our business, and the inability to maintain these licenses, errors in the software, or the terms of open source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

Our business relies on certain third-party software obtained under licenses from other companies. We anticipate that it will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, these alternatives may not always be available, or it may be difficult or costly to switch to an alternative. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business.

Some of the third-party software used by us is licensed under the terms of open source software licenses. Companies that incorporate open source software into their technologies have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses require users who distribute such software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code, which could include valuable proprietary code of the user, on unfavorable terms or at no cost. While we monitor the use of open source software and attempt to ensure that open source software is not used in a manner that would require us to disclose our internally developed source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur. Any requirement to disclose our internally developed source code or pay damages for breach of contract or copyright infringement could have a material adverse effect on our business, financial condition, and results of operations and could help our competitors develop services that are similar to or better than ours.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employer. Litigation may be necessary to defend against these claims. If we fail to adequately defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Being a Public Company

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to compliance initiatives.

We expect to incur significant legal, accounting, and other expenses that we did not incur as a private company, and these expenses will likely increase more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. These increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Additionally, there continues to be public interest and increased legislative pressure related to environmental, social, and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well as mandating gender diversity and representation from underrepresented communities. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency, and considering ESG and human capital factors in our operations.

Our management team has limited experience managing a public company.

Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, many members of our management team were recently hired, including our Chief Executive Officer, Matthew Fisch, who joined us in February 2023; our General Counsel, Andrew Hughes, who joined us in March 2021; and our Chief Financial Officer, Conor B. Tierney, who joined us in January 2022. Our management team may not successfully or efficiently manage their roles and responsibilities. Our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

Our business and operations could be negatively affected if we become subject to stockholder activism, which could cause us to incur significant expense, disrupt our business, result in a proxy contest or litigation, or impact our stock price.

Stockholder activism, which can take many forms or arise in a variety of situations, including making public demands that we consider certain strategic alternatives, engaging in public campaigns to attempt to influence our corporate governance and/or our management, and commencing proxy contests to attempt to elect the activists’ representatives or others to our Board, has been increasing recently. Volatility in the stock price of our Common Stock or other reasons has caused, and may continue in the future to cause, us to become the target of securities litigation or stockholder activism. Activist stockholders who disagree with the composition of our Board, our strategy, or the way our Company is managed may seek to effect change through various strategies and channels, such as through commencing a proxy contest, making public statements critical of our performance or business, or engaging in other similar activities. Responding to any actions by activist stockholders, including proxy contests, can be costly and time-consuming, has diverted the attention of management, our Board, and our employees, and may be disruptive to our operations. We may be required to incur significant fees and other expenses related to activist stockholder matters, including for third-party advisors.

Our stock price has been and could be subject to significant fluctuation or otherwise be adversely affected by the events, risks, and uncertainties of any stockholder activism. Additionally, perceived uncertainties as to our future direction as a result of stockholder activism, including potential changes to the composition of our Board, may lead to the perception of a change in the strategic direction of our business; the loss of key employees, including our executive officers; a perception of instability or lack of continuity, particularly if the stockholder activism campaign results in the appointment of one or more activist stockholders to our Board, which may cause concern to our existing or potential collaboration partners (including Tier 1 automotive suppliers), employees, and other stockholders; may be exploited by our competitors; may result in the loss of potential business opportunities or limit our ability to develop and commercialize our products; and may make it more difficult to attract and retain qualified personnel and business partners. In addition, activist directors may make overly burdensome demands of Company management and materially and unnecessarily increase management’s workload. Furthermore, if customers choose to delay, defer, or reduce transactions with us or do business with our competitors instead of us, then our business, financial condition, and operating results would be adversely affected. In addition, our share price could experience periods of increased volatility as a result of stockholder activism.

Our Amended Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Amended Charter requires, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty, and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. In regard to any action arising under the Exchange Act, our Amended Charter provides that the federal district courts of the United States of America will be the sole and exclusive forum. In regard to any action arising under the Securities Act or the rules and regulations promulgated thereunder, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all lawsuits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to lawsuits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Amended Charter provides that the exclusive forum provision will be applicable to the Securities Act to the fullest extent permitted by applicable law. We note that there is uncertainty as to whether a court would enforce the exclusive forum provision and that this exclusive forum provision does not purport to waive compliance with any federal securities laws and the rules and regulations thereunder. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another jurisdiction, which could harm our business, operating results, and financial condition.

Any person or entity purchasing or otherwise acquiring any interest in shares of our Common Stock shall be deemed to have notice of and consented to the forum provisions in our Amended Charter. This choice of forum provision may limit the ability of one of our stockholders to bring a claim in a judicial forum that such stockholder might believe is more favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Amended Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in another jurisdiction, which could harm our business, financial condition, and results of operations.

The provision of our Charter that authorizes our board of directors to issue preferred stock from time to time based on terms approved by our board of directors may delay, defer, or prevent a tender offer or takeover attempt that stockholders might consider in their best interest.

The provision of our Charter that authorizes our board of directors to issue preferred stock from time to time based on terms approved by our board of directors may delay, defer, or prevent a tender offer or takeover attempt that stockholders might consider to be in their best interest.

If securities or industry analysts cease publishing research or reports about us, our business, our competitors, or our market, or if they change their recommendations regarding our Common Stock adversely, then the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our competitors, or our market. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. In the past, analysts that previously covered us, stopped their coverage of us. If no analysts cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Interest in our Common Stock from retail and other individual investors could result in increased volatility in the market price of our Common Stock, which could have a material adverse impact on the market price of our Common Stock and your investment.

Retail and other individual investors, which we believe make up a significant segment of our overall stockholder base, may have played a significant role in the market dynamics that have resulted in substantial volatility in the trading volume and market price of our stock, similar to what has been experienced by, for example, the Common Stock of GameStop Corp., AMC Entertainment Holdings, Inc. and certain other so-called “meme” stocks. At such times, the rapid and substantial increases or decreases in the trading volume or market price of our stock may be unrelated to our operating performance, macroeconomic trends, or industry fundamentals, and substantial increases in the trading volume or value of our stock at such times may obscure the significant risks and uncertainties that we face. This volatility has been attributed, in part, to strong and atypical retail investor interest, which may be expressed on financial trading and other social media sites and online forums.

We have in the past and may in the future experience significant interest in our Common Stock from such investors, and as a result the trading volume and market price of our Common Stock has been and may continue to be volatile. There is no guarantee that we will continue to benefit from such retail and individual investor interest, even if our business or financial performance is strong. If investor sentiment changes, this could have a material adverse impact on the market price of our Common Stock and your investment.

Retail and individual investor sentiment (including as may be expressed on financial trading and other social media sites and online forums) may also influence the amount and status of short interest in our common stock. This could increase the likelihood of our common stock being the target of a “short squeeze,” particularly because a proportion of our common stock has been in the past and may in the future be traded by short sellers. A short squeeze and/or focused investor trading in anticipation of a short squeeze could lead to volatile price movements in shares of our common stock that may be unrelated or disproportionate to our operating performance or prospects. Or, if investors no longer believe a short squeeze is viable, the market price of our Common Stock may rapidly decline. Accordingly, investors that purchase shares of our common stock during what may be considered a short squeeze may lose a significant portion of their investment.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, our stockholders may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement with New Circle.

On July 25, 2024, we entered into the Purchase Agreement with New Circle, pursuant to which New Circle has committed to purchase up to $50 million in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement.

The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to New Circle at our discretion from time to time over an approximately 36-month period commencing on the date this Registration Statement for the Commitment Shares is declared effective by the SEC pursuant to that certain Registration Rights Agreement, provided, a final prospectus in connection therewith is filed, and the other conditions set forth in the Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our Common Stock to New Circle under the Purchase Agreement. Sales of our Common Stock to New Circle under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all or a portion of the shares of our Common Stock that may be available pursuant to the Purchase Agreement, or decide to not sell to New Circle any shares of our Common Stock that may be available for us to sell to New Circle pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by New Circle for the shares of our Common Stock that we may elect to sell to New Circle under the Purchase Agreement will fluctuate based on the market prices of our Common Stock at that time, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Common Stock that we will sell to New Circle under the Purchase Agreement, the purchase price per share that New Circle will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by New Circle under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of $50 million of our Common Stock to New Circle, only 25,000,000 shares of our Common Stock are being registered for resale by New Circle under the registration statement that includes this prospectus, consisting of the 225,563 Commitment Shares that we previously issued to New Circle upon execution of the Purchase Agreement as consideration for its commitment to purchase our Common Stock under the Purchase Agreement and up to 24,774,437 Purchase Shares that we may elect to sell to New Circle, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.

If we elect to sell to New Circle all of the Purchase Shares being registered for resale under this prospectus that are available for sale by us to New Circle in purchases under the Purchase Agreement, depending on the market prices of our Common Stock during such purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the $50 million (the “Total Commitment”) available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to New Circle under the Purchase Agreement more than 25,000,000 shares being registered for resale under the registration statement that includes this prospectus in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $50 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by New Circle of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by New Circle for all shares of our Common Stock sold under the Purchase Agreement equals or exceeds $1.41, the Nasdaq Official Closing Price of our Common Stock on the date immediately preceding the effective date of the Purchase Agreement,  in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our Common Stock under the Purchase Agreement, in each case, before we may elect to sell any additional shares of our Common Stock to New Circle under the Purchase Agreement. In addition, New Circle will not be required to purchase any shares of our Common Stock if such sale would result in New Circle’s beneficial ownership exceeding 4.99% of the then outstanding shares of our Common Stock.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Common Stock in addition to the 25,000,000 shares of our Common Stock being registered for resale by New Circle under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by New Circle is dependent upon the number of shares of our Common Stock we ultimately sell to New Circle under the Purchase Agreement.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on New Circle as a source of funding will depend on a number of factors including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from New Circle were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $50 million in gross proceeds under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to New Circle. If and when we do elect to sell shares of our Common Stock to New Circle under the Purchase Agreement, after New Circle has acquired such shares, New Circle may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from New Circle at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from New Circle as a result of future sales made by us to New Circle at prices lower than the prices such investors paid for their shares.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions the Purchase Agreement, we may, at our discretion, direct New Circle to purchase up to an aggregate of up to $50 million of our Common Stock under the Purchase Agreement from time-to-time over an approximately 36-month period commencing on the date this Registration Statement is declared effective by the SEC pursuant to that certain Registration Rights Agreement, provided, a final prospectus in connection therewith is filed, and the other conditions set forth in the Purchase Agreement are satisfied. Although the Purchase Agreement provide that we may sell up to an aggregate of $50 million of our Common Stock to New Circle, only 25,000,000 shares of our Common Stock that we may elect to sell to New Circle under the Purchase Agreement are being registered. The purchase price per share for the shares of our Common Stock that we may elect to sell to New Circle under the Purchase Agreement will fluctuate based on the market prices of our Common Stock at that time. Accordingly, it is not currently possible to predict the number of shares that will be sold to New Circle, the actual purchase price per share to be paid by New Circle for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by New Circle under the Purchase Agreement.

The extent to which we rely on New Circle as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from New Circle were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to New Circle all of the shares of our Common Stock available for sale to New Circle under the Purchase Agreement, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell our Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by New Circle, and New Circle or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into our Common Stock, in future transactions may be higher or lower than the price per share paid by New Circle. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

Management will have broad discretion as to the use of the proceeds from our sale of Common Stock to New Circle under the Purchase Agreement, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from our sale to New Circle of shares of our Common Stock to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives.

THE NEW CIRCLE TRANSACTION

On July 25, 2024, we entered into the Purchase Agreement with New Circle, pursuant to which New Circle has committed to purchase up to $50 million of our Common Stock, at our sole direction from time to time over the term of the Purchase Agreement, subject to certain terms, conditions and limitations in the Purchase Agreement. We also entered into the Registration Rights Agreement with New Circle, pursuant to which we agreed to file with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our Common Stock that have been and may be issued to New Circle under the Purchase Agreement.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to New Circle, and New Circle is obligated to purchase, up to $50 million of our Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations, and may occur from time-to-time in our sole discretion, over the period commencing once certain customary conditions are satisfied, including the filing and securing effectiveness of this resale registration statement with the SEC with respect to the shares to be sold to New Circle under the Purchase Agreement (the “Commencement,” and the date of the Commencement, the “Commencement Date”), and ending on the first day of the month following the (i) the 36-month anniversary of the date this Registration Statement is declared effective by the SEC pursuant to the Registration Rights Agreement, (ii) the date on which New Circle shall have made payment pursuant to the purchase notices under the Purchase Agreement equal to the Total Commitment or (iii) the date any statute, rule, regulation executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, as applicable, (which shall include the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement (the “Termination Date”).

New Circle has no right to require the Company to sell any shares of Common Stock to New Circle, but New Circle is obligated to make purchases as we direct, subject to certain conditions. Upon our delivery of a purchase notice to New Circle, subject to the conditions of the Purchase Agreement, the shares of our Common Stock will be issued from us to New Circle at a price per share chosen at our sole discretion, calculated based on (i) the lowest daily volume weighted average price ("VWAP") over a three consecutive trading day period commencing on the date of the applicable purchase notice ("Option 2 Pricing Period") or  (ii) the VWAP of our common stock over a one trading day period or intraday trading period (“Option 1 Pricing Period”). Purchase notices issued by the Company with an Option 2 Pricing Period selected shall be sold at a price per share equal to (a) 97.5% multiplied by (b) the lowest daily VWAP of our common stock during the Option 2 Pricing Period. Purchase notices issued by the Company with an Option 1 Pricing Period selected shall be sold at a price per share equal to (a) 96.5% multiplied by (b) the lowest of (1) the VWAP of our common stock on the immediately following full trading day (or current day, if delivered prior to 9:00 AM Eastern Time), (2) the VWAP of our common stock commencing at the Intraday Commencement Time (as defined in the Purchase Agreement) and ending at the earlier of 4:00 P.M. Eastern Time or fifteen (15) minutes after such time that the total number of shares of our common stock traded since the Intraday Commencement Time exceeds 500% of the number of shares included in such purchase notice (the “Volume Threshold Period”) and (3) the VWAP of our common stock commencing at the Intraday Commencement Time and ending at the earlier of (A) one hour thereafter or (B) 4:00 P.M. Eastern Time of such trading day (the “One Hour VWAP Period”); provided, that solely in the event the Company submits, and New Circle accepts, on any trading day multiple purchase notices when it would otherwise not be required to accept such additional purchase notices, the price for purposes of subclause (b) above of shares of our common stock for each such purchase notice other than the last purchase notice submitted and accepted shall be the lower of (i) the VWAP of our common stock during the Volume Threshold Period and (2) the One Hour VWAP Period. There are no upper limits on the price per share that New Circle must pay for shares of the Common Stock. Actual sales of shares of Common Stock to New Circle will depend on a variety of factors to be determined by us from time-to-time, including, among other things, market conditions, the trading price of our Common Stock, and determinations by us as to the appropriate sources of funding for us and our operations.

We do not know what the purchase price for our Common Stock will be and therefore cannot be certain as to the number of shares we might issue to New Circle under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $50 million of our Common Stock to New Circle, only 25,000,000 shares of our Common Stock are being registered under the Securities Act for resale by New Circle under this prospectus, which represent the (i) 225,563 Commitment Shares that we issued to New Circle, as consideration of its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement and (ii) up to 24,774,437 shares of Common stock that may be issued to New Circle from and after the Commencement Date, if and when we elect to sell shares which have been or may be issued to New Circle in the future under the Purchase Agreement.

If all of the 25,000,000 shares offered by New Circle for resale under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 290.3% of the total number of shares of our Common Stock outstanding as of July 25, 2024. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we may elect to sell to New Circle under the Purchase Agreement from and after the Commencement Date.

Under the applicable Nasdaq rules, we may not issue to New Circle under the Purchase Agreement more than 1,721,755 shares of its Common Stock, which number of shares is equal to 19.99% of the shares of the Company’s Common Stock outstanding (the “Exchange Cap”) as of the date of the Purchase Agreement, unless (i) we obtain stockholder approval to issue shares of its Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average purchase price per share paid by New Circle for all shares of the our Common Stock, if any, that we elect to sell to New Circle under the Purchase Agreement equals or exceeds the lower of (a) the Nasdaq official closing price for our Common Stock immediately preceding the execution of the Purchase Agreement, and (b) the arithmetic average of the five Nasdaq official closing prices for the Common Stock during the 5-trading day period immediately preceding the execution of the Purchase Agreement, as adjusted so that the Exchange Cap will not apply to issuances of Common Stock under the Purchase Agreement under applicable Nasdaq rules.

Moreover, we may not issue or sell any shares of our Common Stock to New Circle under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by New Circle and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 promulgated thereunder), would result in New Circle beneficially owning more than 4.99% of the outstanding shares of the Common Stock. Notwithstanding the foregoing limitation, it would be possible for us to sell more than 4.99% of our outstanding shares of Common Stock to New Circle on any given day if, during the course of such day, New Circle sold the shares of Common Stock acquired by it such that it no longer owned 4.99% of our outstanding shares of Common Stock and we submitted, and New Circle accepted, an additional purchase notice, provided that, in no event, would New Circle own more than 4.99% of our outstanding shares of Common Stock at any one time.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to New Circle. We expect that any proceeds received by us from such sales to New Circle will be used for working capital and general corporate purposes.

As consideration for New Circle’s irrevocable commitment to purchase shares of our Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, we issued 225,563 Commitment Shares to New Circle. Furthermore, upon the earlier of twelve (12) months from the date of execution of the Purchase Agreement and (y) the purchase of Common Stock by New Circle of an aggregate value of $15 million dollars pursuant to purchases notices, we agreed to pay New Circle $0.2 million in cash (the “Final Commitment Fee”).

Purchase of Shares Under the Purchase Agreement

Upon the Commencement and subject to the conditions set forth in the Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion over the 36-month period commencing on the date this Registration Statement is declared effective by the SEC, to direct New Circle to purchase amounts of our Common Stock under the Purchase Agreement that we specify in purchase notices that we deliver to New Circle under the Purchase Agreement on any trading day (the “Purchase Notice Date”). Unless otherwise waived by New Circle, the maximum number of shares that may be purchased pursuant to a purchase is equal to a number of shares of our Common Stock equal to the lesser of (the “Maximum Purchase Amount”):

●

an amount of Common Stock equal to one hundred percent (100%) of the average daily trading volume of the Common Stock of the Company during the five trading days immediately preceding such purchase notice; and

●	400,000 shares of Common Stock.

Conditions to Commencement and Delivery of Purchase Notices

Our ability to deliver purchase notices to New Circle under the Purchase Agreement arises upon the occurrence of satisfying of applicable conditions specified in the Purchase Agreement at the time of delivery of such purchase notice, all of which are entirely outside of New Circle’s control, but each of which may be waived by New Circle in its sole discretion, including, among other things, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	us having issued to New Circle the Commitment Shares or cash equivalent amount, as applicable;

●	us having paid, if required pursuant to the Purchase Agreement, to New Circle the Final Commitment Fee;

●

there being an effective registration statement pursuant to which New Circle is permitted to utilize the prospectus thereunder to resell all of the shares of the Common Stock pursuant to such purchase notice;

●	the sale and issuance of such Common Stock being legally permitted by all laws and regulations to which we are subject;

●

our board of directors shall have approved the transactions contemplated hereby and such approval has not been amended, rescinded or modified and remains in full force and effect as of each Purchase Notice Date;

●	no Material Outside Event (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

●

us having performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by the Purchase Agreement to be performed, satisfied, or complied with by us;

●

no statute, rule, regulation, executive order, decree, ruling, or injunction having been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially, and adversely affects any of the transactions contemplated by the Purchaser Agreement;

●	the Common Stock being quoted for trading on Nasdaq and us having not received any written notice that is then still pending threatening the continued quotation of the Common Stock on Nasdaq; and
●	there being a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock pursuant to such Purchase Notice.

No Short-Selling or Hedging by New Circle

New Circle has agreed to, from and after the date of the Purchase Agreement through and including the next trading day following the expiration or termination the Purchase Agreement, not directly or indirectly engage in any short sale of our Common Stock, either for its own principal account or for the principal account of New Circle or any of its officers, or any entity managed or controlled by New Circle; provided, however, that New Circle may sell such shares of Common Stock that it is unconditionally obligated to purchase pursuant to, and following receipt of, a purchase notice, but prior to receiving such shares of Common Stock, and may sell other shares of Common Stock acquired pursuant to the Purchase Agreement that New Circle has continuously held from a prior date of acquisition.

Prohibition on Variable Rate Transactions

From and after the date of the Purchase Agreement until the termination of the Purchase Agreement, subject to exceptions provided in the Purchase Agreement, we are prohibited from effecting or entering into an agreement to effect any issuance of Common Stock or Common Stock Equivalents (or a combination of units thereof), as such terms are defined in the Purchase Agreement, involving a Variable Rate Transaction (as defined in the Purchase Agreement), which includes selling convertible equity securities at a future determined price. The Company may still enter into a customary “ATM Sales Agreement” or any transaction resulting in the issuance of convertible debt that is exchangeable into Common Shares at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the 36-month anniversary of the date this Registration Statement for the Commitment Shares is declared effective by the SEC pursuant to the Registration Rights Agreement,

●	the date on which New Circle shall have made payment of the Commitment Shares pursuant to the purchase notices under the Purchase Agreement equal to the Total Commitment or

●

the date any statute, rule, regulation executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, as applicable, (which shall include the SEC), the effect of which would prohibit any of the transactions contemplated by the Purchase Agreement.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to New Circle; provided that (i) there are no outstanding purchase notices under which our Common Stock have yet to be issued, and (ii) the Company has paid all amounts owed to New Circle pursuant to the Purchase Agreement. We and New Circle may also terminate the Purchase Agreement at any time by mutual written consent.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares of our Common Stock that have been or may be issued or sold by us to New Circle under the Purchase Agreement that are being registered under the Securities Act for resale by New Circle in this offering are expected to be freely tradable. The shares of our Common Stock being registered for resale in this offering (excluding the 225,563 Commitment Shares we already issued to New Circle) may be issued and sold by us to New Circle from time to time at our sole discretion over a period of up to 36 months commencing on the date of execution of the Purchase Agreement, provided that the conditions precedent to Commencement have occurred. The resale by New Circle of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to New Circle under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to New Circle all, some or none of the shares of our Common Stock that may be available for us to sell to New Circle pursuant to the Purchase Agreement. If and when we do sell shares to New Circle, after New Circle has acquired the shares, New Circle may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to New Circle by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to New Circle under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with New Circle may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to New Circle and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct New Circle to purchase up to $50 million of our Common Stock, subject to certain limitations. We have registered only a portion of the shares that may be issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to New Circle under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the $50 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct New Circle to purchase under the Purchase Agreement.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by New Circle. All of the Common Stock offered by New Circle pursuant to this prospectus will be sold by New Circle for its own account. We will not receive any of the proceeds from these sales. We may receive up to $50 million aggregate gross proceeds under the Purchase Agreement from any sales we make to New Circle pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell shares of our Common Stock to New Circle after the date of this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes to support our future growth, including further penetration into the Chinese lidar market and further go-to-market enhancements of our Apollo product. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The Selling Stockholder will pay any underwriting commissions and discounts, and expenses incurred by the Selling Stockholder for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, Nasdaq listing fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of AEye included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements.

Amounts below are in thousands, except share amounts and per share data or where we use the word "million " or "billion."

Overview

We are a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver assistance systems, or ADAS, and robotic vision applications. We have developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating us in the marketplace from our competition. Our proprietary software-definable 4SightTM Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.

We were founded in 2013 by Luis Dussan, a member of our Board of Directors and our first Chief Executive Officer, with the goal of creating a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. Mr. Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided us with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4SightTM Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From our inception, our culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.

As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality - SAE Levels 2 through 5 - with the goal of optimizing performance, power, and reducing cost. Our 4Sight Intelligent Sensing Platform is software-definable and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through our manufacturing partners. We perform the majority of our R&D activities in our corporate headquarters in Pleasanton, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across different markets.

Our systems-based approach encourages partnerships from the well-established automotive supply chain, including original equipment manufacturers, or OEMs, as well as Tier 1 and Tier 2 OEM suppliers. There is strong alignment between us and our partners given what is required to produce high-performance automotive grade products at scale, including quality, reliability, and affordability. Our Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability, and warranty. Our Tier 2 partners will provide automotive-grade sub-components, which are used not only in automotive lidar for ADAS use cases, but could also be used for products we may sell into the Industrial market. We expect the result will be a high-quality, high-performance product at the right price point, which we believe to be a key enabler in accelerating adoption of lidar across various markets in Automotive and beyond.

In pursuing this strategy, we have partnered, and will continue seeking partnerships, with leading Tier 1 automotive suppliers. It is anticipated that our Tier 1 partners will bid for long range lidar series production awards with OEMs and that these awards will represent a substantial portion of our future revenues, however, there is no guarantee that this Tier 1 partnership strategy will be successful. For example, in late 2023, Continental informed us that they intended to discontinue our joint lidar development program due to corporatewide restructuring and expense reduction efforts. We have since engaged with LITEON as our new Tier 1 automotive partner and are actively working with LITEON to bring our products to market.  If we fail to establish and maintain relationships with Tier 1 automotive suppliers, it could have a material and adverse effect on our business, which is predicated on licensing our lidar designs and other intellectual property to our Tier 1 partners. The main markets for lidar, primarily Automotive and Industrial, are projected to see significant growth in both the near and long term. We believe this expected growth will allow us to capture greater market share as well as pursue specialized opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be one of the leading solutions provider in these spaces.

Reverse Stock Split

On December 27, 2023, we effected a 1-for-30 reverse stock split of its issued and outstanding shares of Common Stock (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split, every thirty (30) shares of issued and outstanding shares of Common Stock were combined into one (1) share of Common Stock. We did not issue fractional shares in connection with the Reverse Stock Split. Stockholders who were otherwise entitled to fractional shares of Common Stock were instead entitled to receive a proportional cash payment. The number of outstanding warrants was also proportionately adjusted.

In connection with the Reverse Stock Split, there was no change to the number of shares authorized or in the par value per share $0.0001. Accordingly, unless we indicate otherwise, all historical per share data, number of shares issued and outstanding, stock awards, and other Common Stock equivalents for the periods presented in this registration statement have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split.

Dowslake Transaction

On May 10, 2024, we entered into a Securities Purchase Agreement with Dowslake Microsystems Corporate, pursuant to which Dowslake has agreed to purchase 330,823 shares of Common Stock for the purchase price of $834, which represents a per share purchase price of $2.58, and an unsecured promissory note with the principal amount of $146 for an aggregate purchase price of $1.0 million

Registered Direct Offering

On May 29, 2024, we entered into Securities Purchase Agreement with certain institutional investors pursuant to which we agreed to issue and sell, in a registered direct offering, an aggregate of 727,706 shares of Common Stock at a per share purchase price of $3.448 for gross proceeds of approximately $2.51 million, before deducting estimated offering expenses payable by the us.

New Circle Transaction

On July 25, 2024, we entered into the Purchase Agreement with New Circle Principal Investments LLC ("New Circle") pursuant to which we have the right, but not the obligation, to sell to New Circle, and New Circle is obligated to purchase, up to $50 million of our Common Stock.   Such sales of Common Stock by us, if any, and may occur from time-to-time in our sole discretion, over the period commencing once certain customary conditions are satisfied, including the filing and securing effectiveness of this resale registration statement with the SEC with respect to the shares to be sold to New Circle under the Purchase Agreement.

Key Factors Affecting AEye’s Operating Results

We believe that our future performance and success depends to a substantial extent on our ability to capitalize on the opportunities described herein, which in turn are subject to significant risks and challenges, including those discussed below and the risk factors described in the “Risk Factors” section of this registration statement.

We are subject to those risks common in the technology industry and also those risks common to early stage companies including, but not limited to:

-	the possibility of not being able to successfully develop or commercialize our products;

-

securing additional capital in a timely manner in order to meet operating cash flow needs; doing so on terms that are favorable to us, or at all, may be challenging given the current capital markets and overall macroeconomic conditions;

-	maintain and establish relationships with one or more Tier 1 automotive suppliers to facilitate “design wins” with potential end customers, which in our case are automotive OEMs;

-	develop and protect our intellectual property;

-	comply with existing and new or modified laws and regulations applicable to our business;

-	maintain and enhance the value of our reputation and brand;

-	hire, integrate, and retain talented people at all levels of our organization; and

-	successfully develop new solutions to enhance the experience of, and deliver value to, our customers.

Market Trends and Uncertainties

We anticipate future demand for our 4SightTM Intelligent Sensing Platform will come from two major markets, Automotive and Industrial. In the near term, we anticipate concentrating on the Automotive market by more effectively leveraging our business model, focusing on advanced driver-assistance systems, or ADAS, autonomous driving, and commercial trucking. In the longer term, we will look for opportunities in the Industrial market, such as in the railway and intelligent transportation systems, or ITS segments, when it becomes cost-effective to do so based on higher volume production in the Automotive market. This provides us with multiple opportunities for sustained growth by enabling new applications and product features across these market segments. However, as our customers continue their R&D projects to commercialize solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end markets and customer adoption. In the Automotive market for example, which accounted for 0% and 81% of revenue in the three months ended March 31, 2024 and 2023, respectively, our growth and financial performance will be heavily influenced by our ability to successfully integrate into OEM programs that require years of development, testing, and validation. Because of the size and complexity of these OEM programs, having Tier 1 partnerships would provide a substantial competitive advantage over our competitors given their large scale, mass-production capabilities, and existing OEM customer relationships. The decision by our former Tier 1 partner, Continental, to discontinue our joint lidar development program  was a setback to our business but fortunately we were able to able engage LITEON as a replacement Tier 1 automotive supplier. If we are unable to establish and maintain our relationship with LITEON and other Tier 1 automotive suppliers, this could have a material and adverse effect on our business, as our business model is predicated on licensing our lidar designs and other intellectual property to Tier 1 automotive suppliers. Our primary focus in the Automotive market is on ADAS for passenger and commercial vehicle autonomy, particularly highway autonomy applications. We believe that growth in that market is driven by both more stringent safety regulations and consumer demand for vehicles offering increased safety, and advanced driver assist features. We will need to anticipate and adapt to any changes in the regulatory environment, as well as changes in consumer demand in order to take advantage of this opportunity.

As is common in early-stage companies with limited operating histories, we are subject to risks and uncertainties such as those described in Part 1 of this prospectus on Form S-1. Since inception, we have incurred net losses and negative cash flows from operations and expect to continue incurring losses until after we reach commercialization. We are dependent upon raising additional capital to provide the cash necessary to continue our ongoing operations. We have been able to do so in the past, for example during the second quarter of 2024, we were able to raise approximately $5,600 in gross proceeds from financing activities and on July 25, 2024, we put in place a $50 million share purchase agreement with New Circle.  Should we not be successful in raising additional capital through the use of the share purchase agreement or otherwise, we will require alternative sources of liquidity to continue our operations for the next twelve months. In those circumstances, we would also plan to adjust spending in order to preserve and extend liquidity, and have plans to further reduce operating expenses and cash outlays should we need to. We believe that these plans can be successfully implemented, which would likely result in adequate cash flows to support our ongoing operations for at least one year from the date of this registration statement on Form S-1.

Partnerships and Commercialization

Our technology is designed to be a key enabler in certain Automotive and Industrial market applications. Because our technology must be integrated into a broader solution by our customers, it is critical that we achieve design wins with these customers. The time to achieve a design win varies based on the market and application. We consider design wins to be critical to our future success, although the revenue that may be generated by each design win and the time necessary to achieve such a win can vary significantly, making it difficult to predict our financial performance. In the Industrial market, our strategy has been to sell our lidar solutions to customers utilizing components that are sourced, in part, from the Tier 2 automotive supply chain and assembled by our contract manufacturing partners. In the Automotive market, we will utilize a licensing model with Tier 1 suppliers that would generate a royalty for us and, hence, can be more easily replicated with multiple Tier 1 suppliers. As the Tier 2 automotive supply chain matures, we intend to leverage those suppliers, and the volume created for the Automotive market, to participate in the Industrial market. With that in mind, in the fourth quarter of 2023, we made the decision to wind down our existing product line for the Industrial market and curtail support until we achieve sufficient scale in our automotive products, which we believe represents our largest market opportunity. If we fail to achieve sufficient scale in our automotive products, we may not be in a position to reenter the Industrial market in the time frame we expect, or at all.  Recently, we engaged with LITEON as our new Tier 1 automotive partner and are actively working with LITEON to bring our products to market.   We have also recently engaged with new partners in an effort to penetrate the lidar market in China, initially focused on the autonomous trucking and railway segments.  Given both our engagement with LITEON and our partners in the China market are recent, there is no guarantee that either or both endeavors will be successful.

We believe our revenue and profitability will also be dependent upon our success in licensing our technology to Tier 1 automotive suppliers, such as our previous partner Continental, which represented 0% and 81% of revenue in the three months ended March 31, 2024 and 2023, respectively, that intend to use our technology in volume production of lidar sensors for OEMs. Delays of autonomy programs by OEMs that we are currently or will be working with through our Tier 1 partners could result in us being unable to achieve our revenue and profitability targets in the timeframe we anticipate.

Restructuring

In the first quarter of 2023, we began the implementation of a revised strategic plan which outlines the steps we are taking to focus on key products and critical customer engagements that we believe will generate the best long-term results for our Company and our stakeholders. Our revised strategic plan focuses on realignment of our resources and significant reduction of operating expenses, a part of which included reducing our workforce by approximately one-third prior to the implementation of the revised strategic plan.  Most of the workforce reduction went into effect in April 2023.

In October 2023, we implemented the second phase of our automotive-first strategic plan initially announced in May 2023. The second phase of the plan was intended to align our operations with evolving business needs by focusing on our transition from research and development to the commercialization of our automotive products, while winding down our existing industrial product and reducing fixed operating costs.

The winding down of our existing industrial product, combined with an accumulation of other triggering events such as the termination of our partnership with a large Tier 1 automotive supplier, and a current period and history of cash flow losses, indicated that the carrying amount of our long-lived assets may not be recoverable. We performed an impairment review of our long-lived assets as of December 31, 2023 and wrote down our property and equipment and the ROU asset and leasehold improvements related to our headquarters to fair value.

As a result of the implementation of both phases of our revised strategic plan and the impairment review, we recorded restructuring charges of $19,153 in the twelve months ended December 31, 2023 primarily relating to one-time employee termination benefits, inventory and other current asset write-downs, losses on purchase commitments, and impairment and disposal charges on our long-lived assets.

Gross Margin

Our gross margins will depend on numerous factors, including among others the selling price of our products, pricing of our development contracts with customers, royalty rates on licenses we grant to our customers, unit volumes, product mix, component costs, personnel costs, contract manufacturing costs, overhead costs, and product features. Our gross margins have in the past been, and may continue to be, negatively impacted by inventory write-downs. As an example, in 2023, we recorded inventory write-downs of $7,005 relating to the transition to certain higher-grade components in our automotive products as well as the winding down of our existing product line for the Industrial market. In the future, we expect to generate attractive gross margins from licensing our lidar technology and software to our Tier 1 partners in the Automotive market. We also anticipate being able to leverage on our foundation in the Automotive market to move to other markets.

To date, our revenue has been generated through development contracts with OEMs and Tier 1 suppliers, as well as unit sales of our products to Industrial customers. These development contracts primarily focus on customization of our proprietary 4SightTM product capabilities to our customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of particular perception capabilities to meet specific customer needs. In general, development contracts that require more complex configurations have higher prices. We expect development contracts to remain a significant part of our business in the near-term, but represent a smaller share of our total revenue over time, as we increase our focus on technology licensing in the Automotive market and over time leverage the economies of scale we achieve to move into other markets, including the Industrial market.

Investment and Innovation

Our proprietary adaptive, intelligent lidar technology delivers industry-leading performance that helps to solve the most difficult challenges in delivering partial or full autonomy. While traditional sensing systems passively collect data, our active 4SightTM Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters most to enable safer, smarter, and faster decisions in complex scenarios.

We believe our financial performance is significantly dependent on our ability to maintain a technology leadership position. This is further dependent on the investments we make in research and development and our ability to commercialize our products. We believe price is becoming a critical differentiator in the marketplace and OEMs are favoring companies that have the infrastructure to build lower-cost products at higher volumes. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products, lower BOM costs, industrialize and generate strong market demand for our products. If we fail to do this, our market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Basis of Presentation

We currently conduct our business through one operating segment.

Components of Results of Operations

Total Revenues

We categorize our revenue as (1) prototype sales and (2) development contracts. In 2024 and 2023, our prototype sales revenue primarily related to unit sales of our 4SightTM product. Revenue from prototype sales is typically recognized at a point in time when the control of goods is transferred to the customer, generally upon delivery or shipment to the customer.

Development contracts represented the majority of our total revenues in 2023. Revenue from development and/or collaboration arrangement contracts are earned from R&D activities and collaboration with OEMs and Tier 1 suppliers. These contracts primarily focus on customization of our proprietary 4Sight capabilities to our customers’ applications, typically involving software implementation to assist with sensor connection and control, customization of scan patterns, and enhancement of perception capabilities to meet specific customer needs. Revenue from development arrangement contracts is recognized when we satisfy performance obligations in the contract, which can result in recognition at either a point in time or over time. This assessment is made at the outset of the arrangement for each performance obligation.

We expect our 2024 revenues related to prototype sales and development contracts to remain flat or marginally higher than in 2023.

Cost of Revenue

Cost of revenue includes the costs directly associated with the production of prototypes and certain costs associated with development contracts. Such costs for prototypes include direct materials, direct labor, indirect labor, inventory write downs, losses on purchase commitments, warranty expense, and allocation of overhead. Costs associated with development contracts include the direct costs and allocation of overhead costs involved in the execution of the contracts. We expect our 2024 costs of revenue to fluctuate in line with 2024 revenues.

Operating Expenses

Research and Development

Our research and development, or R&D, efforts are focused primarily on hardware, software, and system engineering related to the design and development of our advanced lidar solutions. R&D expenses include:

●	personnel-related expenses, including salaries, benefits, bonuses, one-time termination benefits, and stock-based compensation expense;

●	third-party engineering and contractor costs;

●	lab equipment;

●	engineering parts and test units;

●	new hardware and software expenses; and

●	allocated overhead expenses.

R&D costs are expensed as they are incurred. We expect our investment in R&D to be reduced as a result of our revised strategic plan, with a reduced workforce and consolidated global footprint. We also plan to execute more focused spending with vendors in critical areas that support our strategy and product development, in line with our revised strategic plan and manage costs more efficiently.

Sales and Marketing

Our sales and marketing, or S&M, efforts are focused primarily on sales, business development, and marketing programs in pursuit of revenue contracts from potential and existing customers. S&M expenses include:

●	personnel-related expenses, including salaries, benefits, bonuses, one-time termination benefits, and stock-based compensation expense;

●	demonstration equipment;

●	trade shows expenses, advertising, and promotions expenses for press releases and other public relations services; and

●	allocated overhead expenses.

We expect our S&M expenses to be significantly reduced as a result of our revised strategic plan to focus on the commercialization of our automotive products. Through our capital light business, we are able to significantly reduce our workforce and consolidate our global footprint as we expect to leverage our Tier 1 partners to commercialize our products and manage relationships with the OEMs.

General and Administrative

Our general and administrative, or G&A, spending supports all business functions. G&A expenses include:

●

personnel-related costs, including salaries, benefits, bonuses, one-time termination benefits, and stock-based compensation expense for executive, finance, legal, operations, human resources, technical support, and other administrative personnel;

●	consulting, accounting, audit, legal and other professional fees;

●	insurance premiums, software and computer equipment costs, general office expenses; and

●	allocated overhead expenses.

We expect our G&A expenses to be reduced as a result of our revised strategic plan with reduced workforce and consolidated global footprint. We also plan to manage spending with vendors more effectively to support our revised strategic plan to manage costs.

Change in Fair Value of Convertible Note and Warrant Liabilities

Changes in fair value of the 2022 Note and warrant liabilities are the result of the change in fair value at each reporting date. The 2022 Note and warrant liabilities are recorded at fair value for each reporting period, and the changes in fair value are reported within other income (expense), net during the period. We also elected to record interest expense on the 2022 Note as changes in fair value.

Interest Income, Interest Expense and Other

Interest income and other consists primarily of interest earned on our cash, cash equivalents, and marketable securities. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest income and other also includes gains on sale of property and equipment. Interest expense and other consists primarily of convertible note issuance costs, amortization of premiums and accretion of discounts on marketable securities, net.

Results of Operations

Comparison of the Three Months Ended March 31, 2024 and 2023 and Years Ended December 31, 2023 and 2022

The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and notes included elsewhere in this registration statement. The following table sets forth our consolidated results of operations data for the three months ended March 31, 2024 and 2023 and years ended December 31, 2023 and 2022 (in thousands, except for percentages):

	Three months ended March 31,		Change	Change	Year ended December 31,		Change	Change
	2024	2023	$	%	2023	2022	$	%

Prototype sales	$20	$125	$(105)	(84)%	$477	$1,743	$(1,266)	(73)%
Development contracts	—	511	(511)	(100)%	987	1,904	(917)	(48)%
Total revenue	20	636	(616)	(97)%	1,464	3,647	(2.183)	(60)%
Cost of revenue	263	2,261	(1,998)	(88)%	15,319	8,732	6,587	75%
Gross loss	(243)	(1,625)	1,382	(85)%	(13,855)	(5,085)	(8,770)	172%
Research and development	4,532	9,442	(4,910)	(52)%	26,171	37,644	(11,473)	(30)%
Sales and marketing	341	6,268	(5,927)	(95)%	12,528	19,317	(6,789)	(35)%
General and administrative	5,615	8,554	(2,939)	(34)%	25,234	36,762	(11,528)	(31)%
Impairment of long-lived assets	—	—	—	—%	9,988	—	9,988	100%
Total operating expenses	10,488	24,264	(13,776)	(57)%	73,921	93,723	(19,802)	(21)%
Loss from operations	(10,731)	(25,889)	15,158	(59)%	(87,776)	(98,808)	11,032	(11)%
Change in fair value of convertible note and warrant liabilities	2	(810)	812	(100)%	(858)	(14)	(844)	6,029%
Interest income and other	195	277	(82)	(30)%	1,317	1,545	(228)	(15)%
Interest expense and other	317	176	141	80%	248	(1,379)	1,627	(118)%
Total other income (expense), net	514	(357)	871	(244)%	707	152	555	365%
Loss before income tax expense	(10,217)	(26,246)	16,029	(61)%	(87,183)	(98,772)	11,589	(12)%
Provision for income tax expense	2	19	(17)	(89)%	57	58	(1)	(2)%
Net loss	$(10,219)	$(26,265)	$16,046	(61)%	$(87,126)	$(98,714)	$11,588	(12)%

Revenue

Prototype Sales

Prototype sales decreased by $105, or 84%, to $20 for the three months ended March 31, 2024, from $125 for the three months ended March 31, 2023. This was primarily due to a decrease in units sold of our 4Sight™-based industrial product due to our focus on key automotive milestones in the Automotive market.

Prototype sales decreased by $1,266, or 73%, to $477 for the year ended December 31, 2023 from $1,743 for the year ended December 31, 2022. This was primarily due to a decrease in units sold of our 4Sight™-based industrial product due to bid delays from various customers and our focus on key automotive milestones.

Development Contracts

Development contracts decreased by $511, or 100%, to $0 for the three months ended March 31, 2024, from $511 for the three months ended March 31, 2023. The decrease was primarily due to the termination of a contract with a Tier 1 automotive supplier in the fourth quarter of 2023.

Development contracts decreased by $917, or 48%, to $987 for the year ended December 31, 2023, from $1,904 for the year ended December 31, 2022. The decrease was primarily due to less revenue recognized in the current year from a Tier 1 automotive supplier contract as we fulfilled our obligations in the fourth quarter of 2023.

Cost of Revenue

Cost of revenue decreased by $1,998, or 88%, to $263 for the three months ended March 31, 2024, from $2,261 for the three months ended March 31, 2023. This decrease was primarily due to fewer units sold in the current period due to the wind-down of our existing industrial product and also no development contract costs as we fulfilled our obligations on a Tier 1 automotive supplier contract in the fourth quarter of 2023.

Cost of revenue increased by $6,587, or 75%, to $15,319 for the year ended December 31, 2023, from $8,732 for the year ended December 31, 2022. This increase was primarily due to non-routine inventory write-downs associated with transitioning to certain higher-grade components in our automotive products in the third quarter of 2023 as well as the implementation of the second phase of our revised strategic plan in the fourth quarter of 2023 which focuses on the commercialization of our automotive product and the winding down of our existing industrial product. This increase was partially offset by decreased costs recognized in the current year relating to a Tier 1 automotive supplier contract as we fulfilled our obligations in the fourth quarter of 2023.

Operating Expenses

Research and Development

Research and development expenses decreased by $4,910, or 52%, to $4,532 for the three months ended March 31, 2024, from $9,442 for the three months ended March 31, 2023. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in personnel costs of $2,392, stock-based compensation expense of $1,069, third party research and development work of $675, engineering parts and lab equipment expense of $446, and information technology and facilities expense of $130.

Research and development expenses decreased by $11,473, or 30%, to $26,171 for the year ended December 31, 2023, from $37,644 for the year ended December 31, 2022. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in third party research and development work of $4,459, personnel costs of $2,974, engineering parts and lab equipment expense of $2,419, information technology and facilities expense of $707, stock-based compensation expense of $379, and travel and entertainment expense of $292.

Sales and Marketing

Sales and marketing expenses decreased by $5,927, or 95%, to $341 for the three months ended March 31, 2024, from $6,268 for the three months ended March 31, 2023. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in personnel costs of $2,563, stock-based compensation of $1,186, trade show, marketing, and consultant spend of $1,579, travel and entertainment expense of $307, and information technology and facilities expense of $254.

Total sales and marketing expenses decreased by $6,789, or 35%, to $12,528 for the year ended December 31, 2023, from $19,317 for the year ended December 31, 2022. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in personnel costs of $2,250, stock-based compensation of $1,703, marketing and consultant spend of $1,507, travel and entertainment expense of $721, and information technology and facilities expense of $550.

General and Administrative

General and administrative expenses decreased by $2,939, or 34%, to $5,615 for the three months ended March 31, 2024, from $8,554 for the three months ended March 31, 2023. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in stock-based compensation of $1,184, personnel costs of $765, accounting, legal, and consulting fees of $511, insurance of $392, and travel and entertainment expense of $84.

Total general and administrative expenses decreased by $11,528, or 31%, to $25,234 for the year ended December 31, 2023, from $36,762 for the year ended December 31, 2022. This decrease was primarily driven by the implementation of our revised strategic plan, with decreases in stock-based compensation of $3,811, accounting, legal, and consulting fees of $3,419, personnel costs of $2,114, insurance, tax, and license expense of $1,952, travel and entertainment expense of $571, and stock-related expenses of $236.

Impairment of Long-Lived Assets

Impairment of long-lived assets increased to $9,988 for the year ended December 31, 2023, from $0 for the year ended December 31, 2022 primarily as a result of the non-cash impairment of property and equipment and right-of-use assets. In the fourth quarter of 2023 we determined that an accumulation of triggering events, including the winding down of our existing industrial product as a result of the implementation of our automotive-first strategic plan to focus on commercialization of our automotive product, the termination of our partnership with a large Tier 1 automotive supplier, and a current period and history of cash flow losses, required an impairment review of our long-lived assets, resulting in our long-lived assets being written down to their fair values.

Change in Fair Value of Convertible Note and Warrant Liabilities

Change in fair value of convertible note and warrant liabilities decreased by $812, or 100%, to a gain of $2 for the three months ended March 31, 2024, from a loss of $810 for the three months ended March 31, 2023. This decrease was primarily due to settlement of the 2022 Note in the third quarter of 2023.

Change in fair value of convertible note and warrant liabilities decreased by $844, or 6,029%, to a loss of $858 for the year ended December 31, 2023, from a loss of $14 for the year ended December 31, 2022. This decrease was primarily due to changes in fair value of the 2022 Note between the periods partially offset by a favorable change in fair value on warrant liabilities.

Interest Income and Other

Interest income and other decreased by $82, or 30%, to $195 for the three months ended March 31, 2024, from $277 for the three months ended March 31, 2023. This decrease was primarily due to less interest earned on our marketable securities in the current period.

Interest income and other decreased by $228, or 15%, to $1,317 for the year ended December 31, 2023, from $1,545 for the year ended December 31, 2022. This decrease was primarily due to less interest earned on our marketable securities in the current period.

Interest Expense and Other

Interest expense and other decreased by $141, or 80%, to a gain of $317 for the three months ended March 31, 2024, from a gain of $176 for the three months ended March 31, 2023. This increase was primarily due to a favorable increase in accretion of discounts on marketable securities, resulting in a net decrease within amortization of premiums and accretion of discounts on marketable securities, net, of $83, and favorable increase in foreign exchange gain of $72.

Interest expense and other decreased by $1,627, or 118%, to a gain of $248 for the year ended December 31, 2023, from a loss of $1,379 for the year ended December 31, 2022. This decrease was primarily due to a favorable increase in accretion of discounts on marketable securities, resulting in a net decrease within amortization of premiums and accretion of discounts on marketable securities, net, of $1,252, and decreased debt issuance costs of $474.

Provision for Income Tax Expense

Provision for income tax expenses decreased to $2 for the three months ended March 31, 2024, from $19 for the three months ended March 31, 2023. This change is due to changes in pretax income (loss) in the U.S. and certain foreign entities and changes in tax rates.

Provision for income tax expenses decreased to $57 for the year ended December 31, 2023, from $58 for the year ended December 31, 2022. This change is due to changes in pretax income (loss) in the U.S. and certain foreign entities and changes in tax rates.

Net Loss

Net loss decreased by $16,046, or 61%, to $10,219 for the three months ended March 31, 2024, from $26,265 for the three months ended March 31, 2023. This decrease was primarily due to decreases in operating expenses following restructuring and cost reduction efforts in connection with our revised strategic plan as announced during 2023.

Net loss decreased by $11,588, or 12%, to $87,126 for the year ended December 31, 2023, from $98,714 for the year ended December 31, 2022. This decrease was primarily due to decreases in operating expenses following restructuring and cost reduction efforts as announced during 2023 partially offset by increases in cost of revenues due to write-downs of inventory and losses on purchase commitments as well as impairment of long-lived assets.

Liquidity and Capital Resources

Sources of Liquidity

Our capital requirements will depend on many factors, including, but not exclusively, sales volume and timing of revenue, our efforts to find a replacement Tier 1 automotive supplier and the timing of an OEM design win, our ability to extend our cash runway based on the restructuring initiatives announced in the previous year, the timing and extent of spending to support R&D efforts, how quickly we can commercialize our products, and market adoption of new and enhanced products and features. As of March 31, 2024, our cash, cash equivalents, and marketable securities totaled $28,909. For the three months ended March 31, 2024 and 2023, we had a net loss of $10,219 and $26,265, respectively. We anticipate that we will continue to incur losses for at least the next several years.

To date, our principal sources of liquidity have been proceeds received from the issuance of equity. In December 2021, we entered into a Common Stock Purchase Agreement with Tumim Stone Capital LLC, or Tumim Stone, pursuant to which we have the right, but not the obligation, to issue and sell to Tumim Stone over a 36-month period up to $125 million of our Common Stock. On May 6, 2022, we filed a Registration Statement on Form S-1, which related to the offer and resale of up to 1,028,847 shares of our Common Stock to be purchased by Tumim Stone, pursuant to the CSPA. As of July 25, 2024, 996,866 shares have been issued under this CSPA. On July 24, 2024, this agreement was terminated in conjunction with us entering into the Purchase Agreement with New Circle Principal Investments LLC.

In September 2022, we entered into a Securities Purchase Agreement, with an investor allowing for the sale and issuance of up to two convertible notes, each with cash proceeds of $10.0 million, for a total of $20.0 million in proceeds between the two issuances (each, a "Note Closing"). On September 15, 2022, we closed the first Note Closing with the investor and received cash proceeds of $9.9 million (net of fees paid to the investor). On March 15, 2024, our right to effect a Second Closing under the SPA terminated.

On September 26, 2023, the U.S. Securities and Exchange Commission declared our registration statement on Form S-3 to be effective.

On May 10, 2024, we entered into a Securities Purchase Agreement with Dowslake, pursuant to which Dowslake agreed to purchase 330,823 shares of Common Stock for the purchase price of approximately $854, which represents a per share purchase price of $2.58, and an unsecured convertible promissory note with the principal amount of $146 for an aggregate purchase price of $1.0 million.

On May 29, 2024, we entered into a Securities Purchase Agreement with certain institutional investors pursuant to which we agreed to issue and sell, in a registered direct offering, an aggregate of 727,706 shares of Common Stock at a per share purchase price of $3.448 for gross proceeds of approximately $2.5 million, before deducting estimated offering expenses payable by the Company.

On July 25, 2024, we entered into the Purchase Agreement with New Circle, pursuant to which we agreed to issue and sell up to $50.0 million of Common Stock, at our discretion from time to time after the date of this prospectus, subject to the satisfaction of the conditions in the Purchase Agreement.

Until we can generate sufficient revenue from the sale of our products to cover operating expenses, working capital, and capital expenditures, we expect the funds raised in the transactions described above, and other potential sources of capital, to fund our near-term cash needs.

If we are required to raise additional funds by issuing equity securities, dilution of stockholders will result. Any debt securities issued may also have rights, preferences, and privileges senior to those of holders of our Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. We may also be unable to raise additional capital through the sale of securities and debt financing, or to do so on terms that are favorable to us, particularly given current capital market and overall macroeconomic conditions.

Accounting Standards Codification, or ASC, Subtopic 205-40, Presentation of Financial Statements - Going Concern, requires us to assess our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. Despite the recent restructuring initiatives, we expect that our expenses will continue to exceed our operating income and, as a result, we may need additional capital resources to fund our operations. We believe that the net proceeds from the business combination with CF Finance Acquisition Corp. III and PIPE financing, together with our existing cash, cash equivalents, and marketable securities and implementation of our plans should we be unable to secure additional financing or find one or more replacement Tier 1 partners will sufficiently alleviate the risk of substantial doubt about our ability to continue as a going concern and will enable us to fund our operating expenses, working capital, and capital expenditure requirements for a period of at least twelve months from the date of this registration statement on Form S-1. For additional discussion of our plans, see Notes to our Condensed Consolidated Financial Statements included in this registration statement on Form S-1. If our cash needs are greater than we anticipate, we may be required to reduce our operating expenses even further or raise additional capital sooner. Reducing our operating expenses could be very challenging for us, since we have already undertaken significant operating expense reductions; further reductions could adversely impact our business operations. Given the current macroeconomic environment, OEMs appear to be more cautious about their capital spending and investments into new technologies and as a result we have seen the timelines delayed for certain opportunities which may negatively impact the time for us to reach positive cash flows from operations. Our plans for the use of cash in the long-term (beyond twelve months from this registration statement on Form S-1) are primarily related to funding operating expenses to support the commercialization of our products. For additional information regarding our cash requirements from lease obligations and contractual obligations, see Notes to our Condensed Consolidated Financial Statements included in this registration statement on Form S-1.

On March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, and the Federal Deposit Insurance Corporation, or FDIC, was appointed as receiver. On March 27, 2023, First Citizens Bank entered into a whole bank purchase of SVB. We had and continue to have deposit accounts at SVB. The standard deposit insurance amount is up to $250 per depositor, per insured bank, for each account ownership category. We do not maintain any other material accounts or lines of credit with SVB. Although we continue to maintain an operating account at SVB, we subsequently established operating accounts at other financial institutions to mitigate the risks associated with any one financial institution's potential risk of insolvency or receivership.

Cash Flow Summary

	Three months ended March 31,		Twelve months ended December 31,
	2024	2023	2023	2022
	(in thousands)
Net cash provided by (used in):
Operating activities	$(7,885)	$(17,195)	$(50,725)	$(71,649)
Investing activities	$368	$21,477	$55,351	$68,463
Financing activities	$120	$(2,845)	$(6,758)	$8,067

Operating Activities

For the three months ended March 31, 2024, net cash used in operating activities was $7,885. Factors affecting our operating cash flows during this period were net loss of $10,219, amortization of premiums and accretion of discounts on marketable securities, net of $252, offset by stock-based compensation of $3,014, and noncash lease expense of $364. Within operating activities, the net changes in operating assets and liabilities were cash used of $852, primarily driven by decreases in accrued expenses and other liabilities, operating lease liabilities, and other noncurrent liabilities of $1,343, $397 and $358, respectively. Cash used was offset by cash provided by a decrease in prepaid and other current assets of $772 and an increase in accounts payable of $309.

For the three months ended March 31, 2023, net cash used in operating activities was $17,195. Factors affecting our operating cash flows during this period were a net loss of $26,265, offset by stock-based compensation of $6,513, change in fair value of convertible note and warrant liabilities of $810, noncash lease expense of $350, depreciation and amortization of $330, and inventory write-downs of $208. Within operating activities, the net change in operating assets and liabilities was cash provided of $879, primarily driven by decreases in prepaid and other current assets and accounts receivable of $2,722 and $494, respectively. Cash provided was partially offset by cash used by decreases in accounts payable, contract liabilities, and operating lease liabilities of $985, $511, and $392, respectively, and increases in inventories of $386.

For the year ended December 31, 2023, net cash used in operating activities was $50,725. Factors affecting our operating cash flows during this period were net loss of $87,126, offset by stock-based compensation of $18,071, impairment of long-lived assets of $9,988, inventory write-downs of $7,712, depreciation and amortization of $1,547, noncash lease expense of $1,406, loss on advances to suppliers of $1,385, and change in fair value of convertible note and warrant liabilities of $858. Within operating activities, the net changes in operating assets and liabilities were cash used of $4,460, primarily driven by increases in inventories of $2,459, and decreases in accrued expenses and other current liabilities, and operating lease liabilities of $3,135 and $1,528, respectively. Cash used was offset by cash provided by decreases in prepaid and other current assets, accounts receivable, and other noncurrent assets of $2,279, $451 and $284, respectively, and an increase in accounts payable of $252.

For the year ended December 31, 2022, net cash used in operating activities was $71,649. Factors affecting our operating cash flows during this period were net loss of $98,714, offset by stock-based compensation of $23,959, depreciation and amortization of $1,422, noncash lease expense of $1,338, amortization of premiums on marketable securities, net of change in accrued interest, of $1,086, inventory write-downs of $675, and issuance costs of $474. Within operating activities, the net changes in operating assets and liabilities were cash used of $1,980, primarily driven by increases in inventories and prepaid and other current assets of $2,634 and $1,130, respectively, and decreases in operating lease liabilities and contract liabilities of $1,341 and $1,931, respectively. Cash used was offset by cash provided by decreases in accounts receivable and other noncurrent assets of $3,605 and $527, respectively, and increases in accounts payable of $839.

Investing Activities

For the three months ended March 31, 2024, net cash provided by investing activities was $368. The primary factors affecting net cash provided by investing activities during this period were proceeds from redemptions and maturities of marketable securities of $6,500, offset by the purchases of marketable securities of $6,045 and purchases of property and equipment of $87.

For the three months ended March 31, 2023, net cash provided by investing activities was $21,477. The primary factor affecting net cash provided by investing activities during this period were the proceeds from redemptions and maturities of marketable securities of $22,000, offset by purchases of property and equipment of $599.

For the year ended December 31, 2023, net cash provided by investing activities was $55,351. The primary factors affecting net cash provided by investing activities during this period were proceeds from redemptions and maturities of marketable securities of $76,350, partially offset by the purchases of marketable securities of $19,331 and purchases of property and equipment of $1,951.

For the year ended December 31, 2022, net cash provided by investing activities was $68,463. The primary factors affecting net cash provided by investing activities during this period were proceeds from redemptions and maturities of marketable securities of $96,592, offset by the purchases of available-for-sale debt securities of $23,929 and property and equipment purchases of $4,200.

Financing Activities

For the three months ended March 31, 2024, net cash provided by financing activities was $120. The primary factors affecting our financing cash flows during this period were proceeds from the exercise of the Common Stock Purchase Agreement, dated as of December 8, 2021, by and between the Company and Tumim Stone of $165, partially offset by payments for taxes related to net settlement of equity awards of $45.

For the three months ended March 31, 2023, net cash used in financing activities was $2,845. The primary factors affecting our financing cash flows during this period were payments for convertible note redemptions of $2,300 and payments for taxes related to net settlement of equity awards of $868, partially offset by proceeds from the exercise of stock options of $323.

For the year ended December 31, 2023, net cash used in financing activities was $6,758. The primary factors affecting our financing cash flows during this period were payments for convertible note redemptions of $6,235 and payments for taxes related to net settlement of equity awards of $1,445, partially offset by proceeds from the exercise of stock options and from issuance of common stock through the Employee Stock Purchase Plan of $455 and $334, respectively.

For the year ended December 31, 2022, net cash provided by financing activities was $8,067. The primary factors affecting our financing cash flows during this period were the net proceeds from the issuance of convertible notes of $9,850, proceeds from issuance of common stock under the CSPA of $2,891, and proceeds from the exercise of stock options of $1,174, offset by taxes paid related to the net share settlement of equity awards of $4,621 and payments for convertible note redemptions of $874.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of March 31, 2024, we had cash, cash equivalents, and marketable securities of $28,909, which consisted primarily of deposits in our bank accounts, money market funds, and marketable securities. Such interest-earning instruments carry a degree of interest rate risk. Our 2022 Convertible Note bore a fixed interest rate, and therefore was not subject to interest rate risk. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. We invest in highly rated securities, while limiting the amount of credit exposure to any one issuer other than the U.S. government. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our cash, cash equivalents and marketable securities.

Credit Risk

Our concentration of credit risk is determined by evaluating each customer and each vendor that accounts for more than 10% of our accounts receivable and accounts payable, respectively. As of March 31, 2024, there were two customers each accounting for 10% or more of our accounts receivable and one vendor accounting for 10% or more of our accounts payable.

We perform credit evaluations as needed and generally do not require collateral for our customers. We analyze accounts receivable, historical percentages of uncollectible accounts, and changes in payment history when evaluating the adequacy of the allowance for doubtful accounts for potential credit losses on customers’ accounts. At March 31, 2024 and 2023, we did not have write-offs and recorded a $14 and $0 provision for expected credit losses, respectively.

Foreign Currency Exchange Risk

Our foreign currency exchange gains and losses have been generated primarily from fluctuations in the euro versus the US dollar, and the Japanese yen versus the US dollar. The functional currency of all our entities is the US dollar. Monetary assets and liabilities and transactions denominated in currencies other than an entity’s functional currency are remeasured into its functional currency using current exchange rates, whereas non-monetary assets and liabilities are remeasured using historical exchange rates. We recognize gains and losses from such remeasurements within interest income and other, or interest expense and other, as applicable on the consolidated statements of operations and comprehensive loss in the period of occurrence. We have in the past experienced, and in the future expect to experience, foreign currency exchange gains and losses on our non-functional currency-denominated balances. Foreign currency exchange gains and losses could have a material adverse effect on our business, operating results and financial condition. To date, we have not engaged in exchange rate hedging activities, and we do not expect to do so in the foreseeable future.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are in accordance with GAAP. We are required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the condensed consolidated financial statements, the reported amounts of revenues and expenses during the reporting periods, fair value measures, and the related disclosures in the condensed consolidated financial statements. Our actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations. We believe our critical accounting policies involve the greatest degree of judgment and complexity and have the greatest potential impact on our condensed consolidated financial statements.

On an ongoing basis, we evaluate these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While we believe our estimates, assumptions and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions as a result of unforeseen events or otherwise, which could have a material impact on our financial position and results of operations.

Revenue

We recognize revenues from R&D and development arrangements with OEMs and suppliers to the OEMs and from the sale of prototype products. Revenue represents the amount of expected consideration we are entitled to receive upon the transfer of promised goods or services in the ordinary course of our activities and is recorded net of sales taxes. We recognize revenue when performance obligations are satisfied by transferring control of a promised good or service to a customer. For performance obligations that are satisfied at a point in time, we also consider the following indicators to assess whether control of a promised good or service is transferred to the customer: (i) right to payment; (ii) transfer of legal title; (iii) physical possession; (iv) significant risks and rewards of ownership; and (v) acceptance of the goods or service. For performance obligations satisfied over time, we recognize revenue over time by measuring the progress toward complete satisfaction of a performance obligation.

The application of various accounting principles related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex development arrangements with nonstandard terms and conditions may require relevant contract interpretation to determine the appropriate accounting treatment, including whether the promised goods and services specified in a multiple element arrangement are capable of being distinct and accounted for as separate performance obligations. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. When a contract involves multiple performance obligations, we account for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. For multiple element arrangements, the transaction price is allocated to each performance obligation using the relative stand-alone selling price, or SSP. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs, or use a residual approach to estimate the SSP for performance obligations where SSP is highly variable or uncertain. Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Impairment of long-lived assets

We evaluate the recoverability of our long-lived assets with finite useful lives for impairment when events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Such triggering events or changes in circumstances may include: a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being used, a significant adverse change in legal factors or in the business climate, the impact of competition or other factors that could affect the value of a long-lived asset, a significant adverse deterioration in the amount of revenue or cash flows we expect to generate from an asset group, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. When a triggering event occurs, a test for recoverability is performed, comparing projected undiscounted cash flows to the carrying value of the asset group. We perform testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If the test for recoverability identifies a possible impairment, the asset group's fair value is measured and impairment expense is recognized equal to the excess of the asset group's carrying value over its fair value. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amounts are depreciated over their remaining useful life.

We determined that an accumulation of triggering events that occurred in the fourth quarter of 2023, including the winding down of our existing industrial product as a result of the implementation of our automotive-first strategic plan to focus on commercialization of our automotive product, the termination of our partnership with a large Tier 1 automotive supplier, and a current period and history of cash flow losses, required an impairment review of our long-lived assets. A test of recoverability was performed which identified a possible impairment as the asset group's carrying value exceeded projected undiscounted cash flows. These assets were written down to their fair values based on an independent third-party valuation of these long-lived assets based on each asset's highest and best use. The fair value of our proprietary property and equipment was based upon estimated salvage value, which was determined to be zero. The fair value of our non-proprietary property and equipment was based upon estimated orderly liquidation value. The fair value of our leased headquarters and associated leasehold improvements were based on a value-in-use approach.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the closing of the Merger, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700.0 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1.0 billion in non-convertible debt in the prior three-year period, or (iv) December 31, 2025. AEye expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

A description of recently adopted accounting pronouncements and recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our accompanying condensed consolidated financial statements.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

On November 13, 2020 CF III’s units began trading on Nasdaq under the symbol “CFACU”. On January 4, 2021, CF III’s Class A common stock and warrants trading on Nasdaq under the symbols “CFAC” and “CFACW,” respectively. On the Closing Date, all outstanding CF III units were separated, pursuant to their terms, into one share of Common Stock and one-third (1/3) of one warrant (and the units ceased trading on Nasdaq), and on August 18, 2021, and our Common Stock and warrants were listed on Nasdaq under the new trading symbols “LIDR” and “LIDRW”, respectively.

We have not paid any cash dividends on shares of our Common Stock and do not intend to pay cash dividends. The payment of cash dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board. We expect to retain any earnings for use in our business operations and, accordingly, do not anticipate declaring any dividends in the foreseeable future.

BUSINESS

General

We are a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver-assistance systems, or ADAS, and robotic vision applications. We have developed an artificial intelligence technology that enables adaptive “intelligent sensing,” differentiating us in the marketplace from our competition. Our proprietary software-definable 4SightTM Intelligent Sensing Platform combines solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.

We were founded in 2013 by Luis Dussan, a member of our Board of Directors and our first Chief Executive Officer, with the goal of creating a deterministic AI-driven sensing system that performs better than the human eye and visual cortex. Mr. Dussan’s experience developing mission-critical targeting systems for fighter jets and ground troops on behalf of the U.S. military provided us with the background to develop a differentiated approach to visual sensing. While traditional sensing systems passively collect data, our active 4SightTM Intelligent Sensing Platform leverages principles from automated targeting systems and biomimicry to scan the environment, while intelligently focusing on what matters in order to enable safer, smarter, and faster decisions in complex scenarios. From our inception, our culture drew from esteemed scientists and electro-optics engineers from the National Aeronautics and Space Administration, or NASA, Lockheed Martin Corporation, Northrop Grumman Corporation, the U.S. Air Force, and the Defense Advanced Research Projects Agency, or DARPA, to create the highest performing sensing and perception system for the most challenging situations, ensuring the highest levels of safety for autonomous driving.

As a result, our adaptive lidar is designed to enable higher levels of autonomy and functionality - SAE Levels 2 through 5 - with the goal of optimizing performance, power, and reducing cost. Our 4SightTM Intelligent Sensing Platform is software-definable, and network-optimized, and leverages deterministic artificial intelligence at the edge. We have made substantial investments in our R&D processes and deliver value to our customers through our manufacturing partners. We perform the majority of our R&D activities in our corporate headquarters in Pleasanton, California. Our modular design facilitates product hardware updates as technologies evolve, and its small size and modest heat dissipation enable very flexible placement options on the interior or exterior of a vehicle. 4Sight also leverages a common architecture to create application-specific products across different markets.

Our systems-based approach encourages partnerships from the well-established automotive supply chain, including original equipment manufacturers, or OEMs, as well as Tier 1 and Tier 2 OEM suppliers. There is strong alignment between us and our partners given what is required to produce high-performance automotive grade products at scale, including quality, reliability, and affordability. Our Tier 1 partners will add value with OEM customers through industrialization, manufacturing, integration, sales, marketing, product liability and warranty. Our Tier 2 partners will provide automotive-grade sub-components, which are used not only in automotive lidar for ADAS use cases, but could also be used for products we may sell into the Industrial market. We expect the result will be a high-quality, high-performance product at the right price point, which we believe to be a key enabler in accelerating adoption of lidar across various markets in Automotive and beyond.

In pursuing this strategy, we have partnered, and will continue seeking partnerships, with leading Tier 1 automotive suppliers. It is anticipated that our Tier 1 partners will bid for long range lidar series production awards with OEMs and that these awards will represent a substantial portion of our future revenues, however, there is no guarantee that this Tier 1 partnership strategy will be successful. For example, in late 2023, Continental informed us that they intended to discontinue our joint lidar development program due to corporatewide restructuring and expense reduction efforts.  We have since engaged with LITEON as our new Tier 1 automotive partner and are actively working with LITEON to bring our products to market.   If we fail to establish or maintain relationships with Tier 1 automotive suppliers, it may have a material and adverse effect on our business, which is predicated on licensing our lidar designs and other intellectual property to our Tier 1 partners. The main markets for lidar, primarily Automotive and Industrial, are projected to see significant growth in both the near and long term. We believe this expected growth will allow us to capture market share as well as pursue specialized opportunities like highway autonomous driving applications that benefit from our products. We expect that lidar will be a required sensing solution across many end markets, and we intend to be one of the leading solutions providers in these spaces.

As is common in early-stage companies with limited operating histories, we are subject to risks and uncertainties such as our ability to develop and commercialize our products; produce and deliver lidar and software products meeting acceptable performance metrics; attract new and retain existing customers; develop, obtain, or progress strategic partnerships; secure an automotive OEM design win; secure additional capital to support the business plan; and other risks and uncertainties such as those described in the section titled "Risk Factors" in this prospectus. Since inception, we have incurred net losses and negative cash flows from operations and expect to continue incurring losses in the near term. We plan to improve our liquidity position through securing additional financing and finding a replacement Tier 1 partner. Should we not be able to achieve these goals, we have a plan to further reduce operating expenses and cash outlays. The Company believes that these plans are probable of being successfully implemented, which will result in adequate cash flows to support our ongoing operations for at least one year following the date these financial statements are issued.

Reverse Stock Split

On December 27, 2023, we effected a 1-for-30 reverse stock split of its issued and outstanding shares of Common Stock (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split, every thirty (30) shares of issued and outstanding shares of Common Stock were combined into one (1) share of Common Stock. We did not issue fractional shares in connection with the Reverse Stock Split. Stockholders who were otherwise entitled to fractional shares of Common Stock were instead entitled to receive a proportional cash payment. The number of shares of Common Stock issuable under our equity incentive plans and exercisable under the outstanding warrants were also proportionately adjusted.

In connection with the Reverse Stock Split, there was no change to the shares authorized or in the par value per share of Common Stock of $0.0001. Accordingly, unless we indicate otherwise, all historical per share data, number of shares issued and outstanding, stock awards, and other common stock equivalents for the periods presented in this registration statement on Form S-1 have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split.

Market Outlook/Overview

We believe that lidar will be a required sensing solution across many end markets. We broadly define our two key end markets as Automotive and Industrial, although at the current time we are almost exclusively focused on the Automotive market.

Automotive

According to the World Health Organization, the number of fatalities globally on roadways exceeds one million annually, road traffic injuries are the leading cause of death for children and young adults aged 5 to 29 years and in the U.S. pedestrian fatalities have increased by over 80% in the last ten years. Road traffic accidents cost most countries 3% of their gross domestic product on an annual basis. We believe the current technology solutions in the market are insufficient for mitigating this issue and that lidar, incorporated as a component of ADAS and fully autonomous driving or self-driving systems, could play a critical role in addressing this issue in the future. In 2023, the National Highway Traffic Safety Administration, or NHTSA, introduced proposed rulemaking to mandate that passenger vehicles have automatic emergency braking, or AEB, and pedestrian AEB, and the Federal Motor Carrier Safety Administration introduced proposed rulemaking to mandate AEB in heavy trucks. Final rules are expected soon, and these may require additional hardware and software to meet performance requirements. With that in mind, passenger and commercial vehicle OEMs are expected to introduce lidar sensors to add ADAS features and improve safety for passengers and pedestrians. Applications for the Automotive end market include lidar sensors and software for passenger and commercial vehicles. For vehicles to achieve greater autonomous functionality and perform those functions at higher speeds, we believe long-range lidar will be necessary. Our sensors were designed to search, detect, acquire, and track small objects at long distances. In the future, we may also introduce other mid- and short-range lidar systems based on the same 4Sight Intelligent Sensing Platform. Our system is particularly well-suited to reduce the intensive compute (and associated power and latency) requirements of autonomous systems because our platform handles critical data processing at the sensor level, thereby allowing the self-driving system to focus limited compute resources on the vehicle's path planning. We believe that our strategy to partner with Tier 1 automotive suppliers to produce high-quality, long-range lidar at scale will help drive adoption of lidar into series production across major global OEMs.

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Passenger vehicle ADAS - highway autonomy in passenger vehicles is a highly relevant use case for our technology, as passenger vehicle OEMs are actively in the process of adding new features that enhance the consumer driving experience. These highway systems rely on consistent detection of dangerous, often small, obstacles at long distances and high speeds, which our system can optimize for in software.

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Commercial vehicle ADAS - hub-to-hub autonomy in commercial vehicles, such as short- and long-range delivery vehicles, enabled by lidar promises similar technological utility to that in passenger vehicles. Importantly, however, the value that a commercial vehicle operator derives from commercial ADAS is driven by increased utility and safety through reduced risk from driver fatigue. We believe that adoption rates for long-range lidar will be higher in commercial vehicles initially due to the significant share of time that highway driving represents for commercial customers.

Industrial

In 2023, we decided to wind down our existing industrial product line and will be dialing back support for this end market until we have sufficient scale in the Automotive market, which is our largest and highest priority market. We still believe there will be a broad range of use cases for lidar in Industrial markets, including but not limited to rail, construction, mining, agriculture, aerospace, defense, and intelligent transportation systems. Such use cases may include:

●	Rail - detecting and acquiring railway debris at long distances to stop the train to prevent derailment; assessing tracks for maintenance needs; and monitoring platform safety.

●	Construction, Mining &Agriculture - detecting and acquiring obstacles, pedestrians, and animals in the path of large, autonomous construction and mining vehicles and agricultural equipment.

●	Aerospace & Defense - detecting wires or other obstacles above ground for helicopters; automating logistics vehicles for the military; enabling mid-air refueling.

●	Intelligent Transportation Systems (ITS) - intersection traffic management, highway monitoring, tolling automation, smart mobility infrastructure, autonomous/smart parking, and work zone safety.

Commercial

Overview

We employ two different go-to-market models: one model addresses the traditional Automotive end market and the other model addresses the Industrial end market.

We employ a channel model in the traditional Automotive market by working through Tier 1 suppliers that sell products to OEM customers. Those Tier 1 suppliers will industrialize, manufacture, and sell lidar sensor solution units to OEMs that incorporate our proprietary design and software. We expect that we will receive royalty or other payments from those Tier 1 suppliers for each unit they sell to their OEM customers. The payments may take the form of a fixed amount per unit, a percentage of the average selling price of the sensor, profit-sharing, or some combination of these methods. We are currently engaged in partnership discussions with other Tier 1 suppliers.

For the Industrial market, we may either sell directly to the customer or employ a licensing model through systems integrators. Contract manufacturers with whom we have agreements, assemble, test, and deliver these products. Systems integrators will build our technology into mass produced systems, such as autonomous mining haulers, locomotives, or intelligent transportation systems.

Our lidar products employ a single product platform that is based on components sourced from an established Tier 2 automotive supply chain to drive down costs and increase reliability. We expect to utilize those same components to be used to address the Industrial market, which enables us to leverage our volume in automotive, and drive costs down for the products made by our contract manufacturing partners.

Technology

We developed the 4SightTM Intelligent Sensing Platform, to combine solid-state active lidar, an optionally fused low-light HD camera, and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings. The 4SightTM Intelligent Sensing Platform enables the integration of various types of sensor inputs, including camera, lidar, and radar. Our 4Sight products are developed on this framework and incorporate both camera and lidar sensors.

The 4SightTM Intelligent Sensing Platform leverages a bistatic architecture, allowing for physically separated transmit and receive paths. This improves range, refresh rate, and resolution over conventional coaxial architectures employed by our competitors, by allowing the transmitter to direct energy independently of the receiver’s focus. The lidar system employs time-of-flight based scanning, delivered with extremely low latency.

The laser we utilize is a 1550nm fiber laser. The 1550nm wavelength provides a photon budget far exceeding (>100x) 905nm lasers, and because 1550nm is a retina-safe wavelength, more energy can be utilized by lidar solutions using 1550nm lasers.

We leverage custom high resonance micro-electro-mechanical systems, or MEMS, for agile scanning over a wide field of view. The MEMS that we use are extremely small when compared to competing MEMS-based lidar solutions, and when coupled with the extremely high resonant frequency at which they can operate, our MEMS meet and exceed shock and vibration requirements for both the Automotive and Industrial markets.

All of the data collected is processed directly on the system-on-a-chip, where our algorithms continually evaluate the certainty of object detection in order to direct system energy and focus.

We have made substantial progress in our collaboration efforts with Nvidia, demonstrating significant advances in the high-speed and long-range detection performance of our lidar systems, which we believe puts us on track for future integration with their Hyperion platform.

4Sight Intelligent Sensing Platform

4Sight is our proprietary intelligent sensing lidar platform. This intelligence is enabled by our patented bistatic architecture, which keeps the transmit and receive channels separate, allowing 4Sight to optimize for both. As each laser pulse is transmitted, the receiver is told where and when to look for its return. Ultimately, this establishes the 4Sight platform as active - allowing it to focus on what matters most in a vehicle’s surroundings.

The result mimics how the human visual cortex conceptually focuses on and evaluates the environment around the vehicle, driving conditions, and road hazards, enabling smarter, more accurate decision making - radically improving the probability of detection and the accuracy of classification. The sensor captures more intelligent information with less data, enabling faster, more accurate and more reliable perception.

We have identified four increasingly complex levels of software which differentiate our system:

(1)

4Sight at Design: 4Sight at Design (software configured scan patterns) enables customers to create a single, deterministic scan pattern to deliver optimal information for any specific use case. This level is particularly beneficial for repetitive motion applications, such as power line or pipeline inspection (which cameras alone cannot achieve), or robots in a closed-loop environment that is unlikely to experience anything unexpected. Through 4Sight at Design, the customers’ unique, deterministic scan pattern will give them precisely the information they need for their repetitive pattern application.

(2)

Triggered 4Sight: With Triggered 4Sight, customers can create a library of deterministic, software-configurable scan patterns at design time, each one addressing a specific use case. Maps, IMU, speed, tilt, weather, and direction of the vehicle can all trigger the sensor to switch from one scan pattern to another. For example, a customer can create different scan patterns for highway, urban, and suburban driving, as well as an “exit ramp” pattern. In addition, the customer can create scan patterns for those same driving environments, but optimized for bad weather (e.g., “highway rain scan pattern” vs “highway sunlight scan pattern”).

(3)

Responsive 4Sight: With Responsive 4Sight, scan patterns can be created at design and run time. In this level, the entire platform is completely software-configurable and situationally aware, adjusting, in real time, how it scans the scene, where to apply density and extra power, and what scan rate to employ. In this level, deterministic feedback loops or other sensors, such as camera and radar, inform the lidar to interrogate objects discretely or via dense, dynamic regions of interest or ROIs at various points throughout the scene. It can also dynamically alter its scan pattern on the fly. The system is intelligent, with the ability to interrogate the scene, and perpetually optimize its own scan patterns and data collection to focus on the information that matters most and respond based on firmware feedback.

(4)

Predictive 4Sight: Predictive 4Sight (motion forecasting) can take what is offered in Responsive 4Sight but look ahead, enabling even smarter interrogation. In this level, basic perception can be distributed to the edge of the sensor network. Predictive 4Sight seeks to understand the motion of everything it sees, thereby enabling the system to deliver more information with less data by focusing its energy on the most important objects in a scene while paying attention to everything else in its periphery. Predictive 4Sight can “sense” (i.e., predict) where an object will be at different times in the future, enabling the vehicle to solve challenging edge cases.

4Sight for Automotive

Built on a modular architecture, the 4Sight series is easily customizable to address the specific design requirements for multiple Automotive OEMs. Industrialized, manufactured, tested, and validated by our Tier 1 partners, the 4Sight series features industry leading, long-range ADAS performance, designed to address the need for high-performance applications. 4Sight is built on our patented 1550nm, solid-state, active lidar. We expect that the 4Sight solutions for Automotive will generally utilize one of the first three software levels described above: 4Sight at Design, Triggered 4Sight, or Responsive 4Sight.

We believe the unique combination of features of 4Sight include:

●	Active lidar enables user’s choice of deterministic scan patterns catered to specific use cases and applications, such as highway autopilot;

●	Feature-specific Fixed Regions of Interest (ROIs) designed to detect objects from various locations;

●	Lidar perception made available through a software partner;

●	Windshield, grill, and other discreet vehicle integration options that are optimized by software configurability;

●	Size, Weight, and Power (“SWaP”) optimized; and

●	Functional Safety (“FuSa”)/Safety of the Intended Functionality (“SOTIF” or ISO 21448) compliant for signal path - providing necessary determinism for testing and validation.

4Sight for Industrial

Built on our unique 4Sight Intelligent Sensing Platform, 4Sight meets the diverse array of performance and functional requirements for the Industrial market with our industry-leading lidar performance, integrated intelligence, advanced vision capabilities, and unmatched reliability and safety. Once we achieve economies of scale in the Automotive market, we anticipate that 4Sight will be a cost-effective, customizable perception solution in the Industrial markets that may leverage the complete 4Sight software platform and will include a comprehensive software development kit for an extensible roadmap to autonomous functionality. 4Sight for the Industrial market may utilize any of the four software levels described above: 4Sight at Design, Triggered 4Sight, Responsive 4Sight, or Predictive 4Sight.

Flexible sensor location within the car

Our 4Sight Flex next-generation design allows for unique flexibility with respect to sensor placement. The unit’s power requirements and small form factor makes it easier for OEM designers to integrate our sensors into a variety of locations in a vehicle, such as behind the windshield, on the roof, or in the grille. Competing solutions, on the other hand, may need to be integrated into the roof of the car in order to resolve challenges with excess heat or size. As a result, OEMs that install competing products may need to substantially alter the physical appearance of their vehicles to accommodate those products.

Competition

Lidar-based perception solutions for autonomous applications is an emerging market with a wide variety of possible applications across many different markets. We face competition from numerous companies worldwide that are developing lidar solutions, and some of these solutions may use a similar wavelength or scanning methodology. For example, we and at least two of our major competitors use lasers that have a 1550nm wavelength. Other competitors use MEMS-based scanning technologies, but we believe our MEMS solution is uniquely robust due to its very small size and high resonant frequency. In addition to companies focused specifically on developing lidar solutions, we also face competition from current or potential partners and customers that may be developing lidar solutions internally. We believe that many of the other companies developing lidar solutions are focused on shorter-range sensors that passively collect data, and most of these sensors utilize 905nm lasers that limit their performance. We believe that we are differentiated from competitors by virtue of our ultra long-range performance, coupled with high resolution and software-based customization of scanning, and a compact form factor suitable for a variety of integrations. This is possible, in part, because we utilize 1550nm lasers that enable our lidar solutions to achieve a higher photon budget than many of our competitors that rely upon 905nm lasers. While 1550nm lasers are more costly than 905nm lasers on a per unit basis, 1550nm lasers have much higher performance and our product only requires one such laser. Some 905nm systems utilize up to 128 lasers and still do not attain the performance results we achieve with a single 1550 nm laser. As a result, we believe that we are able to compete favorably in the lidar market, particularly in market segments such as passenger vehicle ADAS highway pilot applications that can benefit from our active, long-range, high-resolution capabilities.

We believe that our modular, patented design, our embedded deterministic artificial intelligence, which is inherently enabled by our unique product, and our strong R&D capabilities will enable us to remain a technology leader in the lidar market.

Research and Development

We have made substantial investments into our R&D efforts historically, but we expect these investments to be reduced as a result of our revised strategic plan. With a reduced workforce and consolidated global footprint, we plan to be more focused on investments that support our strategy and product development goals in the near-term. We believe that this is essential to maintain our position as a provider of one of the most advanced lidar solutions in the market. While our R&D activities occur primarily at our headquarters in Pleasanton, California, we work with technology developers on a worldwide basis. Our engineers located in Pleasanton, California focus on developing sensor hardware, firmware, and software.

Our R&D team is responsible for both developing new technology, as well as enhancing the capabilities and performance of our lidar hardware, firmware, and software. Our R&D team also has responsibility for identifying, defining, and prototyping advanced components that we may utilize from key suppliers, as well as for our design-for-manufacturability, or DFM, and other critical capabilities. Additionally, this team works alongside our operations team to assist our Tier 1 and contract manufacturer partners as they develop large-scale manufacturing processes based on our lidar design.

Intellectual Property

We believe that our competitive advantage and our success depend in part upon our ability to develop and protect both our intellectual property and our technology. We own a portfolio of intellectual property, which includes patents (issued and pending), registered trademarks, copyrights, trade secrets, and know-how in the development of our lidar solutions.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, vendors, employees, and consultants, as well as close monitoring of the developments, components, products, and competitors in the industry.

As of March 1, 2024, we owned 78 U.S. and foreign issued patents and we had 83 pending U.S. and foreign patent applications, with three patent applications in the drafting stage. In addition, we have two registered and one pending trademark applications. Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, bistatic lidar system architecture, laser, scanner, receiver, and perception technology.

Sales and Marketing

Historically, we have utilized a combination of channel (indirect) sales and direct sales methods. In the Automotive market, we work with Tier 1 partners that are suppliers to OEMs, and leverage their sales channels which allows us to substantially reduce our investment in sales and marketing. We intend to license our lidar designs and other intellectual property to our Tier 1 partners, who will then industrialize and sell our technology to their OEM customers. Working with Tier 1 partners allows us to use this existing automotive value chain and provides us with an opportunity to increase our penetration of the Automotive market more rapidly than would otherwise be possible. This, in turn, will substantially reduce our investment in sales and marketing, and it will also substantially reduce the associated costs for manufacturing, working capital, validation, and testing, as well as the overhead of product liability and warranty over the life of the multiyear series production programs with OEMs. In the past, we also maintained direct sales channels but expect sales and marketing costs associated with this to be reduced as a result of our revised strategic plan which significantly reduced our workforce and consolidated our global footprint to leverage our Tier 1 partners’ sales channels. Our team still continues to maintain direct contact with the OEMs, which better enables us to understand their specific product requirements and facilitate the implementation of our product design into their vehicles.

In the Industrial market, we anticipate using the same supply chain to manufacture through global contract manufacturers, and we will sell our products primarily through system integrator channel partners that may integrate our lidar sensor and software as part of a larger solution for an end customer. We expect sales and marketing costs related to the Industrial market to decline in the near term as we made the decision in 2023 to wind down our existing Industrial product line. We will be reducing support for the Industrial market until we have sufficient scale in the Automotive market, which is our largest and highest priority market.

We solicit feedback directly from partners and customers in order to identify opportunities to improve our product design. We work with industry analysts, universities, and independent labs to conduct studies and performance tests, which provides third-party validation of our solutions to current and potential customers and partners. We also drive our brand management and increase our public visibility through news releases, advertising campaigns, events, industry panels, and other public relations programs.

Government Regulation

We believe that the U.S. has provided a constructive legal environment to enable the testing and development of autonomous capabilities. We do not expect any federal rules or regulations in the near future that would impact the use or demand for our lidar technology. Some states, such as California and New York, do enforce operational or registration requirements for some autonomous functions. U.S. federal regulations generally allow higher levels of safe and responsible autonomous functionality to be deployed. The European Union, China, and other foreign markets are also developing standards to define the requirements for deploying higher levels of autonomy.

The National Highway Traffic Safety Administration, or NHTSA, is the principal legal and regulatory authority that has oversight of vehicles equipped with our sensors as they are deployed on public roadways. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance with the Federal Motor Vehicle Safety Standards. Similar such reporting and recall requirements exist in foreign markets. As the development of federal, state, and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes.

Lidar technology, such as ours, is subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration, or FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

We are also subject to import and export regulations of the U.S. and certain foreign jurisdictions. In addition, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation, and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses, and inspections of our facilities and products.

Human Capital Resources

We believe that our culture is one of our competitive advantages. We have emphasized a collaborative, team-oriented, performance-based culture with a strong focus on both the development of differentiated technology and the success of our customers. Our leadership team comes from sectors including automotive, aerospace and defense, semiconductors, software, and computer hardware. As of December 31, 2023, we had over 60 employees worldwide. The majority of our employees are in the R&D function. We also engage consultants and contractors to supplement our regular full-time workforce. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.

Facilities

Our corporate headquarters is located in Pleasanton, California, where we lease 6,522 square feet pursuant to a lease that initially expires November 30, 2027, unless we choose to exercise a five-year renewal option. The Pleasanton facility contains engineering, R&D, operations, customer support, marketing, and administrative functions. We believe our existing facility is in good condition and suitable for the conduct of our business.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties, or employment-related matters. We are not currently a party to any actions, claims, suits, or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material effect on our business, financial condition, or results of operations.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information concerning the persons who serve as our executive officers and members of our Board.

Name	Age	Position
Matthew Fisch	55	Chairman of the Board and Chief Executive Officer
Andrew S. Hughes	58	General Counsel and Secretary
Conor B. Tierney	46	Chief Financial Officer and Treasurer
Luis Dussan	49	Director, and founder
Jonathon B. Husby	50	Director
Prof. Dr. Bernd Gottschalk	80	Director
Timothy J. Dunn	66	Director
Sue E. Zeifman	69	Director

Executive Officers

Matthew Fisch has served as a Class II director and as our Chief Executive Officer since February of 2023, and as Chairman of the Board since May 2023, and has over 30 years of experience in technology development and leadership. Prior to joining us, Mr. Fisch was the Senior Vice President & Chief Technology Officer at Gentherm Incorporated, a developer of thermal management technologies for the automotive and other industries, from April 2020 until February 2023. Prior to Gentherm, Mr. Fisch was employed by North American Bancard, a payments technology company, where he served as Executive Vice President & Chief Technology Officer of Hospitality Services from October 2019 until April 2020. Prior to joining North American Bancard, Mr. Fisch worked at Verifone Systems, Inc., a global leader in payments and commerce solutions, where he served as the Executive Vice President of Global R&D from August 2018 to October 2019, and Senior Vice President of Global Engineering from May 2016 to August 2018. At Verifone, Mr. Fisch led research and development for all product lines, including hardware application and cloud software services. Prior to Verifone, he was the Vice President of R&D for Harman International Industries, Inc.’s lifestyle division from 2014 to 2016, where he led the global R&D organization that was responsible for developing Harman’s car audio business for North America, Europe, China, Japan, and Korea. Prior to joining Harman, Mr. Fisch had a 22-year career at Intel Corporation where he held positions of increasing responsibility in engineering. Mr. Fisch holds a Master of Engineering in Computer Engineering, and a Bachelor of Science in Electrical Engineering, both from Cornell University.

Mr. Fisch is qualified to serve as a director based on his experience serving as our Chief Executive Officer and his technology background.

Conor B. Tierney has served as our Chief Accounting Officer since January 2022 and Chief Financial Officer since March 2023. Mr. Tierney has over 20 years of financial experience and prior to joining us, Mr. Tierney served as the Head of Finance at Wing Aviation LLC (NASDAQ: GOOG), Alphabet’s drone delivery service from 2018 through to 2021. Mr. Tierney also served in various positions at Glu Mobile Inc. (NASDAQ: GLUU), a free-to-play mobile gaming company, from 2009 to 2018, including Corporate Controller. Prior to Glu, Mr. Tierney served at Deloitte & Touche L.L.P. in their Transactions Services Team from 2008 to 2009. During his career, Mr. Tierney also served as an auditor at Price Waterhouse L.L.P., where he focused primarily on semiconductor clients and initial public offerings from 2005 to 2007. He holds a B.S. in Accounting from University College Cork, is an Irish Chartered Accountant, and a Certified Public Accountant.

Andrew S. Hughes has served as our General Counsel and Secretary since the closing of the Transactions and joined AEye Technologies in March 2021 as General Counsel. Mr. Hughes has over 30 years of legal experience and prior to joining us, he was the General Counsel for the Americas at Renesas Electronics Corporation (TSE: 6723), a global automotive and industrial semiconductor manufacturer, from 2017 through 2021. From 2015 to 2017, he was the General Counsel and Corporate Secretary at Intersil Corporation (NASDAQ: ISIL), a power management semiconductor solutions provider. During his career, Mr. Hughes has also served as General Counsel and Corporate Secretary at Ikanos Communications, Inc. (NASDAQ: IKAN), Bell Microproducts, Inc. (NASDAQ: BELM), and LSI Logic Corporation (NYSE: LSI), and served as a Division Counsel at Harris Corporation (NYSE: HRS) as well as a partner at a regional law firm in Southern California. Mr. Hughes holds a B.A. degree from the University of California, Los Angeles, and a J.D. and M.B.A. from Santa Clara University.

Non-Employee Directors

Luis C. Dussan has served as a Class II director since the closing of the Transactions. Mr. Dussan served as our Chief Technology Officer and Chief Product Strategist from the closing of the Transactions until November 2023. Mr. Dussan co-founded AEye Technologies in 2013 and was a member of the AEye Technologies Board of Directors since its inception. From 2020 to the closing of the Transactions, he served as the President and Chief Technology Officer of AEye Technologies. From December 2013 through 2014 he served as the President, and from 2014 through 2020 as the Chief Executive Officer of AEye Technologies. Mr. Dussan has more than 20 years of experience in the aerospace and defense industry. He started his career at the National Aeronautics and Space Administration (“NASA”) in 1997 working for the Jet Propulsion Lab in the Deep Space Network that communicated with NASA planetary and deep space probes. From 2002 through 2009 he worked at Lockheed Martin Corporation in their Missiles and Fire Control Division. From 2009 through 2013, Mr. Dussan worked for Northrop Grumman Corporation – Laser Systems, as Chief Technologist, where he was responsible for managing the division’s research and development of electro-optical sensors. Mr. Dussan holds a B.S. in Electrical Engineering and Computer Science, an M.S. in Quantum Optics, and an M.S. in Optics & Photonics. Mr. Dussan is responsible for many of our foundational patents in lidar and perception as well as being responsible for several trade secrets for his previous employers in the aerospace and defense industry. Mr. Dussan has been given several awards since founding AEye Technologies, with one of the most recent being the 2020 Vision Award by AutoSens. He is considered a top expert in lidar technology as well as remote sensing and vehicle perception. As an executive, he is a proven team leader with a record of success throughout his career.

Mr. Dussan is qualified to serve as a director based on his technical and operational expertise gained from serving as the previous Chief Executive Officer and Chief Technology Officer, as a board member of the Company since inception, and as a co-founder of the Company.

Prof. Dr. Bernd Gottschalk has served as a Class III director since the closing of the Transactions. Prof. Dr. Gottschalk, born in Lübeck, Germany, studied economics at the Universities of Hamburg, Saarbrücken, and Stanford, California. He earned his doctorate in 1971 at the University of Hamburg (Dr. rer. pol.). From 1972 to 1996, he worked in various divisions at Daimler-Benz AG, including Assistant to the CEO, Plant Manager Mannheim (Engines, Buses, Foundry), and President of Mercedes-Benz do Brasil. In 1992, he was appointed as an ordinary member of the Managing Board of Mercedes-Benz AG, responsible for the Commercial Vehicles Division (trucks, vans, buses) worldwide. From 1997 until 2008, Prof. Dr. Gottschalk served as President of the German Association of the Automotive Industry (VDA). Prof. Dr. Gottschalk also had various responsibilities in the national and international industry over the years: he was President of the International Organization of Motor Vehicle Manufacturers (OICA) in Paris, and Vice President of the Federation of German Industries (BDI). Prof. Dr. Gottschalk is also founder, owner, and managing partner of AutoValue GmbH, Frankfurt, a provider of automotive expertise. Prof. Dr. Gottschalk is a member of supervisory boards of various publicly listed companies such as Schaeffler AG and Compagnie Plastic Omnium SA, Paris. Since November 2020 he has served as a Member of the Supervisory Board of Benteler International AG.

Prof. Dr. Gottschalk is qualified to serve as a director based on his broad experience in the automotive industry as a founder, senior executive, and as a board member of private and publicly listed companies.

Jonathon B. Husby currently serves as President and Chief Executive Officer of ADAC, a privately held vehicle access and diversified solutions company. He joined ADAC in August 2022 and was named to its board of directors in January 2024. Prior to ADAC, Mr. Husby served as President and CEO of North America for SEG Automotive, a rotating mechanical and e-machine technology company which is a wholly-owned subsidiary of a publicly traded company in China – ZMJ. Mr. Husby served in that role from January 2018 to July 2022 and concurrently served as SVP Global Sales from December 2020 to July 2022. Prior to SEG Automotive, Mr. Husby worked for Harman International, a U.S.-based publicly traded company, as Vice President and General Manager Customer Business Units from August 2011 to November 2017, where he led a team building the largest customer business unit globally with advanced technologies in electronics, software, branded audio, and cybersecurity solutions. Mr. Husby worked at TomTom, a publicly traded Dutch company, and a TomTom acquired company, Tele Atlas, a Belgian-based company, from February 2003 to August 2011. During that tenure, Mr. Husby managed global teams while serving as Vice President of Sales and Marketing – Automotive Business Unit, including time working abroad in Europe. Prior to TomTom/Tele Atlas, Mr. Husby worked for Japanese-based automotive supplier DENSO Corporation from May 1994 to February 2003. During his time at DENSO, he worked in both corporate and manufacturing environments in human resources, communications, public relations, and sales management. Mr. Husby has served on the board of directors of MEMA Original Equipment Suppliers since November 2019, including serving as chair of the board in 2023. Mr. Husby also serves as chair of the board of directors of the Automotive Hall of Fame, which he joined in April 2019. Mr. Husby holds a Bachelor of Arts in Economics and Management from Albion College and a Master of Business Administration from Wayne State.

Mr. Husby is qualified to serve as a director based on his board experience as a senior executive at several companies in the automotive industry and as the chief executive officer in the automotive space.

Timothy J. Dunn has served as a Class I director since the closing of the Transactions. Mr. Dunn most recently served as an Operating Partner at TPG Capital, a private equity firm with more than $50 billion of assets under management, from 2020 to 2022, and as an Operating Partner from 2005 to 2020. Prior to TPG, Mr. Dunn served as Chief Financial Officer at Hotwire from 2001 to 2005. Mr. Dunn served as Gap, Inc.’s Gap Division Senior Vice President and Chief Financial Officer between 1998 and 2001. Prior to joining Gap, Mr. Dunn worked at PepsiCo Inc. in a series of finance and strategic planning roles. Over the course of his career, Mr. Dunn has held several international roles, including in London as the Chief Financial Officer for Pizza Hut International for Europe, Africa, and the Middle East. Earlier in his career, Mr. Dunn served as the Controller for PepsiCo Restaurants International and the Chief Financial Officer for Gap’s Domestic and International businesses. Mr. Dunn worked for PricewaterhouseCoopers and is a Certified Public Accountant (inactive) in California. Mr. Dunn has served on private and public company boards, including Chair of the Audit Committee for two TPG portfolio companies – Ellucian, an ERP software company for higher education, and Vertafore, a software company for insurance carriers, brokers, and agencies – as well as Nordstrom’s Federal Savings Bank, a credit card bank owned by Nordstrom, Inc. Mr. Dunn is also Chair of the Board for St. Anthony Foundation, a preeminent non-profit in San Francisco, California. Mr. Dunn holds a bachelor’s degree in Business Administration from the University of Southern California.

Mr. Dunn is qualified to serve as a director based on his broad experience as a senior executive and board member of private and publicly listed companies.

Sue E. Zeifman has served as a Class I director since her appointment to our Board of Directors in January 2022. Ms. Zeifman has over 30 years of experience in the marketing and communications industry. Her most recent professional experience includes nine years, 2009 to 2018, at Apple, Inc. as Senior Director of Global Marketing Production, where she was responsible for leadership and advisement to Apple’s global marketing team for strategic direction and production of multi-layered programs. Ms. Zeifman’s prior positions include Senior Vice-President, Creative Services & Production, for Young & Rubicam Advertising from 2000 to 2009; Vice-President, Managing Director, of Y&R 2.1 Interactive Agency from 1997 to 2000, and Manager of Creative Services for Young & Rubicam, San Francisco from 1990 to 1997. Ms. Zeifman’s experience includes the management of highly complex and technical marketing programs with multiple deliverables and budgetary constraints. She developed global initiatives and enhanced cross-functional partnerships with Creative, Sales, Retail, Technology, Procurement and Product Marketing teams. Ms. Zeifman holds a B.A. in Broadcast Communication Arts from San Francisco State University and attended extensive Apple University Executive Curriculum courses, including Strategic Planning and Management.

Ms. Zeifman is uniquely qualified to serve as a member of AEye’s board of directors based on her broad marketing and communications experience for leading technology companies.

Director Independence

The Nasdaq Listing Rules require that a majority of our Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. Our Board of Directors has undertaken a review of the independence of our directors and considered whether any such director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors has determined that each of Timothy J. Dunn, Prof. Dr. Bernd Gottschalk, Jonathon B. Husby, and Sue E. Zeifman is an “independent director,” as defined under the rules of NASDAQ.

Committees of Our Board

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operates under a written charter. Our audit committee is composed of three (3) independent directors, our compensation committee is composed of two (2) independent directors, and our nominating and corporate governance committee is composed of two (2) independent directors. In May of 2024, our Board established the strategic financing and M&A committee to assist management in the evaluation of financing and other potential strategic opportunities.  This committee is comprised of two (2) independent directors.

Audit Committee

Our Audit Committee consists of Timothy J. Dunn, Prof. Dr. Bernd Gottschalk, and Jonathon B. Husby, with Mr. Dunn chairing this Committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an Audit Committee composed entirely of independent directors. Our Board of Directors has affirmatively determined that Mr. Dunn, Prof. Dr. Gottschalk, and Mr. Husby all meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of the Nasdaq Capital Market. The Board has determined that each director appointed to the Audit Committee is financially literate, and that Mr. Dunn is our Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. In arriving at this determination, the Board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

Compensation Committee

Our Compensation Committee consists of Timothy J. Dunn and Sue E. Zeifman, with Ms. Zeifman chairing this Committee. Our Board has determined that each of Ms. Zeifman and Mr. Dunn meet the definition of “independent director” for purposes of serving on the Compensation Committee under the corporate governance standards of the Nasdaq Capital Market. No member of our Compensation Committee is or has been one of our officers or employees, and none have any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Sue Zeifman and Prof. Dr. Bernd Gottschalk, with Prof. Dr. Gottschalk serving as the chairman of the nominating committee. Each of these individuals are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a nominating committee.

Strategic Financing and M&A Committee

Our strategic financing and M&A committee consists of Timothy J. Dunn and Jonathon B. Husby, with Mr. Husby serving as the chairman of the committee. Each of these individuals are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “independent” as defined under the applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers, and employees. A copy of our Code of Business Conduct and Ethics is available on our website www.aeye.ai. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form a part of this prospectus. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

EXECUTIVE COMPENSATION

Amounts below are in whole dollars.

Overview

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding our named executive officers (“NEO”) in the summary compensation table below.

For fiscal year 2023, our NEOs were:

●	Matthew Fisch, our Chairman of the Board and Chief Executive Officer;

●	Andrew S. Hughes, our General Counsel and Secretary; and

●	Conor B. Tierney, our Chief Financial Officer and Treasurer.

To achieve our goals of bringing our artificial perception system to broad applications from automated driving to industrial robotics, rail and intelligent transport and to maintaining our position as the technology leader in the lidar market, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As we need to evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require. Our Board has historically determined the compensation for our NEOs.

Summary Compensation Table

The following table sets forth the compensation of our NEOs for our fiscal year ended December 31, 2023 and our fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Matthew Fisch(4)	2023	$422,349	$4,605,800	—	$329,538	$14,574	$5,372,261
Chairman of the Board and Chief Executive Officer
Andrew S. Hughes(5)	2023	$371,875	$283,629	—	$181,961	$15,250	$852,715
General Counsel and Secretary	2022	$350,000	$1,809,200	—	$16,000	$19,624	$2,194,824
Conor B. Tierney(6)	2023	$318,472	$609,200	—	$142,393	$15,250	$1,085,315
Chief Financial Officer and Treasurer

(1)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). For Mr. Fisch, the 2023 stock awards consist of grants of RSUs granted pursuant to the AEye, Inc. 2023 CEO Inducement Grant Plan. For Messrs. Hughes and Tierney, the 2023 stock awards consist of grants of RSUs granted pursuant to the 2021 Equity Plan. Terms of the 2023 RSUs are summarized in “Elements of Executive Compensation—Equity Awards During 2023,” below. The fair value of each RSU is measured based on the closing price of our Common Stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Represents amounts earned under our annual cash bonus program for the year indicated (see “Elements of Executive Compensation – Annual Cash Bonus,” below).

(3)

Represents the Company’s contribution to each NEO’s account in the Company’s 401(k) plan and, in the case of Mr. Hughes in 2022, $2,903 towards medical diagnostic tests and equipment, plus a $691 tax gross-up of that amount, and a $780 reimbursement for mobile phone usage.

(4)

Mr. Fisch joined the Company effective on February 13, 2023. Mr. Fisch’s offer letter provided for a base annual salary of $500,000 and a bonus target equal to 100% of his base salary. Mr. Fisch was not an executive officer of the Company in 2022.

(5)	Effective May 1, 2023, Mr. Hughes’ annual base salary was increased to $385,000 to better align his base compensation with the market.

(6)

Effective March 31, 2023, Mr. Tierney was appointed as the Company’s interim Chief Financial Officer. In association with his promotion, the Compensation Committee increased Mr. Tierney’s base salary to $330,000 and increased his bonus target percentage to 65% of his base salary. Mr. Tierney was not an executive officer of the Company in 2022.

Elements of Executive Compensation and Narrative Disclosure to Summary Compensation Table

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective executive team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. The base salary paid to each of our NEOs for 2023 is set forth in the “Summary Compensation Table” above. Following the closing of the Transactions in 2021, our Compensation Committee, with the assistance of an independent compensation consultant, adjusted the base salaries of our NEOs to market level.

Annual Cash Bonus

We provide our NEOs with short-term incentive compensation through an annual cash bonus program. The annual cash bonus program holds the NEOs accountable to business and individual objectives, rewards the NEOs based on actual business results and helps sustain a “pay for performance” culture. For fiscal year 2023, the annual bonus targets were set by our Compensation Committee as follows: for Mr. Fisch, 100% of his base salary; for Mr. Hughes, 65% of his base salary; and for Mr. Tierney, 65% of his base salary.

At the beginning of 2023, our Compensation Committee, on the recommendations of management, set corporate goals and objectives for the year. In early 2024, our Compensation Committee, based on management’s recommendation, determined that management had achieved 75% of the corporate goals for 2023 and funded a bonus pool at that level. Each of Messrs. Fisch, Hughes, and Tierney received 75% of their bonus target, however, such bonus targets were prorated based on number of days employed by the Company in the case of Mr. Fisch; prorated based on an average weighted base salary for the year in the case of Mr. Hughes; and prorated based on an average weighted base salary for the year and an average weighted bonus target for the year in the case of Mr. Tierney. Amounts earned by each NEO for fiscal year 2023 under the annual cash bonus program are set forth in the “Summary Compensation Table” above.

Equity Compensation

Equity Awards During Fiscal Year 2023

During fiscal year 2023, Mr. Fisch was granted equity awards only from our 2023 CEO Inducement Grant Plan (the “2023 CEO Plan”). Messrs. Hughes and Tierney were granted equity awards under our 2021 Equity Plan, which plan became effective in connection with the closing of the Transactions.

Restricted Stock Units

During fiscal year 2023, each of our NEOs received one or more awards of restricted stock units (“RSUs”), granted from either our 2023 CEO Plan or our 2021 Equity Plan. Mr. Fisch received an award of 166,666 time-based RSUs (16,667 RSUs vested on March 15, 2023 and 37,500 RSUs vested on February 15, 2024; the remaining 112,499 RSUs will vest in equal quarterly installments commencing on May 15, 2024 and on the 15th day of the second month of each calendar quarter thereafter until fully vested), and 66,666 performance-based RSUs on February 13, 2023 (the vesting of which required the closing price of our Common Stock to meet or exceed $1.20 per share ($36.00 per share post-split) for any ten (10) consecutive trading days prior to March 1, 2024; as the condition was not satisfied, these RSUs were forfeited as of March 1, 2024) from the 2023 CEO Plan.

Mr. Hughes received an award of 8,110 RSUs on January 10, 2023 (one-third of the total vested on each of February 15, May 15, and August 15, 2023), and 25,000 RSUs on May 1, 2023 (1/12th of the total shares vests on the 15th day of the second month of each calendar quarter for a period of 12 calendar quarters beginning on May 15, 2023) from our 2021 Equity Plan.

Mr. Tierney received an award of 2,166 RSUs on January 10, 2023 (one-third of the total vested on each of February 15, May 15, and August 15, 2023), 33,333 RSUs on March 14, 2023 (in conjunction with his promotion to interim Chief Financial Officer; 1/12th of the total shares vests on the 15th day of the second month of each calendar quarter for a period of 12 calendar quarters beginning on May 15, 2023), and an award of 25,000 RSUs on May 1, 2023 (1/12th of the total shares vests on the 15th day of the second month of each calendar quarter for a period of 12 calendar quarters beginning on May 15, 2023) from our 2021 Equity Plan.

The Company generally intends to grant annual equity awards pursuant to our 2021 Equity Plan to senior management, including our NEOs.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our NEOs whereby we expect that, at a minimum, by the fifth anniversary of his or her commencement of employment with the Company, that each NEO shall have acquired, and for as long as he or she remains a NEO, will maintain ownership of, in the case of our Chief Executive Officer, four times base salary, and in the case of our other NEOs, two times base salary. All unvested restricted stock units that have been granted to a NEO count toward the indicated minimum dollar values. None of our NEOs have been employed by us for at least five years, therefore, the requirement is not yet applicable to any of our NEOs.

AEye, Inc. 2021 Equity Incentive Plan

The purpose of the AEye, Inc. 2021 Equity Incentive Plan (the “Incentive Plan”) is to advance the interests of our Company and our stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of our Company and its subsidiaries. The Incentive Plan provides for the grant of RSU awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Shares Available for Awards. Under the Incentive Plan, 15,440,430 shares of our Common Stock are initially reserved for issuance thereunder. The number of shares of Common Stock reserved for issuance under the Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through January 1, 2032, by 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Board. The following shares of Common Stock will become available again for issuance under the Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the Company; (iv) any shares reacquired by the Company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the Company or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Compensation Limit. Under the Incentive Plan, the annual compensation awarded to any non-employee directors of the Company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $750,000 in total value, or $1 million for the calendar year in which a non-employee director is first elected to the Company’s Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Administration. The Incentive Plan is concurrently administered by our Board or compensation committee. Our Board or compensation committee may each be considered to be a “Plan Administrator”. Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Incentive Plan.

Amendment and Termination. The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the Participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of certain material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in our capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Incentive Plan following the ten (10) year anniversary of the earlier of the date that the board of directors or the stockholders approve the Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility. All of the Company’s (including its subsidiaries) employees, non-employee directors, officers, and consultants are eligible to participate in the Incentive Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the Company’s employees (including officers) and employees of its subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).

Terms and Conditions of Awards. Generally, the Plan Administrator will determine the terms of all awards under the Incentive Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to our Common Stock subject to awards.

Terms and Conditions for Awards Requiring Exercise. Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with us, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

●

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with us other than for Cause (as defined in the Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three (3) months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

●

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with us due to death will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

●

All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with us due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one (1) year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of possessing more than ten percent (10%) of the total combined voting power of all classes of our stock or any parent corporation, subsidiary corporation or affiliate (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five (5) years from the date of grant.

Effect of a Change in Control. In the event of a “Change in Control” each outstanding award shall be subject to the definitive agreement entered into by the Company in connection with the “Change in Control.” The Incentive Plan defines a “Change in Control” as the occurrence of any one or a combination of the following:

(i)

any “person” becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the effective date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a participating company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)

a transaction in which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors; or

(iii)	a date specified by the “committee” following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of incumbent directors.

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

Changes in and Distributions with Respect to Our Common Stock. In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting our Common Stock, or in the event of payment of a dividend or distribution to our stockholders in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan.

Effect of Section 280G and Section

4999 of the Code in Connection with a Change in Control. If any acceleration of vesting pursuant to an award granted under the Incentive Plan and any other payment or benefit received or to be received by a participant in the Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy. The Plan Administrator may specify in any award agreement that an award granted under the Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for cause (within the meaning of the Incentive Plan) or any accounting restatement due to material noncompliance with any financial reporting requirements. If we are required to prepare an accounting restatement, any participant who knowingly or through gross negligence engaged or failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse us for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of our securities during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the Company and its parent and subsidiary corporations, including the Equity Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Benefits, Perquisites and Retirement Benefits

We provide benefits to our NEOs on the same basis as provided to all of our employees, including medical, dental and vision insurance, life insurance, short-and long-term disability insurance. We do not maintain any ongoing executive-specific benefit or perquisite programs.

All of our U.S. employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance, and a 401(k) plan with Company contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level benefit programs. Other than our 401(k) plan, we do not sponsor or maintain any deferred compensation or retirement plans. The Company contributions to the 401(k) plan on behalf of each NEO in fiscal year 2021 are included in the “Summary Compensation Table” above under the column “All Other Compensation.”

Potential Payments upon a Termination or a Change in Control

Other than a standard Employee Proprietary Information and Invention Agreement (“EPIIA”) that is signed by each of our employees at the commencement of their employment, including our NEOs, we did not have employment agreements with any of our NEOs. Each NEO is employed on at “at-will” basis. However, our Compensation Committee did provide each of our NEOs with a Change in Control Severance Agreement in March of 2022 that provides in the event of a defined change in control and a separation from service, also known as a “double trigger,” the NEO would be entitled to 1.5 times annual base pay and target bonus, prorated target bonus for the year in which the separation from service occurred, an acceleration of all granted but unvested equity awards, and paid health insurance premiums for 18 months from the separation of service.

Our Board approved the terms of a form of Change in Control Severance Agreement (the “Severance Agreement”) to be entered into with eligible participants, including each of the Company’s NEOs. The Severance Agreement provides for severance payments and benefits in the event that the participant: (i) voluntarily resigns for “good reason” (as defined in the Severance Agreement) or (ii) is involuntary terminated by the Company without “cause” (as defined in the Severance Agreement), and such separation from service occurs in connection with, or within a specified period of time following, a “change in control” (as defined in the Severance Agreement) (each, a “Covered Termination”). Upon a Covered Termination, and subject to his or her satisfaction of the conditions provided in the Severance Agreement, an eligible participant, including our NEOs, would be entitled to receive: (i) severance pay equal to 1.5 times the sum of such participant’s annual base salary and target bonus; (ii) an annual bonus payment prorated for the year in which the Covered Termination occurs; (iii) accelerated vesting and exercisability of all then-outstanding equity awards; and (iv) payment of group health insurance coverage for a period of 18 months following the Covered Termination.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2023.

	Share-based awards
Name	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Matthew Fisch	149,999	(2)	$343,498
	66,666	(3)	$152,665
Andrew S. Hughes	2,326	(4)	$5,327
	17,983	(5)	$41,181
	5,280	(6)	$12,091
	1,666	(7)	$3,815
	18,751	(8)	$42,940
Conor B. Tierney	5,625	(9)	$12,881
	25,002	(10)	$57,255
	18,751	(11)	$42,940

(1)	The value of each unvested restricted stock unit is based on the closing price of our Common Stock on December 29, 2023, which was $2.29.
(2)	37,500 RSUs vested on February 15, 2024, and the remainder will vest in twelve equal quarterly installments commencing on May 15, 2024.
(3)

The vesting of these RSUs required the satisfaction of a performance condition, the closing price of our Common Stock to meet or exceed $1.20 per share ($36.00 per share post-split) for any ten (10) consecutive trading days prior to March 1, 2024; as the performance condition was not satisfied, these RSUs were forfeited as of March 1, 2024.

(4)	This grant shall continue to vest at the rate of 155 RSUs on the 15th day of every month until fully vested.
(5)	This grant shall continue to vest at the rate of 817 RSUs on the 15th day of every month until fully vested.
(6)	This grant shall continue to vest at the rate of 1,056 RSUs on the 15th day of the second month of every calendar quarter until fully vested.
(7)	The remainder of this grant shall fully vest on May 15, 2024.
(8)	This grant shall continue to vest at the rate of 2,083 RSUs on the 15th day of the second month of every calendar quarter until fully vested.
(9)	This grant shall continue to vest at the rate of 625 RSUs on the 15th day of the second month of every calendar quarter until fully vested.
(10)	This grant shall continue to vest at the rate of 2,778 RSUs on the 15th day of the second month of every calendar quarter until fully vested.
(11)	This grant shall continue to vest at the rate of 2,083 RSUs on the 15th day of the second month of every calendar quarter until fully vested.

Director Compensation

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carol DiBattiste(2)	$66,250	$152,174	$218,424
Timothy J. Dunn	$—	$262,775	$262,775
Luis C. Dussan(3)	$4,168	$—	$4,168
Prof. Dr. Bernd Gottschalk	$55,000	$166,985	$221,985
Wen H. Hsieh(4)	$45,000	$152,174	$197,174
Jonathon B. Husby(5)	$—	$169,038	$169,038
Sue E. Zeifman	$63,333	$152,174	$215,507

(1)

Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The stock awards granted in 2023 consisted of grants of restricted share units (“RSUs”) granted pursuant to our 2021 Equity Plan (as defined below) as initial grants for providing board service or an annual grant for continuation of board service. Each of Ms. DiBattiste, Mr. Dunn, Prof. Dr. Gottschalk, Mr. Hsieh, and Ms. Zeifman received 29,559 RSUs for continued board service on May 3, 2023, which will vest on the earlier of the one-year anniversary of the grant or the date of our 2024 Annual Meeting. In addition, Mr. Dunn elected to receive all of his cash compensation for board service in the form of immediately vested equity and received 1,403 shares on January 1, 2023, 2,299 shares on April 1, 2023, 6,606 shares on July 1, 2023, and 5,225 shares on October 1, 2023. Prof. Dr. Gottschalk elected to receive a portion of his cash compensation for board service in the form of immediately vested equity and received 495 shares on January 1, 2023 and 811 shares on April 1, 2023. Mr. Husby received an initial equity grant of 26,856 RSUs on October 27, 2023, that will vest in three equal annual installments, subject to continued service, on October 27, 2024, October 27, 2025, and October 27, 2026.

(2)	Ms. DiBattiste resigned from our Board of Directors effective as of May 18, 2023.
(3)	Mr. Dussan became a non-management director effective as of November 15, 2023.
(4)	Mr. Hsieh resigned from our Board of Directors effective as of August 15, 2023.
(5)	Mr. Husby joined our Board of Directors effective as of October 27, 2023.

Director Compensation in 2023

Ms. DiBattiste, Mr. Dunn, Prof. Dr. Gottschalk, Mr. Hsieh, and Ms. Zeifman who were directors of the Company at the start of the 2023 fiscal year, received a grant of restricted stock units (“RSUs”) under our 2021 Equity Plan in accordance with the equity compensation program described below. The RSUs granted to these non-employee directors vest in a single installment, subject to continued service, on the earlier of our 2024 Annual Meeting of Stockholders or the one-year anniversary of our 2023 Annual Meeting of Stockholders. Mr. Husby, who joined our Board of Directors on October 27, 2023, received an initial equity grant, which will vest annually as to one-third of the total shares, beginning on October 27, 2024, subject to continued service through each vesting date.

All of our non-employee directors are compensated for their services in accordance with our non-employee director compensation policy that became effective in connection with the closing of the Transactions, as described below.

Messrs. Dussan and Fisch, as employee directors, do not receive any additional compensation for their services as a director. However, Mr. Dussan became a non-employee director as of November 15, 2023, and received prorated compensation for his service as a director for the remainder of the year in the amount of $4,168.

Non-Employee Director Compensation Policy

Cash Compensation

Commencing with the closing of the Transactions, each non-employee director is eligible to receive the following cash compensation (as applicable) for his or her service on our Board of Directors and its committees:

●

$50,000 annual cash retainer for service as a board member and an additional annual cash retainer of $60,000 for service as non-executive chair of our Board of Directors, or an additional cash retainer of $50,000 for service as our lead independent director;

●

$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

●

$7,500 annual cash retainer for service as a member of the Compensation Committee and $15,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

●

$5,000 annual cash retainer for service as a member of the Nominating and Corporate Governance Committee and $10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments and are earned on the first day of each calendar quarter in which the service occurred.

Each non-employee director appointed prior to October 27, 2023 has the option, once per year, to elect to receive shares of immediately vested RSUs in lieu of his or her quarterly cash compensation. If elected by a director to take stock instead of cash, the number of shares to be awarded each quarter is determined by dividing the cash compensation that would otherwise be due, by the five-day average closing price of our stock during the five trading days prior to the first day of the calendar quarter. In 2023, Mr. Dunn and Prof. Dr. Gottschalk opted to take equity in lieu of some or all of their cash compensation. Each non-employee director appointed on or after October 27, 2023 can only receive his or her quarterly cash compensation in the form of immediately vested RSUs.

Equity Compensation

Each new non-employee director who joins our Board of Directors on or after October 27, 2023 will be eligible to receive a one-time RSU award having a value of $175,000 (the “Initial RSU Grant”), vesting in three equal annual installments following the grant date. On the date of each annual meeting of our stockholders, each non-employee director will receive an RSU award having a value of $175,000 (the “Annual RSU Grant”), provided that the non-employee director has served for a minimum of six months prior to the date of the annual meeting of stockholders. Each Annual RSU Grant will vest in full on the earlier of (1) the date of the following annual meeting of our stockholders or (2) the first anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date. The number of shares for the Initial RSU Grant and Annual RSU Grant are determined by dividing the stated dollar value of the award by the five-day average closing price of our stock during the five trading days prior to the date of grant.

Reimbursement of Expenses

In addition to the compensation outlined above, we will reimburse each eligible non-employee director for reasonable out of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board of Directors and any committee of the Board of Directors.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for all non-employee directors whereby we expect that, at a minimum, by the fifth anniversary of his or her first election to the Board, each director shall have acquired, and for as long as he or she remains a member of the Board will maintain ownership of, $525,000 worth of the Company’s Common Stock based on the then most recent closing price thereof, which is equal to three times $175,000, which is the dollar amount of the annual grant of equity to our non-employee directors. All unvested restricted stock units that have been granted to a Director count toward the indicated minimum dollar value. None of our non-employee directors have served on our Board for at least five years, therefore, the requirement is not yet applicable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Amounts below are in whole dollars.

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

●	we, AEye Technologies or CF III have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

CF III Related Party Transactions

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with the Merger, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Merger. On April 30, 2021, the Sponsor funded the amount needed to extend the Company’s time to consummate the Merger from May 17, 2021 to September 17, 2021 and agreed to fund the amount needed to further extend the Company’s time to consummate the Merger to January 17, 2022, if necessary. In connection therewith, the Company issued the Sponsor a promissory note in the amount of $2.3 million and an additional amount of $0.10 per Public Share was deposited in the Trust Account. As of June 30, 2021 and December 31, 2020, there was approximately $3,461,000 and $428,000, respectively, outstanding under the loans payable by the Company to the Sponsor, including approximately $1,161,000 and $428,000, respectively, outstanding under the Sponsor Loan and an additional $2,300,000 and $0, respectively, outstanding under the loan payable to the Sponsor as a result of the extension of the Combination Period from May 17, 2021 to September 17, 2021.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheet. As of June 30, 2021 and December 31, 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $109,000 and $4,300, respectively.

Sponsor Support Agreement

In April 2021, contemporaneously with the execution of the amendment to the Merger Agreement, CF III, the Sponsor and AEye Technologies amended the Sponsor Support Agreement, pursuant to which the Sponsor funded the amount needed to extend the deadline for CF III to consummate its initial Merger from May 17, 2021 to September 17, 2021.

Engagement Letters

Pursuant to an engagement letter entered in February 2021 (the “PIPE Engagement Letter”), CF III engaged CF&Co. to act as sole placement agent for the PIPE Investment for a placement fee equal to 3.0% of the gross proceeds of any sale of securities of CF III upon the closing of the PIPE Investment. Pursuant to the PIPE Engagement Letter and based on the aggregate PIPE Investment of $225 million, CF&Co. received a cash fee of $6.75 million payable upon consummation of the PIPE Investment.

Pursuant to an engagement letter entered in February 2021 (the “M&A Engagement Letter”), CF III engaged CF&Co. to act as its financial advisor to perform customary services for CF III in connection with the Merger. Pursuant to the M&A Engagement Letter, CF&Co. received a cash fee of $10.0 million payable upon consummation of the Merger.

AEye Related Party Transactions

Stockholder Support Agreement

In February 2021, AEye Technologies, CF III and certain key AEye Technologies Stockholders entered into the Original Stockholder Support Agreement. On April 30, 2021, CF III, AEye Technologies, and certain AEye Technologies Stockholders entered into the A&R Stockholder Support Agreement, whereby the AEye Technologies Stockholders party to the Original Stockholder Support Agreement reaffirmed their undertaking to vote all of their shares of AEye Technologies Common Stock and AEye Technologies Preferred Stock in favor of the approval and adoption of the Merger Agreement and the approval of the Business Transaction. Additionally, such AEye Technologies Stockholders reaffirmed their other obligations under the Original Stockholder Support Agreement and the Lock-Up Agreements entered into by such AEye Technologies Stockholders, including, among other things, the agreement (i) not to transfer their shares of AEye Technologies Common Stock or AEye Technologies Preferred Stock (or enter into any arrangement with respect thereto) for a certain period of time or (b) to grant any proxy that is inconsistent with the proxy granted in the A&R Stockholder Support Agreement.

Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, as nominee, and General Motors Ventures LLC are parties to the Stockholder Support Agreement. Luis Dussan is a member of our Board, Blair LaCorte is a former member of our Board, Taiwania Capital Buffalo Fund Co., Ltd is a current stockholder and affiliated with a former member of our Board, KPCB Holdings, Inc., as nominee is a current stockholder and is affiliated with a current member of our Board, and General Motors Ventures LLC currently holds more than 5% of our Common Stock.

Lock-Up Agreements

In February 2021, AEye Technologies, CF III and certain key AEye Technologies Stockholders entered into a Lock-Up Agreement, whereby each of the key AEye Technologies Stockholders agreed to not to sell or offer to sell their AEye Technologies capital stock for a certain period of time. Luis Dussan, Blair LaCorte, Taiwania Capital Buffalo Fund Co., Ltd, KPCB Holdings, Inc, as nominee, and General Motors Ventures LLC are parties to the A&R Stockholder Support Agreement. Luis Dussan is a member of our Board, Blair LaCorte is a former member of our Board, Taiwania Capital Buffalo Fund Co., Ltd is a current stockholder and affiliated with a former member of our Board, KPCB Holdings, Inc., as nominee is a current stockholder and is affiliated with a current member of our Board, and General Motors Ventures LLC currently holds more than 5% of our Common Stock.

2020 and 2021 Convertible Equity Instruments

Between February 2020 and January 2021, we issued convertible equity instruments in an aggregate principal amount of approximately $40 million to investors that included certain persons that currently hold more than 5% of our Common Stock, and affiliates of certain members of our Board. The convertible equity instruments accrue interest at a rate of 3.0% per annum. All of the convertible equity instruments automatically converted into shares of our Common Stock immediately prior to the Effective Time of the Merger. The following table summarizes the aggregate principal amount of convertible equity instruments issued to any of our NEOs, directors, or holders of more than 5% of our Common Stock.

Name	Aggregate Principal Amount
KPCB Holdings, Inc., as nominee(1)	$7,345,000
General Motors Ventures LLC(2)	$2,844,000

(1)

Wen H. Hsieh is a former member of the AEye Board and KPCB XVI Associates LLC holds more than 5% of AEye Common Stock. Wen H. Hsieh and KPCB XVI Associates LLC are affiliated with KPCB Holdings, Inc., as nominee.

(2)	General Motors Ventures LLC holds more than 5% of AEye Common Stock.

Employment Relationship

From November 2016 to December 15, 2023, we employed Miguel Dussan as Director, Human Resources. Mr. Dussan is a sibling of our Company’s director and former Chief Technology Officer. In 2022 and 2023, Mr. Dussan received total cash compensation of $162,000 and $149,000, respectively. In 2022, Mr. Dussan was granted 750 RSUs that vest quarterly over three years, and in 2023, Mr. Dussan was granted 333 RSUs that vested over three quarters and 1,666 RSUs that vest over three years. Mr. Dussan held initially held the position of Sr. Manager, Human Resources and was promoted to Director, Human Resources in 2021. In 2021, Mr. Dussan received total cash compensation of $136,000 In 2021, he was granted 1,860 RSUs that vest over four years. In addition, he participated in all other benefits that the Company generally offers to all of its employees.

Indemnification Under Amended Charter and Amended Bylaws; Indemnification Agreements

The Amended Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in the Amended Bylaws. In addition, our Amended Charter provides that our directors and officers will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted under the DGCL. We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Policy Regarding Related Party Transactions

Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The purpose of the policy is to describe the procedures used to identify, review, approve, and disclose, if necessary, any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which (i) the Company was, is, or will be a participant, (ii) the aggregate amount involved exceeds $120, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by the Company’s Audit Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Company’s Audit Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the General Counsel, subject to ratification by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of July 25, 2024 by:

●	each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock;

●	each NEO and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership percentages set forth in the table below are based on 8,613,086 shares of Common Stock issued and outstanding as of July 25, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, the Company deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within sixty (60) days of July 25, 2024. However, the Company did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the following table, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of Class
Directors and Executive Officers (1)
Timothy J. Dunn (2)	85,456	*
Luis C. Dussan(3)	296,727	3.45%
Matthew Fisch (4)	45,489	*
Prof. Dr. Bernd Gottschalk(5)	37,917	*
Jonathon B. Husby(6)	20,695	*
Sue E. Zeifman(7)	32,142	*
Andrew S. Hughes(8)	40,453	*
Conor B. Tierney(9)	32,006	*
All directors and executive officers as a group ([8] individuals)(10)	590,885	6.84%
Five Percent Holders:
General Motors Ventures LLC (11)	468,805	5.44%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o AEye, Inc., 4670 Willow Road, Suite 125, Pleasanton, CA 94588.
(2)

Consists of 83,416 shares of Common Stock held of record by Mr. Dunn, 950 shares of Common Stock held of record by the Dunn Family Trust U/A/D 7/10/2001, for which Mr. Dunn serves as a trustee, options to purchase 620 shares of Common Stock that have vested within 60 days of July 25 2024, and 470 shares of Common Stock subject to equity awards held by Mr. Dunn that are expected to vest within 60 days of July 25, 2024.

(3)

Consists of 3,493 shares of Common Stock held of record by Mr. Dussan, 244,832 held by the Luis Dussan Trust A U/A/D 5/18/2022, for which Mr. Dussan is the trustee and beneficiary, 36,000 held by the Jennifer Dussan Trust A U/A/D 5/18/2022, for which Mr. Dussan’s spouse is the beneficiary and Mr. Dussan is the trustee, 12,402 shares of Common Stock held of record by the Luis Carlos Dussan Family Trust dated January 20, 2021, however, with respect to the shares held in this trust, Mr. Dussan disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(4)	Consists of 36,114 shares held of record by Mr. Fisch and 9,375 shares of Common Stock subject to equity awards held by Mr. Fisch that are expected to vest within 60 days of July 25, 2024.
(5)

Consists of 34,967 shares of Common Stock held of record by Prof. Dr. Gottschalk and options to purchase 2,480 shares of Common Stock and 470 shares of Common Stock subject to equity awards held by Prof. Dr. Gottschalk that are expected to vest, or have vested, within 60 days of July 25, 2024.

(6)	Consists of 20,965 shares of Common Stock held of record by Mr. Husby.
(7)	Consists of 32,142 shares of Common Stock held of record by Ms. Zeifman.
(8)

Consists of 35,370 shares of Common Stock held of record by Mr. Hughes and 5,083 shares of Common Stock subject to equity awards held by Mr. Hughes that are expected to vest within 60 days of July 25, 2024.

(9)

Consists of 26,520 shares of Common Stock held of record by Mr. Tierney and 5,486 shares of Common Stock subject to equity awards held by Mr. Tierney that are expected to vest within 60 days of July 25, 2024.

(10)	Consists of 566,901 shares of Common Stock held of record and 23,984 shares of Common Stock subject to equity awards that are expected to vest and/or be exercisable within 60 days of July 25, 2024.
(11)

Based solely on the Schedule 13G filed on September 3, 2021. Consists of 468,805 shares (reported as 14,064,191 shares on a pre-split basis) of Common Stock held of record by (i) General Motors Ventures LLC (“GM Ventures”), (ii) General Motors Holdings LLC (“GM Holdings”), and (iii) General Motors Company (“GM”), where such entities have shared voting and dispositive power. GM Ventures is a wholly owned subsidiary of GM Holdings; GM Holdings is a wholly owned subsidiary of GM. The principal office of each of GM Ventures, GM Holdings, and GM is 300 Renaissance Center, Detroit, Michigan 48265.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by New Circle of any or all of the shares of Common Stock that may be issued by us to New Circle under the Purchase Agreement. For additional information regarding the issuance to New Circle of Common Stock covered by this prospectus, see the section entitled “The New Circle Transaction” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with New Circle on July 25, 2024, in order to permit New Circle to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, New Circle has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder and reflects holdings as of July 25, 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer for resale under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 8,613,086 shares of our Common Stock outstanding on July 25, 2024. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on the applicable Purchase Date with respect to a purchase, the number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Names and Addresses	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent	to this Prospectus	Number (2)	Percent
New Circle Principal Investments LLC	0	*	25,000,000	0	*

*	less than 1%
(1)

Excludes 225,563 shares of Common Stock we issued to New Circle as Commitment Shares in consideration for entering into the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that New Circle may be required to purchase under the Purchase Agreement because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of New Circle’s control, including with respect to the Purchase Agreement the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of shares of our Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. The Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to New Circle to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by New Circle and its affiliates, would cause New Circle’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibit us from issuing or selling shares of our Common Stock under the Purchase Agreement and the transactions contemplated thereby, in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price of all sales of Common Stock under the Purchase Agreement (including the commitment shares issued thereunder) are made at a price equal to or greater than $1.41 per share, such that the Exchange Cap limitation would not apply under the Nasdaq listing rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the Nasdaq listing rules) may be amended or waived under the Purchase Agreement.

(2)

Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our Common Stock to New Circle pursuant to the Purchase Agreement, we may need to sell to New Circle under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $50 million Total Commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by New Circle is dependent upon the number of shares we sell to New Circle under the Purchase Agreement.

(3)

New Circle Principal Investments LLC (“New Circle”) is a wholly owned subsidiary of New Circle Capital LLC, the sole member of New Circle. Osman Ahmed and Walter Arnold are the Managing Members of New Circle Capital LLC. All investment decisions for New Circle Capital LLC are made by Messrs. Ahmed and Arnold. As such, each of New Circle, New Circle Capital LLC, and Messrs. Ahmed and Arnold may be deemed to have beneficial ownership of the securities directly held by New Circle. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein. The address of each of New Circle and New Circle Capital LLC is 60 West 23rd Street, #630, New York, NY 10010.

DESCRIPTION OF CAPITAL STOCK

The following description of the material features of our capital stock is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to (i) our Amended Charter, (ii) our Amended Bylaws, (iii) the Registration Rights Agreement, dated as of July 25, 2024, between the Company and New Circle Principal Investments LLC (the “Registration Rights Agreement”), (iv) the Form of Indemnification Agreement, (v) the Registration Rights Agreement, dated as of September 15, 2022, between the Company and 3i, LP (the “Note Registration Rights Agreement”), and (vi) the Securities Purchase Agreement, dated as of May 10, 2024, between the Company and Dowslake Microsystems Corporation (“Dowslake”) (the “Dowslake Purchase Agreement”) each of which is incorporated by reference as exhibits to this prospectus.

General

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). Our authorized capital stock consists of (a) 600,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, no shares of preferred stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Description of Common Stock

Voting Rights. Each holder of Common Stock is entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of the Common Stock do not have cumulative voting rights.

Dividend Rights. Subject to any other provisions of the Amended Charter, each holder of Common Stock is entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Other Matters. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including any series of preferred stock which we may designate in the future. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Listing. The Common Stock is listed for trading on Nasdaq under the symbol “LIDR”.

Transfer Agent. Broadridge Corporate Issuer Solutions, Inc. acts as the transfer agent of the Common Stock.

Description of Preferred Stock

Under the terms of the Amended Charter, our Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on our capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of the Company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Registration Rights

The Company is a party to the Registration Rights Agreement entered in connection with a transaction pursuant to which New Circle has committed to purchase the Company’s Common Stock. The Registration Rights Agreement requires the Company to prepare and file this registration statement to cover the resale under the Securities Act of registrable securities held by New Circle. The Company is also a party to the Note Registration Rights Agreement entered in connection with a transaction pursuant to which the Company has issued to 3i, LP a senior unsecured convertible promissory note and a warrant to purchase the Company’s Common Stock. The Note Registration Rights Agreement requires the Company to prepare and file a registration statement to cover the resale of the Company’s Common Stock issuable upon conversion of the note and/or exercise of the warrant. Such registration statement on Form S-3 (Registration No. 333-267937) was filed by the Company with the SEC under the Securities Act on October 19, 2023, and declared effective by the SEC on October 27, 2023.

The Company is also a party to the Dowslake Purchase Agreement entered into in connection with a transaction pursuant to which the Company has issued to Dowslake shares of the Company’s Common Stock and a senior unsecured convertible promissory note, convertible into shares of the Company’s Common Stock. The Dowslake Purchase Agreement requires the Company to prepare and file a registration statement to cover the resale of the Company’s Common Stock purchased by Dowslake or issuable upon conversion of the note.

Provisions of Our Amended Charter and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated therein, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

●

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the corporation of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the Amended Charter or the Bylaws, effective 12 months after adoption. Our Amended Charter and Bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our Common Stock and deprive stockholders of opportunities to realize a premium on shares of Common Stock held by them.

Amended Charter and Bylaw Provisions

In addition to the board of directors’ ability to issue shares of preferred stock, our Amended Charter and Amended Bylaws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

●	our Amended Charter and Amended Bylaws classify the board of directors into three classes with staggered three-year terms (except for certain initial year terms);

●	under our Amended Charter and Amended Bylaws, our Board may enlarge the size of the board and fill the vacancies;

●

our Amended Charter and Amended Bylaws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

●	our Amended Charter and Amended Bylaws provide that stockholders may remove our directors only for cause;

●	our Amended Charter and Amended Bylaws provide that stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice;

●

our Amended Charter and Amended Bylaws provide that, except for limited exceptions, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; and

●

our Amended Charter and Amended Bylaws provide that special meetings of stockholders may only be called by the chairman of our Board, our Chief Executive Officer or our Board pursuant to a resolution adopted by a majority of our Board.

Our Amended Charter and Amended Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders;

●	any action asserting a claim arising pursuant to any provision of the DGCL or our Charters; or

●	any action asserting a claim governed by the internal affairs doctrine.

Our Amended Charter and Amended Bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the company is deemed to have notice of and consented to the foregoing provision.

Quorum. Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Annual Stockholder Meetings. Our Amended Bylaws provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, our Board may conduct meetings by remote communications. Our Amended Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding our annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. Our Amended Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Amended Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Special Meetings. The Amended Charter provides that special meetings of our stockholders may be called only by the chairman of our Board, our Chief Executive Officer, or our Board pursuant to a resolution adopted by a majority of our Board. Our stockholders will not be eligible and will have no right to call a special meeting.

Our Amended Bylaws also provide that unless otherwise restricted by the Amended Charter or the Amended Bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board, or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of our Board or committee thereof.

Amendment. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Amended Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of our entire Board; or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers, and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties, and amounts paid in settlement (if pre-approved), including all costs, expenses, and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending, or threatened action, suit, proceeding, or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative, or other, arising out of the officers’ or directors’ role as an officer or director of the Company, or establishing or enforcing a right to indemnification under the indemnification agreement.

PLAN OF DISTRIBUTION

We are registering the resale of up to 25,000,000 shares of Common Stock by New Circle. New Circle will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by New Circle pursuant to this prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by New Circle, including legal and accounting fees.  Amounts are in thousands except share amounts and per share data below.

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholder may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

New Circle is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

New Circle has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. New Circle has informed us that each such broker-dealer will receive commissions from New Circle that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our Common Stock covered by this prospectus by New Circle. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we have issued to New Circle 225,563 shares of our Common Stock as Commitment Shares. We also paid New Circle a structuring fee of $25 and reimbursed New Circle for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $25.

We also have agreed to indemnify New Circle and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. New Circle has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by New Circle specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $115.

New Circle has agreed that during the term of the Purchase Agreement, neither New Circle, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock;  provided, however, that New Circle may sell a number of shares of the Company’s common stock equal to the number of shares that it is unconditionally obligated to purchase under a pending purchase notice, but has not yet received from the Company.  We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Allen Overy Shearman Sterling US LLP, Menlo Park, California.

EXPERTS

The financial statements of AEye, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

AEye, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AEYE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts and par value data)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,535	$16,932
Marketable securities	19,374	19,591
Accounts receivable, net	67	131
Inventories, net	557	583
Prepaid and other current assets	1,745	2,517
Total current assets	31,278	39,754
Right-of-use assets	10,862	11,226
Property and equipment, net	339	281
Restricted cash	2,150	2,150
Other noncurrent assets	798	906
Total assets	$45,427	$54,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,751	$3,442
Accrued expenses and other current liabilities	5,239	6,585
Total current liabilities	8,990	10,027
Operating lease liabilities, noncurrent	14,464	14,858
Other noncurrent liabilities	49	409
Total liabilities	23,503	25,294
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ EQUITY:
Preferred stock—$0.0001 par value: 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value: 600,000,000 shares authorized; 6,503,019 and 6,310,090 shares issued and outstanding at March 31, 2024 and December 31, 2023	1	1
Additional paid-in capital	369,781	366,647
Accumulated other comprehensive (loss) income	(4)	10
Accumulated deficit	(347,854)	(337,635)
Total stockholders’ equity	21,924	29,023
Total liabilities and stockholders’ equity	$45,427	$54,317

The accompanying notes are an integral part of these condensed consolidated financial statements.

AEYE, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except share amounts and per share data) (Unaudited)

	Three months ended March 31,
	2024	2023
REVENUE:
Prototype sales	$20	$125
Development contracts	—	511
Total revenue	20	636
Cost of revenue	263	2,261
Gross loss	(243)	(1,625)
OPERATING EXPENSES:
Research and development	4,532	9,442
Sales and marketing	341	6,268
General and administrative	5,615	8,554
Total operating expenses	10,488	24,264
LOSS FROM OPERATIONS	(10,731)	(25,889)
OTHER INCOME (EXPENSE):
Change in fair value of convertible note and warrant liabilities	2	(810)
Interest income and other	195	277
Interest expense and other	317	176
Total other income (expense), net	514	(357)
Loss before income tax expense	(10,217)	(26,246)
Provision for income tax expense	2	19
Net loss	$(10,219)	$(26,265)
PER SHARE DATA
Net loss per common share (basic and diluted)	$(1.61)	$(4.75)
Weighted average common shares outstanding (basic and diluted)	6,352,835	5,528,862
COMPREHENSIVE LOSS:
Net loss	$(10,219)	$(26,265)
Change in net unrealized gain (loss) on available-for-sale securities, net of tax	(14)	490
Change in fair value due to instrument-specific credit risk, net of tax	—	(21)
Comprehensive loss	$(10,233)	$(25,796)

The accompanying notes are an integral part of these condensed consolidated financial statements.

AEYE, INC. CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY For the three months ended March 31, 2024 and 2023 (In thousands, except share amounts) (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2023	—	$—	6,310,090	$1	$366,647	$10	$(337,635)	$29,023
Stock-based compensation	—	—	—	—	3,014	—	—	3,014
Issuance of common stock upon vesting of restricted stock units	—	—	98,623	—	—	—	—	—
Taxes related to net share settlement of equity awards	—	—	(34,694)	—	(45)	—	—	(45)
Issuance of common stock under the Common Stock Purchase Agreement	—	—	129,000	—	165	—	—	165
Other comprehensive loss, net of tax	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	(10,219)	(10,219)
BALANCE—March 31, 2024	—	$—	6,503,019	$1	$369,781	$(4)	$(347,854)	$21,924

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2022	—	$—	5,436,637	$1	$345,757	$(1,279)	$(250,509)	$93,970
Stock-based compensation	—	—	—	—	6,513	—	—	6,513
Issuance of common stock upon exercise of options	—	—	68,969	—	391	—	—	391
Issuance of common stock upon vesting of restricted stock units	—	—	99,460	—	—	—	—	—
Taxes related to net share settlement of equity awards	—	—	(44,028)	—	(867)	—	—	(867)
Conversion of convertible note into common stock	—	—	137,947	—	1,755	—	—	1,755
Other comprehensive income, net of tax	—	—	—	—	—	469	—	469
Net loss	—	—	—	—	—	—	(26,265)	(26,265)
BALANCE—March 31, 2023	—	$—	5,698,985	$1	$353,549	$(810)	$(276,774)	$75,966

The accompanying notes are an integral part of these condensed consolidated financial statements.

AEYE, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three months ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,219)	$(26,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29	330
Gain on sale of property and equipment, net	—	(53)
Noncash lease expense relating to operating lease right-of-use assets	364	350
Inventory write-downs, net of scrapped inventory	19	208
Change in fair value of convertible note and warrant liabilities	(2)	810
Stock-based compensation	3,014	6,513
Amortization of premiums and accretion of discounts on marketable securities, net of change in accrued interest	(252)	33
Expected credit losses	14	—
Changes in operating assets and liabilities:
Accounts receivable, net	50	494
Inventories, current and noncurrent, net	18	(386)
Prepaid and other current assets	772	2,722
Other noncurrent assets	97	71
Accounts payable	309	(985)
Accrued expenses and other current liabilities	(1,343)	(134)
Operating lease liabilities	(397)	(392)
Other noncurrent liabilities	(358)	—
Contract liabilities	—	(511)
Net cash used in operating activities	(7,885)	(17,195)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(87)	(599)
Proceeds from sale of property and equipment	—	76
Purchases of marketable securities	(6,045)	—
Proceeds from redemptions and maturities of marketable securities	6,500	22,000
Net cash provided by investing activities	368	21,477
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	323
Payments for convertible note redemptions	—	(2,300)
Taxes paid related to the net share settlement of equity awards	(45)	(868)
Proceeds from issuance of common stock under the Common Stock Purchase Agreement	165	—
Net cash provided by (used in) financing activities	120	(2,845)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(7,397)	1,437
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	19,082	21,214
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$11,685	$22,651
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$2	$—
Cash paid for interest	—	85
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued liabilities	—	19
Proceeds from exercise of stock options included in prepaid and other current assets	—	68
Conversion of convertible notes and accrued interest into Class A common stock	—	1,755
Taxes related to net share settlement of equity awards included in accrued liabilities	—	3

The accompanying notes are an integral part of these condensed consolidated financial statements.

AEYE, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data or otherwise stated)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AEye (the “Company” or “AEye”) is a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and smart industrial applications. AEye’s software-definable 4SightTM Intelligent Sensing Platform combines solid-state active lidar and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.

AEye, Inc., formerly known as CF Finance Acquisition Corp. III, (“CF III”) was originally incorporated in Delaware on March 15, 2016 under the name CF SPAC Re Inc. On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc., entered into an Agreement and Plan of Merger with CF III. Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended. On August 16, 2021, the business combination contemplated by the Agreement and Plan of Merger was closed and CF III changed its name to AEye, Inc.

The Company’s common stock and public warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR” and “LIDRW”, respectively. Unless otherwise specified, “we,” “us,” “our,” “AEye,” and the “Company” refers to AEye, Inc.

Unaudited Condensed Consolidated Financial Statements

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2023 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principle of Consolidation and Liquidity

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company has funded its operations primarily through the business combination and issuances of stock. As of March 31, 2024, the Company’s existing sources of liquidity included cash, cash equivalents, and marketable securities of $28,909.

ASC 205-40, Presentation of Financial Statements - Going Concern, requires management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period, including interim periods, an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date.

As is common in early-stage companies with limited operating histories, the Company is subject to risks and uncertainties such as its ability to develop and commercialize its products; produce and deliver lidar and software products meeting acceptable performance metrics; attract new and retain existing customers; develop, obtain, or progress strategic partnerships; secure an automotive OEM design win; secure additional capital to support the business plan; and other risks and uncertainties such as those described in Part II, Item 1A of this Quarterly Report on Form 10-Q.

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of March 31, 2024, the Company had an accumulated deficit of $347,854. For the three months ended March 31, 2024 and 2023, the Company incurred a net loss of $10,219 and $26,265, respectively, and the Company had net cash outflows from operating activities of $7,885 and $17,195, respectively. As of March 31, 2024, the Company had $28,909 of cash and marketable securities. As the Company is still in its early stages, it is expected to incur additional operating losses and negative cash flows as it continues to focus on achieving commercialization of its lidar solutions.

When conditions and events, in the aggregate, impact an entity’s ability to continue as a going concern, management evaluates the mitigating effect of its plans to determine if it is probable that the plans will be effectively implemented, and, when implemented, the plans will mitigate the relevant conditions or events.

The decision in late 2023 by the Company's former Tier 1 partner, Continental AG, to discontinue its joint lidar development program with the Company, may have a material and adverse effect on the Company's business, which is predicated on licensing its lidar designs and other intellectual property to Tier 1 partners. Primarily, the Company is dependent upon raising additional capital to provide the cash necessary to continue the Company's ongoing operations. Should the Company not be able to do so, the Company will require alternative sources of liquidity to continue its operations over the next 12 months. The Company plans to adjust spending in order to preserve and extend liquidity, and has plans which would further reduce operating expenses and cash outlays. The Company believes that these plans alleviate substantial doubt about the Company's ability to continue as a going concern, which will result in adequate cash flows to support its ongoing operations for at least one year following the date these financial statements are issued.

Based upon the results of management’s assessment, which has been performed as of May 14, 2024, these condensed consolidated financial statements have been prepared on a going concern basis.

Reverse Stock Split

On December 27, 2023, the Company effected a 1-for-30 reverse stock split of its issued and outstanding shares of common stock (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split, every thirty (30) shares of issued and outstanding shares of common stock were combined into one (1) share of common stock. The Company did not issue fractional shares in connection with the Reverse Stock Split. Stockholders who were otherwise entitled to fractional shares of common stock were instead entitled to receive a proportional cash payment. The number of shares of common stock issuable under our equity incentive plans and exercisable under the outstanding warrants were also proportionately adjusted.

In connection with the Reverse Stock Split, there was no change to the number of shares authorized or in the par value per share of common stock of $0.0001. Accordingly, all historical per share data, number of shares issued and outstanding, stock awards, and other common stock equivalents for the periods presented in the accompanying condensed consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and marketable securities, and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, to limit the exposure of each investment. The Company’s marketable securities have investment grade ratings when purchased which mitigates risk.

The Company’s accounts receivable are derived from customers located in the U.S., Europe, and Asia-Pacific. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions. The Company generally does not require collateral.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board ("FASB"), issued Accounting Standards Update ("ASU") 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures to increase the transparency and usefulness of income tax information through improvements to the income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The guidance is effective for fiscal years beginning after December 15, 2024. The Company is currently in the process of evaluating the effects of the new guidance.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This standard requires public companies, including entities with a single reportable segment, to disclose information about their reportable segments’ significant expenses and other items on an interim and annual basis to provide more transparency about the expenses they incur from revenue generating business units. The new standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024 on a retrospective basis, with early adoption permitted. The Company does not expect the adoption of the new standard to have a material effect on its consolidated financial statements.

2.	FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities is determined in accordance with the fair value hierarchy established in FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs, other than Level 1 inputs, which are observable either directly or indirectly or can be corroborated by observable market data using quoted prices for similar assets or liabilities.

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company's financial instruments that are not remeasured at fair value include accounts receivable, prepaid and other current assets, accounts payable, accrued expenses, and other current liabilities. The carrying values of these financial instruments approximate their fair values.

The Company’s financial assets and liabilities measured at fair value on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	Fair Value Measured as of March 31, 2024 Using:
	Adjusted Cost	Unrealized losses	Fair Value	Cash and Cash Equivalent	Marketable Securities
Assets
Level 1
Money market funds	$8,761	$—	$8,761	$8,761	$—
Level 2
Corporate bonds	7,493	(3)	7,490	—	7,490
Commercial paper	7,907	(1)	7,906	—	7,906
U.S. Government securities	3,978	—	3,978	—	3,978
Total financial assets	$28,139	$(4)	$28,135	$8,761	$19,374
Liabilities
Level 2
Private placement warrant liability	$—	$—	$—	$—	$—
Level 3
Derivative warrant liability	—	—	24	—	—
Total financial liabilities	$—	$—	$24	$—	$—

	Fair Value Measured as of December 31, 2023 Using:
	Adjusted Cost	Unrealized gains	Fair Value	Cash and Cash Equivalent	Marketable Securities
Assets
Level 1
Money market funds	$16,377	$—	$16,377	$16,377	$—
Level 2
Corporate bonds	2,880	1	2,881	—	2,881
Commercial paper	8,809	5	8,814	—	8,814
U.S. Government securities	7,892	4	7,896	—	7,896
Total financial assets	$35,958	$10	$35,968	$16,377	$19,591
Liabilities
Level 2
Private placement warrant liability	$—	$—	$—	$—	$—
Level 3
Derivative warrant liability	—	—	26	—	—
Total financial liabilities	$—	$—	$26	$—	$—

The Company’s financial assets and liabilities subject to fair value procedures were comprised of the following:

Money Market Funds: The Company holds financial assets consisting of money market funds. These securities are valued using observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Marketable Securities: The Company holds financial assets consisting of fixed-income U.S. government agency securities, corporate bonds, and commercial paper. The securities are valued using prices from independent pricing services based on quoted prices of identical instruments in less active or inactive markets. Additionally, quoted prices of similar instruments in active market or industry models using data inputs such as interest rates and prices that can be directly observed or corroborated in active markets are used to value marketable securities.

Derivative Warrant Liability: On September 15, 2022, the Company entered into a convertible note agreement with a face value of $10,500 (the "2022 Note"). The Company’s derivative warrant liability includes the warrants that were issued by the Company as part of the 2022 Note. The warrants are recorded on the condensed consolidated balance sheets at fair value. The fair value is based on unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. The fair value estimate of the warrants was based on a Monte-Carlo simulation model. Inherent in a Monte-Carlo simulation model are assumptions related to price, volatility, risk-free interest rate, term to expiration, and dividend yield. The price is based on the publicly traded price of the Company’s common stock as of the measurement date. The Company estimated the volatility for the warrants based on the historical and implied volatilities of the Company's publicly traded common stock. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the warrants. The term to expiration was calculated as the contractual term of the warrants of 4 years. Finally, the Company does not currently anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly. Changes in fair value are recognized in other income (expense) for each reporting period. Derivative Warrant Liability is included within other noncurrent liabilities on the condensed consolidated balance sheets.

Private Placement Warrant Liability: The Private Placement Warrants are recorded on the condensed consolidated balance sheets at fair value. The fair value is based on observable Level 2 inputs, specifically, the observable input of the Company's public warrants, as terms of both warrants are substantially similar. Any changes in the fair value of the liability are reflected in other income (expense), net, on the condensed consolidated statements of operations and comprehensive loss. Private Placement Warrant liability is included within other noncurrent liabilities on the condensed consolidated balance sheets.

For the three months ended March 31, 2024, there were no net transfers between Level 1 and Level 2 inputs.

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the three months ended March 31, 2024 (in thousands):

Derivative Warrant Liability
Balance at December 31, 2023	$26
Change in fair value included in other income (expense), net	(2)
Balance at March 31, 2024	$24

The key inputs into the Monte-Carlo simulation model for the derivative warrant liability valued at March 31, 2024 are as follows:

March 31, 2024
Expected term (years)	2.4
Expected volatility	234.8%
Risk-free interest rate	4.5%
Dividend yield	—%
Exercise price	$105.00

If factors or assumptions change, the estimated fair values could be materially different. The value of the Company’s derivative warrant liability would increase if a higher risk-free interest rate was used, and would decrease if a lower risk-free interest rate was used. Similarly, a higher volatility assumption would increase the value of the liability, and a lower volatility assumption would decrease the value of the liability.

3.	CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

Cash, cash equivalents, and restricted cash as of March 31, 2024 and December 31, 2023 were as follows (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$9,535	$16,932
Restricted cash	2,150	2,150
Total cash, cash equivalents, and restricted cash	$11,685	$19,082

4.	INVENTORIES

Inventory, net of write-downs, as of March 31, 2024 and December 31, 2023 were as follows (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)
Raw materials	$388	$405
Work in-process	153	159
Finished goods	16	19
Total inventory, net	$557	$583

The Company also had $197 and $208 of non-current inventory (raw materials), net of write-downs, classified within other noncurrent assets on the condensed consolidated balance sheet as of March 31, 2024 and December 31, 2023, respectively.

The Company's current and non-current inventory as of March 31, 2024 and December 31, 2023 was written down by $5,025 and $5,062, respectively, in order to reduce inventory to the lower of cost or net realizable value.

5.	PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of March 31, 2024 and December 31, 2023 were as follows (in thousands):

	March 31, 2024	December 31, 2023
	(unaudited)
Prepaid expenses	$1,612	$2,386
Advances to suppliers	79	79
Other	54	52
Total prepaid and other current assets	$1,745	$2,517

As of March 31, 2024 and December 31, 2023, the Company recorded a loss on advances to suppliers of $1,385 associated with the winding down of its existing industrial product as part of its revised strategic plan. See Note 13, Restructuring, for further details.

6.	LEASES

The components of operating lease expenses for the three months ended March 31, 2024 and 2023 are as follows (in thousands):

	Three months ended March 31,
	2024	2023
Operating lease cost	$589	$602
Variable lease cost	84	79
Total operating lease cost	$673	$681

Maturities of lease liabilities are as follows (in thousands):

Operating leases
Years ending - December 31:	(Unaudited)
2024 (remaining nine months)	$1,852
2025	2,484
2026	2,559
2027	2,636
2028	2,716
Thereafter	8,400
Total lease payments	20,647
Less amount to discount to present value	(3,771)
Present value of lease liabilities	$16,876

7.	CONVERTIBLE NOTES

2022 Convertible Note

On September 14, 2022, the Company entered into a Securities Purchase Agreement, or SPA, with an investor allowing for the sale and issue of up to two convertible notes, each with a principal balance of $10,500 and gross cash proceeds of $10,000, for a total of $20,000 in proceeds between the two issuances (each, a "Note Closing"). The first Note Closing ("First Closing") occurred on September 15, 2022, and the Company entered into a Senior Unsecured Convertible Note with the investor pursuant to which the Company issued to the investor one convertible note ("2022 Note") with a principal balance of $10,500 for net cash proceeds of $9,850. As part of the First Closing, the Company also issued warrants to the investor. The second Note Closing ("Second Closing") could have occurred up to March 15, 2024, upon which the Company's right to effect a Second Closing automatically terminated. As of March 15, 2024, the Company did not effect a Second Closing.

The 2022 Note bore interest at an annual rate of 5.0%, in addition to an original issue discount of 4.76%, and had an initial a maturity date of March 15, 2024 (“Maturity Date”).

Beginning December 14, 2022, and the first trading day of each subsequent month (each a "Monthly Redemption Date" or an "Installment Date"), the Company was required to redeem the Monthly Redemption Amount until the 2022 Note was fully redeemed. The Monthly Redemption Amount, in most instances, was 1/15th of the original principal amount, plus any amount accelerated pursuant to the 2022 Note, accrued but unpaid interest, and late fees, if any. The principal and interest could be settled in cash or, so long as certain equity conditions were met and at the option of the Company, shares of common stock and was payable together with the Monthly Redemption Amount.

If the Company elected to settle the Monthly Redemption Amount in shares of common stock, the number of shares to be settled was based on an Installment Conversion Price equal to the lower of (i) $2.50 or (ii) 95% of the lowest daily volume weighted average price of the common stock during the five (5) trading days immediately preceding the applicable Monthly Redemption Date. If the Company elected to settle the Monthly Redemption Amount in cash, the Monthly Redemption Amount would have included a 5% premium.

The investor was permitted to accelerate up to four (4) Monthly Redemption Amounts in any calendar month (each, an "Acceleration," and each such amount, an "Acceleration Amount", and the Conversion Date of any such Acceleration, each an "Acceleration Date") at the Acceleration Conversion Price, subject to a $2,800 limit per month. The Acceleration Conversion Price was the lower of (i) the Installment Conversion Price for such current Installment Date or (ii) the greater of $9.00 and 95% of the lowest daily volume weighted average price of the Common Stock during the five (5) trading days immediately preceding the Acceleration Date.

If either the relevant Installment Conversion Price or Acceleration Conversion Price, as applicable, was less than $9.00 per share, then a Conversion Floor Price Condition existed and the Company must deliver to the investor the Conversion Installment Floor Amount in cash, in addition to the required number of shares, which were valued at $9.00 regardless of the actual trading price of the Company’s shares. The Conversion Installment Floor Amount was an amount in cash equal to the product obtained by multiplying (A) the higher of (i) the highest price that the common stock traded at on the Trading Day immediately preceding the relevant Share Delivery Date and (ii) the applicable Installment Conversion Price or Acceleration Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of common stock delivered to the investor on the applicable Share Delivery Date with respect to such Conversion from (ii) the quotient obtained by dividing (x) the applicable Installment or Acceleration amount subject to such Conversion, by (y) the applicable Installment Conversion Price. Interest payments were also trued-up in cash when the value of the Company’s shares was below $9.00 per share.

The Company elected to apply the fair value option to the measurement of the 2022 Note. As a result of adopting the fair value option, no embedded derivatives were bifurcated from the 2022 Note. The Company classified the 2022 Note as a liability at fair value and remeasured the 2022 Note to fair value at each reporting period. The fair value measurement included the assumption of accrued interest and expense and thus a separate amount was not reflected on the condensed consolidated statement of operations.

The 2022 Note was fully settled through Monthly Redemptions and Accelerations in 2023. As part of the debt extinguishment, the Company reclassified the accumulated change in fair value due to instrument-specific credit risk out of accumulated other comprehensive loss on the condensed consolidated balance sheet and into interest expense and other on the condensed consolidated statement of operations.

8.	INTEREST EXPENSE AND OTHER

Interest expense and other for the three months ended March 31, 2024 and 2023 consisted of the following (in thousands):

	Three months ended March 31,
	2024	2023
Amortization of premiums (accretion of discounts) on marketable securities, net	$(271)	$(188)
Expected credit losses	14	—
Other	(60)	12
Interest expense and other	$(317)	$(176)

9.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in accumulated other comprehensive income (loss) by component for the three months ended March 31, 2024 and 2023 are as follows (in thousands):

Unrealized gains (losses) on available-for-sale securities
Balance at December 31, 2023	$10
Other comprehensive loss, net of tax	(14)
Balance at March 31, 2024	$(4)

	Unrealized gains (losses) on available-for-sale securities	Change in fair value due to instrument-specific credit risk	Total
Balance at December 31, 2022	$(1,254)	$(25)	$(1,279)
Other comprehensive income (loss), net of tax	490	(21)	469
Balance at March 31, 2023	$(764)	$(46)	$(810)

10.	NET LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share attributable to common stockholders for the periods presented (in thousands, except per share data):

	Three months ended March 31,
	2024	2023
Numerator:
Net loss attributable to common stockholders	$(10,219)	$(26,265)
Denominator:
Weighted average common shares outstanding- Basic	6,352,835	5,528,862
Weighted average common shares outstanding- Diluted	6,352,835	5,528,862

Net loss per share attributable to common stockholders - Basic and Diluted	$(1.61)	$(4.75)

Due to net losses for the three months ended March 31, 2024 and 2023, basic and diluted net loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive. The following table sets forth the anti-dilutive common share equivalents for the periods listed:

	Three months ended March 31, 2024
	2024	2023
Common stock options issued and outstanding	205,910	681,584
Unvested restricted stock units	494,216	625,786
Warrants	319,443	319,443
Common Stock Purchase Agreement	842,180	990,681
Conversion of convertible notes	—	569,328
ESPP	33,655	67,586
Total	1,895,404	3,254,408

11.	STOCK-BASED COMPENSATION

The following table summarizes stock-based compensation expense recorded in each financial statement line item in the Company’s condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2024 and 2023 (in thousands):

	Three months ended March 31,
	2024	2023
Cost of revenue	$—	$61
Research and development	1,209	2,278
Sales and marketing	182	1,368
General and administrative	1,623	2,806
Total stock-based compensation	$3,014	$6,513

The Company uses the Monte-Carlo simulation model to estimate the grant date fair value of awards with a market condition, which requires the input of subjective assumptions such as expected term, expected stock price volatility, risk-free interest rate and dividend yield as discussed below.

Expected Term—The expected term for awards with a market condition is the length of time from the grant date to the date the market condition expires.

Expected Volatility—Expected volatility is estimated using a combination of the average historical volatility of the Company's own stock and those of comparable companies’ stock at the time of the grant.

Risk-Free Interest Rate—The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Dividend Yield—The expected dividend-yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

There were no awards granted with a market condition during the three months ended March 31, 2024.

12.	REVENUE

Sale of Prototypes

The Company recorded revenue for prototype sales of $20 and $125 in the three months ended March 31, 2024 and 2023, respectively. The Company does not incur significant contract costs in fulfilling or obtaining their contracts with customers.

Development Contracts

The Company has entered into research and development contracts with companies primarily in the automotive industry. The Company assessed the number of performance obligations associated with the promises under each agreement, primarily the delivery of customized 4SightTM perception-related goods and services, and recognized $0 and $511 in revenue for performance obligations satisfied during the three months ended March 31, 2024 and 2023, respectively, in the condensed consolidated statements of operations and comprehensive loss.

Disaggregation of Revenue

The Company recognized the following revenues by geographic area based on the primary billing address of the customer and by the timing of the transfer of goods or services to customers (point in time or over time), as it believes such criteria best depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Three months ended March 31,
	2024	2023
Revenue by primary geographical market:
United States	$15	$547
Europe	5	32
Asia-Pacific	—	57
Total	$20	$636

Revenue by timing of recognition:
Recognized at a point in time	$20	$125
Recognized over time	—	511
Total	$20	$636

Contract Liabilities

The Company does not have any contract liabilities as of March 31, 2024 and December 31, 2023.

The following table shows the significant changes in contract liabilities balance for the three months ended March 31, 2024 and 2023 (in thousands):

	Three months ended March 31,
	2024	2023
Beginning balance	$—	$987
Revenue recognized that was included in the contract liabilities beginning balance	—	(511)
Ending balance	$—	$476

Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The contract liabilities balance represents the remaining performance obligations for contracts with an original duration of greater than one year.

13.	Restructuring

In 2023, the Company implemented a revised strategic plan, which focused on key products and critical customer engagements in the Automotive market, and aligned the Company's operations with evolving business needs by focusing on a transition from research and development to the commercialization of the Company's automotive products, while winding down the existing industrial product and reducing fixed operating costs.

As a result of the implementation of the revised strategic plan, the Company recorded restructuring charges of $123 and $1,253 in the three months ended March 31, 2024 and 2023, respectively, primarily relating to one-time employee termination benefits. Restructuring-related liabilities are included in accrued expenses and other current liabilities in the condensed consolidated balance sheets.

Restructuring activity is summarized as follows as of March 31, 2024 (in thousands):

	One-time employee termination benefits	Losses on purchase commitments	Other	Total
Balance as of December 31, 2023	$402	$233	$56	$691
Charges	18	105	—	123
Cash payments	(220)	(2)	(23)	(245)
Balance as of March 31, 2024	$200	$336	$33	$569

Restructuring charges were included in the condensed consolidated statements of operations and comprehensive loss during the three months ended March 31, 2024 and 2023 as follows (in thousands):

	Three months ended March 31,
	2024	2023
Cost of revenue	$105	$50
Research and development	—	503
Sales and marketing	18	513
General and administrative	—	187
Total restructuring charges	$123	$1,253

14.	INCOME TAXES

For the three months ended March 31, 2024 and 2023, the Company recognized $2 and $19 provision for income taxes, respectively. The income tax rates vary from the federal and state statutory rates due to the valuation allowances on the Company's net operating losses and foreign tax rate differences. The Company computes its quarterly income tax provision by using a forecasted annual effective tax rate and adjusts for any discrete items arising during the quarter.

15.	COMMITMENTS AND CONTINGENCIES

Legal matters

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

16.	RELATED PARTIES

From November 2016 to December 2023, the Company employed a sibling of Mr. Dussan, a director and the Company’s former Chief Technology Officer, who held the position of Director, Human Resources during 2023. For the three months ended March 31, 2023, Mr. Dussan’s sibling received total cash compensation of $41 and was granted 333 RSUs. In addition, he participated in all other benefits that the Company generally offers to all of its employees. There were no related party transactions for the three months ended March 31, 2024.

17.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 14, 2024 and determined that there were no such events requiring recognition or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and Board of Directors of AEye, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AEye, Inc. and subsidiaries (the "Company") as of December 31, 2023, and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 26, 2024

We have served as the Company’s auditor since 2018.

AEYE, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and par value)

	As of December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,932	$19,064
Marketable securities	19,591	75,135
Accounts receivable, net	131	617
Inventories, net	583	4,553
Prepaid and other current assets	2,517	6,181
Total current assets	39,754	105,550
Right-of-use assets	11,226	15,502
Property and equipment, net	281	7,665
Restricted cash	2,150	2,150
Other noncurrent assets	906	2,473
Total assets	$54,317	$133,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,442	$3,218
Accrued expenses and other current liabilities	6,585	9,764
Contract liabilities	—	987
Convertible notes	—	8,594
Total current liabilities	10,027	22,563
Operating lease liabilities, noncurrent	14,858	16,681
Other noncurrent liabilities	409	126
Total liabilities	25,294	39,370
COMMITMENTS AND CONTINGENCIES (Note 20)
STOCKHOLDERS’ EQUITY:
Preferred stock—$0.0001 par value: 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value: 600,000,000 shares authorized; 6,310,090 and 5,436,637 shares issued and outstanding at December 31, 2023 and 2022	1	1
Additional paid-in capital	366,647	345,757
Accumulated other comprehensive income (loss)	10	(1,279)
Accumulated deficit	(337,635)	(250,509)
Total stockholders’ equity	29,023	93,970
Total liabilities and stockholders’ equity	$54,317	$133,340

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except share and per share data)

	Twelve Months Ended December 31,
	2023	2022
REVENUE:
Prototype sales	$477	$1,743
Development contracts	987	1,904
Total revenue	1,464	3,647
Cost of revenue	15,319	8,732
Gross loss	(13,855)	(5,085)
OPERATING EXPENSES:
Research and development	26,171	37,644
Sales and marketing	12,528	19,317
General and administrative	25,234	36,762
Impairment of long-lived assets	9,988	—
Total operating expenses	73,921	93,723
LOSS FROM OPERATIONS	(87,776)	(98,808)
OTHER INCOME (EXPENSE):
Change in fair value of convertible note and warrant liabilities	(858)	(14)
Interest income and other	1,317	1,545
Interest expense and other	248	(1,379)
Total other income (expense), net	707	152
Provision for income tax expense	57	58
Net loss	$(87,126)	$(98,714)
Change in net unrealized gain (loss) on available-for-sale securities, net of tax	1,264	(940)
Change in fair value due to instrument-specific credit risk, net of tax	(21)	(25)
Net losses reclassified into income during the period, net of tax	46	77
Comprehensive loss	$(85,837)	$(99,602)
PER SHARE DATA
Net loss per common share (basic and diluted)	$(14.95)	$(18.82)
Weighted average common shares outstanding (basic and diluted)	5,827,721	5,245,624

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2022	—	$—	5,436,637	$1	$345,757	$(1,279)	$(250,509)	$93,970
Stock-based compensation	—	—	—	—	18,071	—	—	18,071
Issuance of common stock upon exercise of stock options	—	—	81,814	—	455	—	—	455
Issuance of common stock upon vesting of restricted stock units	—	—	330,661	—	—	—	—	—
Taxes related to net share settlement of equity awards	—	—	(125,825)	—	(1,441)	—	—	(1,441)
Issuance of common stock under the Common Stock Purchase Agreement	—	—	19,500	—	136	—	—	136
Stock issuance costs related to the Common Stock Purchase Agreement	—	—	—	—	(3)	—	—	(3)
Issuance of common stock through the Employee Stock Purchase Plan	—	—	64,773	—	334	—	—	334
Conversions of convertible note into common stock	—	—	502,530	—	3,338	—	—	3,338
Other comprehensive income, net of tax	—	—	—	—	—	1,289	—	1,289
Net loss	—	—	—	—	—	—	(87,126)	(87,126)
BALANCE—December 31, 2023	—	$—	6,310,090	$1	$366,647	$10	$(337,635)	$29,023

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
BALANCE—December 31, 2021	—	$—	5,171,241	$1	$320,952	$(391)	$(151,795)	$168,767
Stock based compensation	—	—	—	—	23,959	—	—	23,959
Issuance of common stock upon exercise of stock options	—	—	107,332	—	1,174	—	—	1,174
Issuance of common stock upon vesting of restricted stock units	—	—	130,268	—	—	—	—	—
Taxes related to net share settlement of equity awards	—	—	(44,694)	—	(3,790)	—	—	(3,790)
Issuance of common stock under the Common Stock Purchase Agreement	—	—	38,167	—	2,891	—	—	2,891
Transaction costs related to the Common Stock Purchase Agreement	—	—	—	—	(29)	—	—	(29)
Issuance of common stock upon exercise of public warrants	—	—	—	—	—	—	—	—
Conversions of convertible note into common stock	—	—	34,323	—	600	—	—	600
Other comprehensive loss, net of tax	—	—	—	—	—	(888)	—	(888)
Net loss	—	—	—	—	—	—	(98,714)	(98,714)
BALANCE—December 31, 2022	—	$—	5,436,637	$1	$345,757	$(1,279)	$(250,509)	$93,970

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Twelve months ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(87,126)	$(98,714)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,547	1,422
Loss on sale of property and equipment, net	59	—
Noncash lease expense relating to operating lease right-of-use assets	1,406	1,338
Impairment of long-lived assets	9,988	—
Gain from early termination of right-of-use assets	(35)	—
Inventory write-downs, net of scrapped inventory	7,712	675
Loss on advances to suppliers	1,385	—
Change in fair value of convertible note and warrant liabilities	858	14
Realized loss on instrument-specific credit risk	46	—
Stock-based compensation	18,071	23,959
Convertible note issuance costs	—	474
Realized loss on redemption of marketable securities	—	77
Amortization of premiums and accretion of discounts on marketable securities, net of change in accrued interest	(211)	1,086
Expected credit losses	35	—
Changes in operating assets and liabilities:
Accounts receivable, net	451	3,605
Inventories, current and noncurrent, net	(2,459)	(2,634)
Prepaid and other current assets	2,279	(1,130)
Other noncurrent assets	284	527
Accounts payable	252	839
Accrued expenses and other current liabilities	(3,135)	85
Operating lease liabilities	(1,528)	(1,341)
Contract liabilities	(987)	(1,931)
Other noncurrent liabilities	383	—
Net cash used in operating activities	(50,725)	(71,649)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,951)	(4,200)
Proceeds from sale of property and equipment	283	—
Proceeds from redemptions and maturities of marketable securities	76,350	96,592
Purchases of marketable securities	(19,331)	(23,929)
Net cash provided by investing activities	55,351	68,463
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	455	1,174
Proceeds from the issuance of convertible notes	—	9,850
Payments for convertible note redemptions	(6,235)	(874)
Payment of 2022 convertible note issuance costs	—	(324)
Taxes paid related to the net share settlement of equity awards	(1,445)	(4,621)
Proceeds from issuance of common stock under the Common Stock Purchase Agreement	136	2,891
Stock issuance costs related to the Common Stock Purchase Agreement	(3)	(29)
Proceeds from issuance of common stock through the Employee Stock Purchase Plan	334	—
Net cash (used in) provided by financing activities	(6,758)	8,067
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,132)	4,881
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	21,214	16,333
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$19,082	$21,214
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$115	$133
Cash paid for income taxes	16	20
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued liabilities	—	28
Operating lease right-of-use assets obtained in exchange for lease obligations upon adoption of ASC 842	—	16,284
Operating lease liabilities extinguished upon early lease termination	335	—
Operating lease right-of-use assets obtained in exchange for lease obligation	—	556
Conversion of convertible notes and accrued interest into Class A common stock	3,338	600
Taxes related to net share settlement of equity awards included in accrued liabilities	—	4

The accompanying notes are an integral part of these consolidated financial statements.

AEYE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data or otherwise stated)

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AEye, Inc. (the “Company” or “AEye”) is a provider of high-performance, active lidar systems for vehicle autonomy, advanced driver-assistance systems (ADAS), and smart industrial applications. AEye’s software-definable 4SightTM Intelligent Sensing Platform combines solid-state active lidar and integrated deterministic artificial intelligence to capture more intelligent information with less data, enabling faster, more accurate, and more reliable perception of the surroundings.

AEye, Inc., formerly known as CF Finance Acquisition Corp. III, (“CF III”) was originally incorporated in Delaware on March 15, 2016 under the name CF SPAC Re Inc. On February 17, 2021, AEye Technologies, Inc., then known as AEye, Inc., entered into an Agreement and Plan of Merger with CF III. Based on CF III’s business activities, it was a “shell company” as defined under the Securities Exchange Act of 1934, as amended. On August 16, 2021, the business combination contemplated by the Agreement and Plan of Merger was closed and CF III changed its name to AEye, Inc.

The Company’s common stock and public warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR” and “LIDRW”, respectively. Unless otherwise specified, “we,” “us,” “our,” “AEye,” and the “Company” refers to AEye, Inc.

Principle of Consolidation and Liquidity

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company has funded its operations primarily through the business combination and issuances of stock. As of December 31, 2023, the Company’s existing sources of liquidity included cash, cash equivalents and marketable securities of $36,523.

ASC 205-40, Presentation of Financial Statements - Going Concern, requires management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period, including interim periods, an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date.

As is common in early-stage companies with limited operating histories, the Company is subject to risks and uncertainties such as its ability to develop and commercialize its products; produce and deliver lidar and software products meeting acceptable performance metrics; attract new and retain existing customers; develop, obtain, or progress strategic partnerships; secure an automotive OEM design win; secure additional capital to support the business plan; and other risks and uncertainties such as those described in Part I, Item 1A of this Annual Report on Form 10-K.

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of December 31, 2023, the Company had an accumulated deficit of $337,635. For the twelve months ended December 31, 2023 and 2022, the Company incurred a net loss of $87,126 and $98,714, respectively, and the Company had net cash outflows from operating activities of $50,725 and $71,649, respectively. As of December 31, 2023, the Company had $36,523 of cash and marketable securities. As the Company is still in its early stages, it is expected to incur additional operating losses and negative cash flows as it continues to focus on achieving commercialization of its lidar solutions.

When conditions and events, in the aggregate, impact an entity’s ability to continue as a going concern, management evaluates the mitigating effect of its plans to determine if it is probable that the plans will be effectively implemented, and, when implemented, the plans will mitigate the relevant conditions or events.

The decision by the Company's Tier 1 partner, Continental, to discontinue its joint lidar development program, may have a material and adverse effect on the Company's business, which is predicated on licensing its lidar designs and other intellectual property to Tier 1 partners. The Company has a plan to improve its results and liquidity through securing additional financing and finding a replacement Tier 1 partner. Should the Company not be able to do so, the Company has plans which would further reduce operating expenses and cash outlays. The Company believes that these plans alleviate substantial doubt about the Company's ability to continue as a going concern, which will result in adequate cash flows to support its ongoing operations for at least one year following the date these financial statements are issued.

Based upon the results of Management’s assessment, which has been performed as of March 26, 2024, these consolidated financial statements have been prepared on a going concern basis.

Reverse Stock Split

On December 27, 2023, the Company effected a 1-for-30 reverse stock split of its issued and outstanding shares of common stock (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split, every thirty (30) shares of issued and outstanding shares of common stock were combined into one (1) share of common stock. The Company did not issue fractional shares in connection with the Reverse Stock Split. Stockholders who were otherwise entitled to fractional shares of common stock were instead entitled to receive a proportional cash payment. The number of shares of common stock issuable under our equity incentive plans and exercisable under the outstanding warrants were also proportionately adjusted.

In connection with the Reverse Stock Split, there was no change to the shares authorized or in the par value per share of common stock of $0.0001. Accordingly, all historical per share data, number of shares issued and outstanding, stock awards, and other common stock equivalents for the periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. Accrued severance has been broken out from Accrued payroll within Footnote 9, Accrued expenses and other current liabilities.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include impairment of long-lived assets, write-downs of inventory to the lower of cost or net realizable value, investments, fair value of the 2022 convertible note, embedded derivative and warrant liabilities, and stock-based compensation.

Segment Reporting

The Company manages its business on the basis of one reportable and operating segment. Operating segments are defined as components of an enterprise with separate financial information, and are evaluated regularly by the chief operating decision maker, which is the Company's Chief Executive Officer (“CEO”). The CEO decides how to allocate resources and assesses the Company’s performance based upon consolidated financial information. All of the Company's sales were made to customers in USD located in the U.S., Europe, and Asia-Pacific through AEye, Inc. All of the Company's $281 of net property and equipment as of December 31, 2023 is located in the United States.

Cash, Cash Equivalents, and Marketable Securities

The Company considers all highly liquid investments, such as treasury bills, commercial paper, certificates of deposit, and money market instruments with maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents primarily consist of amounts held in interest-bearing money market accounts that are readily convertible to cash. Cash equivalents are stated at cost, which approximates fair market value.

Marketable securities have been classified as available-for-sale and are carried at estimated fair value as determined based upon quoted market prices or pricing models for similar securities. Unrealized gains and losses in fair value of the available-for-sale (“AFS”) debt securities are reported in other comprehensive income (loss). When the AFS debt securities are sold, cost is based on the specific identification method, and the realized gains and losses are included in other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company considers all AFS debt securities as available for use to support current operations, including those with maturity dates beyond one year and are classified as current assets under marketable securities in the accompanying consolidated balance sheets. AFS debt securities included in marketable securities on the consolidated balance sheets consist of securities with original maturities greater than three months at the time of purchase. Interest on marketable securities is included within interest income and other on the consolidated statements of operations. Amortization of premiums and accretion of discounts are included within interest expense and other on the consolidated statements of operations.

Restricted Cash

Restricted cash of $2,150 as of December 31, 2023 and 2022, consists of funds that are contractually restricted as to usage or withdrawal due to a contractual agreement. The Company has a letter of credit to the amount of $2,150 with Citibank N.A. as of December 31, 2023 as security for the payment of rent on its headquarters in Dublin, CA which require lease payments through 2026. At December 31, 2022, the letter of credit was held with Silicon Valley Bank.

The Company determines current or non-current classification of restricted cash based on the expected duration of the restriction.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, and marketable securities, and accounts receivable. The Company places its cash and cash equivalents with major financial institutions, which management assesses to be of high credit quality, to limit the exposure of each investment. The Company’s marketable securities have investment grade ratings when purchased which mitigates risk.

The Company’s accounts receivables are derived from customers located in the U.S., Europe, and Asia-Pacific. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions. The Company generally does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was determined by evaluating the number of customers and vendors accounting for 10% or more of accounts receivable (“AR”) and accounts payable (“AP”). As of December 31, 2023, AEye had four customers, each accounting for 10% or more of AR and one vendor accounting for 10% or more of AP. As of December 31, 2022, AEye had four customers, each accounting for 10% or more of AR and two vendors, each accounting for 10% or more of AP.

For the years ended December 31, 2023 and 2022, revenue from the Company’s major customers representing 10% or more of total revenue was as follows:

	Twelve months ended December 31,
	2023	2022
Customer A	70%	51%
Customer B	*	13%
Customer C	*	10%

*Customer accounted for less than 10% of total revenue in the period.

Fair Value of Financial Instruments

The Company defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. For additional discussion on fair value of financial instruments, see Note 2.

Derivatives

The Company accounts for derivative instruments in accordance with Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging (“ASC 815”). The Company’s objectives and strategies for using derivative instruments, and how the derivative instruments and related hedged items are accounted for affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk. Terms of convertible debt instruments are reviewed to determine whether they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the consolidated balance sheets at fair value.

An evaluation of specifically identified conditions is made to determine whether the fair value of the derivative issued is required to be classified as equity or as a derivative liability. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. For additional discussion of derivatives, see Note 2.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

If necessary, accounts receivable are reduced by a provision for expected credit losses, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. The Company reviews the provision quarterly based on historical experience with each customer and the specifics of each arrangement. During the years ended December 31, 2023 and 2022, the Company did not have any write-offs, and at December 31, 2023 and 2022, recorded a $35 and $0 provision for expected credit losses, respectively.

Inventories, net

Inventories consist of raw materials, work in progress, and finished goods. Inventories are stated at the lower of cost and net realizable value and costs are computed under the standard cost method. Inventories that are not expected to be consumed in the next 12 months are classified within Other noncurrent assets. Prototype inventory cost consists of the associated raw material, direct labor, indirect labor and other overhead costs. The Company evaluates the need for inventory write-downs associated with obsolete, slow moving, and non-sellable inventory by reviewing estimated net realizable values on a periodic basis and records a provision for excess and obsolete inventory to adjust the carrying value of inventory as needed. The Company's current and non-current inventory as of December 31, 2023 and 2022 was written down by $5,062 and $833, respectively, in order to record inventory at its estimated net realizable value.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 2 to7 years. Leasehold improvements are amortized over the shorter of the lease term or expected useful life of the improvements. Construction in progress is the construction or development of property and equipment that have not yet been placed in service. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the test for recoverability identifies a possible impairment, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value is calculated based on estimated salvage value, estimated orderly liquidation value, or a value-in-use approach depending on the asset's highest and best use. When an impairment loss is recognized for assets to be held and used, the adjusted carrying amount of the long-lived asset becomes its new cost basis which is depreciated over the asset's remaining useful life. There were $9,988 of non-cash impairment charges recorded in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023. No impairment charges were recorded for the year ended December 31, 2022.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant's specific terms and applicable authoritative guidance. The warrants assumed in connection with the 2022 convertible note are accounted for in accordance with ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. The Private Placement Warrants issued in connection with the business combination are classified as liabilities. The Company adjusts the warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated statements of operations.

Leases

The Company determines if an arrangement is or contains a lease at inception. The Company evaluates the classification of leases at commencement, and, as necessary, at modification. Operating leases, consisting of office leases, are included in Right-of-use ("ROU") assets, Accrued expenses and other current liabilities, and Operating lease liabilities, noncurrent, on the Company's consolidated balance sheets. The Company did not have any finance leases as of December 31, 2023 and December 31, 2022. ROU assets represent the Company's right to an underlying asset for the lease term, and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made prior to lease commencement and initial direct costs and excludes lease incentives. Variable lease payments not dependent on an index or a rate are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. As most of the Company's leases do not include an implicit rate, the Company uses the incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date in determining the present value of future payments. The incremental borrowing rate is a hypothetical rate based on the Company's understanding of what its credit rating would be for a secured borrowing when the lease was executed. The Company's lease term includes the noncancelable period, any rent-free periods provided by the lessor, and options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and in subsequent periods as necessary, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term and is included in operating expenses on the consolidated statements of operations and comprehensive loss. The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less (short-term leases) and elected to not separate lease components and non-lease components for its long-term real estate leases.

Convertible Notes

The Company adopted Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The Company has elected to apply the fair value measurement option to the 2022 convertible note on the date that the Company first recognized the convertible note on September 15, 2022. The Company acknowledges that its election to apply the fair value option is irrevocable. The Company recognized costs incurred upon issuance of the 2022 convertible note as an expense in its consolidated statement of operations for the twelve months ended December 31, 2022. The 2022 convertible note was classified and presented as a current liability on the consolidated balance sheet as of December 31, 2022. As of December 31, 2023, the 2022 convertible note has no outstanding principal balance as all outstanding principal and accrued interest has been fully settled. Changes in fair value were recorded in the consolidated statements of operations and changes in fair value related to credit risk are recorded in other comprehensive loss. The Company reported interest expense, including accrued interest, related to this convertible debt under the fair value option, within the change in fair value of convertible notes in the consolidated statement of operations.

Revenue Recognition

The Company generates revenues from the sale of prototypes and from development arrangements with automakers and suppliers to automakers. Under FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company accounts for such arrangements as contracts with customers and accordingly recognizes revenue by applying the following steps:

•	Identification of the contract, or contracts, with a customer
•	Identification of the performance obligations in the contract
•	Determination of the transaction price
•	Allocation of the transaction price to the performance obligations in the contract
•	Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenue from the sale of prototypes is generally recognized at a point in time when control of the goods is transferred. Certain prototype sales contracts include services to install and commission or customize the prototypes for customers. Revenues from these services are categorized as prototype revenue and recognized either over time as the services are being performed, or at a point in time, depending on the nature of the services and whether the criteria for recording revenue over time are met in accordance with ASC 606.

Revenue from development arrangements is either recognized at a point in time or over time depending on the performance obligations in the contract. For performance obligations that are satisfied over time, such as services which require engineering and development based on customer requirements, the Company recognizes revenue using an input method based on contract costs incurred to date compared to total estimated contract costs.

See Note 16, Revenue, for additional information related to the application of ASC 606 to the Company’s primary revenue streams.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations and comprehensive loss.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price (SSP). The SSP reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company determines SSP using information that may include other observable inputs, such as the cost plus margin approach, to estimate SSP. In instances where SSP is not directly observable, the Company determines SSP using information that may include other observable inputs such as expected costs plus margin, or uses the residual approach for performance obligations whose SSP is highly variable or uncertain.

The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company assesses the adequacy of its recorded warranty liabilities on a quarterly basis and adjusts the amounts as necessary. Warranty costs are included within accrued expenses and other liabilities on the consolidated balance sheets. Refer to Note 9 for further information on warranty reserve amounts.

Other Policies, Judgments and Practical Expedients

Contract assets and liabilities. Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. The Company did not have any contract assets as of December 31, 2023. Contract liabilities relate to deferred revenue. Deferred revenue consists of amounts that have been invoiced and/or cash received but for which revenue has not been earned. This generally includes unrecognized revenue balances for development arrangements. Deferred revenue that will be realized during the succeeding 12-month period is recorded within current liabilities and the remaining deferred revenue is recorded as noncurrent liabilities.

Right of return. The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon product shipment or delivery.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for all of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money on transaction price. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.

Judgments and estimates. Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a contract will be revised in the near-term. The Company reviews and updates its contract-related estimates quarterly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized in the period in which the revisions to the estimates are made.

Cost of Revenue

Cost of revenue primarily consists of costs directly associated with the production of those prototypes that are held for sale and certain costs associated with development arrangements. Such costs for prototypes are direct materials, direct labor, indirect labor, inventory write-downs, losses on purchase commitments, warranty expense, and allocation of overhead. Direct and indirect labor includes personnel-related costs and packaging and procurement respectively associated with the production of prototypes. Other costs such as indirect manufacturing costs are recognized in research and development and general and administrative expenses on the consolidated statements of operations and comprehensive loss. Costs associated with development arrangements include the direct costs and allocation of overhead costs involved in the execution of the contract.

Research and Development Expenses

Research and development expenses include personnel costs (including salaries, benefits, bonuses, one-time termination benefits, and stock-based compensation), new hardware and software materials to the extent no future economic benefits are expected, other related expenses such as lab equipment, third party development-related contractors, and allocated overhead expenses. Substantially all the R&D expenses are related to the development of new products and services, including contract development expenses. They are expensed as incurred and included in the consolidated statements of operation and comprehensive loss.

Stock-Based Compensation

The Company accounts for stock-based compensation by measuring and recognizing compensation expense for all share-based awards based on estimated grant-date fair values. The Company uses the straight-line attribution method to allocate compensation cost to reporting periods over each awardee’s requisite service period, which is generally the vesting period of the award. The Company measures nonemployee awards at the date of grant, which generally is the date at which a grantor and a grantee reach a mutual understanding of the key terms and conditions of a share-based payment award. The Company’s policy is to recognize the effect of forfeitures in the period they occur. The grant-date fair value of the restricted stock units, or “RSUs,” is equal to the fair market value of the Company’s common stock on the grant date. The grant-date fair value for stock options and stock purchase rights under the employee stock purchase plan ("ESPP") is estimated using the Black-Scholes option-pricing model. The grant-date fair value for RSUs with an associated market condition is estimated using the Monte-Carlo simulation model. Both the Black-Scholes option-pricing model and the Monte-Carlo simulation model require the input of subjective assumptions, including the award’s expected term and the price volatility of the underlying stock.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, an adjustment to the deferred tax asset valuation allowance would be made to reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”) on the basis of a two-step process in which determinations are made (1) whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income tax expense in the accompanying consolidated statements of operations and comprehensive loss. Accrued interest and penalties are included in accrued expenses and other current liabilities in the consolidated balance sheets. As of and for the year ended December 31, 2023 and 2022 there were no interest or penalties recorded.

Net Loss per Share

Basic net loss per share is computed using net loss available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the dilutive effects of stock options, restricted stock units, preferred stock, stock to be issued under the ESPP, convertible notes, and warrants outstanding during the period to the extent such securities would not be anti-dilutive and is determined using the if-converted and treasury stock methods.

The Company calculates weighted average number of common shares outstanding during the period using the Company’s common stock outstanding.

Basic and diluted net loss per share attributable to common stockholders was the same for all periods presented as the inclusion of all potentially dilutive securities outstanding was anti-dilutive, as AEye is currently operating in a net loss position.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity (net assets) from non-owner sources during a period, changes in fair value due to instrument-specific credit risk, and net unrealized gains (losses) on available-for-sale debt securities.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board, ("FASB"), issued Accounting Standards Update ("ASU") 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures to increase the transparency and usefulness of income tax information through improvements to the income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The guidance is effective for fiscal years beginning after December 15, 2024. The Company is currently in the process of evaluating the effects of the new guidance.

Recently Adopted Accounting Guidance

In June 2016, the Financial Accounting Standards Board, ("FASB"), issued Accounting Standards Update ("ASU") 2016-13, Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-10, and ASU No. 2019-11. The objective of the guidance in ASU 2016-13 is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU 2016-13 requires an entity to present financial assets measured on an amortized cost basis on the balance sheet net of an allowance for credit losses. Available-for-sale and held to maturity debt securities are also required to be held net of an allowance for credit losses. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019. For smaller reporting companies, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2016-13 on January 1, 2023 which resulted in an immaterial impact to the consolidated financial statements.

2.	FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities is determined in accordance with the fair value hierarchy established in FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy of ASC 820 requires an entity to maximize the use of observable inputs when measuring fair value and classifies those inputs into three levels:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs, other than Level 1 inputs, which are observable either directly or indirectly or can be corroborated by observable market data using quoted prices for similar assets or liabilities.

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company's financial instruments that are not remeasured at fair value include accounts receivable, prepaid and other current assets, accounts payable, accrued expenses, and other current liabilities. The carrying values of these financial instruments approximate their fair values.

The Company’s financial assets and liabilities measured at fair value on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	Fair Value Measured as of December 31, 2023 Using:
	Adjusted Cost	Unrealized gains	Fair Value	Cash and Cash Equivalent	Marketable Securities
Assets
Level 1
Money market funds	$16,377	$—	$16,377	$16,377	$—
Level 2
Corporate bonds	2,880	1	2,881	—	2,881
Commercial paper	8,809	5	8,814	—	8,814
U.S. Government securities	7,892	4	7,896	—	7,896
Total financial assets	$35,958	$10	$35,968	$16,377	$19,591
Liabilities
Level 2
Private placement warrant liability	$—	$—	$—	$—	$—
Level 3
Convertible notes	—	—	—	—	—
Derivative warrant liability	—	—	26	—	—
Total financial liabilities	$—	$—	$26	$—	$—

	Fair Value Measured as of December 31, 2022 Using:
	Adjusted Cost	Unrealized losses	Fair Value	Cash and Cash Equivalent	Marketable Securities
Assets
Level 1
Money market funds	$14,253	$—	$14,253	$14,253	$—
Level 2
Asset-backed securities	3,507	(119)	3,388	—	3,388
Corporate bonds	22,139	(240)	21,899	—	21,899
Commercial paper	20,760	—	20,760	—	20,760
U.S. Government securities	29,983	(895)	29,088	—	29,088
Total financial assets	$90,642	$(1,254)	$89,388	$14,253	$75,135
Liabilities
Level 2
Private placement warrant liability	$—	$—	$7	$—	$—
Level 3
Convertible notes	—	—	8,594	—	—
Derivative warrant liability	—	—	119	—	—
Total financial liabilities	$—	$—	$8,720	$—	$—

The Company’s financial assets and liabilities subject to fair value procedures were comprised of the following:

Money Market Funds: The Company holds financial assets consisting of money market funds. These securities are valued using observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Marketable Securities: The Company holds financial assets consisting of fixed-income U.S. government agency securities, corporate bonds, commercial paper and asset-backed securities. The securities are valued using prices from independent pricing services based on quoted prices of identical instruments in less active or inactive markets. Additionally, quoted prices of similar instruments in active market or industry models using data inputs such as interest rates and prices that can be directly observed or corroborated in active markets are used to value marketable securities.

2022 Convertible Note: On September 15, 2022, the Company entered into a convertible note agreement with a face value of $10,500 (the "2022 Note"). The Company elected the fair value option to account for the 2022 Note. The fair value estimate of the 2022 Note was based on a binomial lattice model, which represents Level 3 measurements. Significant assumptions include the discount rate used in the model, remaining term, stock price, and volatility. The discount rate is derived from the estimated credit spread and the risk-free interest rate, which is based on interpolated U.S. Treasury rates, commensurate with a similar term to the 2022 Note. The remaining term is calculated based on the estimated maturity date of the 2022 Note. The stock price is based on the publicly traded price of the Company's common stock as of the measurement date. The Company estimated the volatility for the Note based on the historical and implied volatilities of the Company's publicly traded common stock. The changes in fair value are recognized in other income (expense), net for each reporting period. Refer to Note 10 for details of the terms and conditions of the 2022 Note.

Derivative Warrant Liability: The Company’s derivative warrant liability includes the warrants that were issued by the Company as part of the 2022 Note. The warrants are recorded on the consolidated balance sheets at fair value. The fair value is based on unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. The fair value estimate of the warrants was based on a Monte-Carlo simulation model. Inherent in a Monte-Carlo simulation model are assumptions related to price, volatility, risk-free interest rate, term to expiration, and dividend yield. The price is based on the publicly traded price of the Company's common stock as of the measurement date. The Company estimated the volatility for the warrants based on the historical and implied volatilities of the Company's publicly traded common stock. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the warrants. The term to expiration was calculated as the contractual term of the warrants of 4 years. Finally, the Company does not currently anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly. Changes in fair value are recognized in other income (expense) for each reporting period. Derivative Warrant Liability is included within other noncurrent liabilities on the consolidated balance sheets.

Private Placement Warrant Liability: The Private Placement Warrants are recorded on the consolidated balance sheets at fair value. The fair value is based on observable Level 2 inputs, specifically, the observable input of the Company's public warrants. Any changes in the fair value of the liability are reflected in other income (expense), net, on the consolidated statements of operations and comprehensive loss. Private Placement Warrant liability is included within other noncurrent liabilities on the consolidated balance sheets.

The Company measures certain nonfinancial assets at fair value on a nonrecurring basis, primarily property and equipment and ROU assets, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The fair value of the Company's property and equipment was based upon estimated salvage value or estimated orderly liquidation value, depending on the asset's highest and best use. As the fair value of property and equipment was estimated using primarily unobservable inputs, these are considered Level 3 fair value measurements. The fair value of the Company's headquarter ROU asset and associated leasehold improvements were based on a value-in-use approach utilizing market rent comparable information, and is considered a Level 2 fair value measurement. For more information regarding impairment charges, see Notes 1, 6, 7, and 17.

For the years ended December 31, 2023 and 2022, there were no transfers between Level 1 and Level 2 inputs.

The following table presents a summary of the changes in fair value of the Company’s Level 3 financial instruments for the year ended December 31, 2023 (in thousands):

	2022 Convertible Note	Derivative Warrant Liability	Total
Balance at December 31, 2022	$8,594	$119	$8,713
Additions	—	—	—
Payments or conversions	(9,573)	—	(9,573)
Change in fair value included in other income (expense), net	958	(93)	865
Change in fair value due to instrument specific credit risk included in other comprehensive income	21	—	21
Balance at December 31, 2023	$—	$26	$26

The key inputs into the Monte-Carlo simulation model for the derivative warrant liability valued at December 31, 2023 are as follows:

December 31, 2023
Expected term (years)	2.7
Expected volatility	155.7%
Risk-free interest rate	4.1%
Dividend yield	—%
Exercise price	$105.00

If factors or assumptions change, the estimated fair values could be materially different. The value of the Company’s derivative warrant liability would increase if a higher risk-free interest rate was used, and would decrease if a lower risk-free interest rate was used. Similarly, a higher volatility assumption would increase the value of the liability, and a lower volatility assumption would decrease the value of the liability.

3.	CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

Cash, cash equivalents, and restricted cash as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31,
	2023	2022
Cash and cash equivalents	$16,932	$19,064
Restricted cash	2,150	2,150
Total cash, cash equivalents, and restricted cash	$19,082	$21,214

4.	INVENTORIES

Inventory, net of write-downs, as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31,
	2023	2022
Raw materials	$405	$2,022
Work in-process	159	2,484
Finished goods	19	47
Total inventory, net	$583	$4,553

The Company also had $208 and $1,491 of non-current inventory (raw materials), net of write-downs, classified within Other noncurrent assets on the consolidated balance sheet as of December 31, 2023 and December 31, 2022, respectively.

5.	PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31,
	2023	2022
Prepaid expenses	$2,386	$4,203
Demonstration units	—	281
Advances to suppliers	79	984
Other	52	713
Total prepaid and other current assets	$2,517	$6,181

During the twelve months ended December 31, 2023, the Company recorded a loss on advances to suppliers of $1,385 associated with the winding down of its existing industrial product as part of its revised strategic plan. See Note 17, Restructuring, for further details.

6.	LEASES

The Company primarily leases office facilities in Northern California under non-cancelable operating leases expiring at various dates through November 2026. Some of the Company's leases include options to renew, with renewal terms that, if exercised by the Company, extend the lease term from two to five years. The exercise of these renewal options is at the Company's discretion. The Company's lease agreements do not contain any material terms and conditions of residual value guarantees or material restrictive covenants. The Company's short-term lease expense was determined to not be material.

The Company recorded a gain of $35 on early lease termination within Interest income and other on the consolidated statements of operations for the twelve months ended December 31, 2023.

During the twelve months ended December 31, 2023, the Company recorded an impairment charge on right-of-use assets of $2,570, included within impairment of long-lived assets within the Company's consolidated statements of operations. No impairment charges were recorded for the twelve months ended December 31, 2022.

On November 14, 2023, the Company assigned an operating lease resulting in the Company being relieved of its primary obligation under this lease. As a result of the lease assignment, a new tenant assumed the primary obligation under the lease, with the Company becoming secondarily liable. If the new tenant should fail to perform under the lease, the Company could be liable to fulfill any remaining lease obligations. The lease had a remaining term of 3.7 years as of December 31, 2023 with the Company serving as guarantor for the remaining term. The resulting maximum exposure includes $360 of undiscounted future minimum lease payments plus potential additional payments to satisfy maintenance, taxes, and insurance requirements for the remainder of the lease term.

The components of operating lease expenses for the twelve months ended December 31, 2023 and 2022 were as follows (in thousands):

	Twelve months ended December 31,
	2023	2022
Operating lease cost	$2,379	$2,382
Variable lease cost	340	241
Total operating lease cost	$2,719	$2,623

Supplemental cash flow information for the twelve months ended December 31, 2023 and 2022 were as follows (in thousands):

	Twelve months ended December 31,
	2023	2022
Cash paid for operating leases included in operating cash flows	$(2,500)	$(1,341)

Supplemental balance sheet information related to operating leases as of December 31, 2023 and 2022 was as follows (in thousands):

	As of December 31,
	2023	2022
Operating lease right-of-use assets	$11,226	$15,502

Operating lease liabilities:
Operating lease liabilities, current	$2,415	$2,455
Operating lease liabilities, non-current	14,858	16,681
Total operating lease liabilities	$17,273	$19,136

	As of December 31,
	2023	2022
Weighted average remaining lease term (in years)	7.89	9.26
Weighted average discount rate	5.32%	5.35%

Maturities of lease liabilities were as follows (in thousands).

Years ending - December 31:
2024	$2,474
2025	2,484
2026	2,559
2027	2,636
2028	2,716
Thereafter	8,400
Total lease payments	21,269
Less amount to discount to present value	(3,996)
Present value of lease liabilities	$17,273

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of December 31, 2023 and 2022 consists of the following (in thousands):

	As of December 31,
	2023	2022
Machinery and equipment	$171	$2,528
Computers, software and related equipment	26	432
Office furniture and equipment	24	651
Vehicles	60	846
Leasehold improvements	—	4,830
Construction in progress	—	1,401
Total property and equipment	281	10,688
Less accumulated depreciation and amortization	—	(3,023)
Property and equipment, net	$281	$7,665

For the year ended December 31, 2023, the Company recorded impairment charges on assets classified as property and equipment of $7,418, included within impairment of long-lived assets within the Company's consolidated statements of operations. No impairment charges were recorded for the year ended December 31, 2022.

Depreciation and amortization expense related to property and equipment amounted to $1,547 and $1,422 recognized within research and development, sales and marketing, and general and administrative expenses within the consolidated statements of operations and comprehensive loss for the years ended December 31, 2023 and 2022, respectively. The Company recorded disposals of gross property and equipment of $1,041 and $604 in the years ended December 31, 2023 and 2022, respectively. The carrying amounts of the property and equipment disposed in the years ended December 31, 2023 and 2022 were $342 and $0, respectively.

8.	OTHER NONCURRENT ASSETS

Other noncurrent assets as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31,
	2023	2022
Non-current inventory	$208	$1,491
Long-term prepaid expenses	626	901
Security deposits	72	81
Total other noncurrent assets	$906	$2,473

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31,
	2023	2022
Accrued purchases and other	$681	$4,092
Operating lease liabilities - current	2,415	2,455
Accrued bonuses	2,053	1,022
Accrued payroll	540	1,122
Accrued severance	402	26
Accrued payroll taxes	317	526
Warranty reserve	102	480
Income tax payable	75	41
Total accrued expenses and other current liabilities	$6,585	$9,764

10.	CONVERTIBLE NOTES

2022 Convertible Note

On September 14, 2022, the Company entered into a Securities Purchase Agreement, or SPA, with an investor allowing for the sale and issue of two convertible notes, each with a principal balance of $10,500 and gross cash proceeds of $10,000, for a total of $20,000 in proceeds between the two issuances (each, a "Note Closing"). The first Note Closing ("First Closing") occurred on September 15, 2022, and the Company entered into a Senior Unsecured Convertible Note with the investor pursuant to which the Company issued to the investor one convertible note ("2022 Note") with a principal balance of $10,500 for net cash proceeds of $9,850. As part of the First Closing, the Company also issued warrants to the investor - see Note 12 for further details. The second Note Closing ("Second Closing") may occur, at the Company's option, until March 15, 2024, upon which the Company's right to effect a Second Closing shall automatically terminate. As of March 15, 2024, the Company did not effect a Second Closing.

The 2022 Note bore interest at an annual rate of 5.0%, in addition to an original issue discount of 4.76%, and had an initial a maturity date of March 15, 2024 ("Maturity Date").

Beginning December 15, 2022, and the first of each subsequent month (each a "Monthly Redemption Date" or an "Installment Date"), the Company was required to redeem the Monthly Redemption Amount until the 2022 Note was fully redeemed. The Monthly Redemption Amount, in most instances, was 1/15th of the original principal amount, plus any amount accelerated pursuant to the 2022 Note, accrued but unpaid interest, and late fees, if any. The principal and interest could be settled in cash or, so long as certain equity conditions were met, shares of common stock at the option of the Company and was payable together with the monthly redemptions of the outstanding principal amount of the Note.

If the Company elected to settle such redemptions in shares of Common Stock, the number of shares to be settled was based on an Installment Conversion Price equal to the lower of (i) $75.00 or (ii) 95% of the lowest daily volume weighted average price of the Common Stock during the five (5) trading days immediately preceding the applicable Monthly Redemption Date. If the Company elected to settle redemptions in cash, the Monthly Redemption Amount included a 5% premium.

The investor was permitted to accelerate up to four (4) Monthly Redemption Amounts in any calendar month (each, an "Acceleration," and each such amount, an "Acceleration Amount", and the Conversion Date of any such Acceleration, each an "Acceleration Date") at the Acceleration Conversion Price, subject to a $2,800 limit per month. The Acceleration Conversion Price was the lower of (i) the Installment Conversion Price for such current Installment Date or (ii) the greater of $9.00 and 95% of the lowest daily volume weighted average price of the Common Stock during the five (5) trading days immediately preceding the Acceleration Date.

As these terms are defined in the 2022 Note, if either the relevant Installment Conversion Price or Acceleration Conversion Price, as applicable, is less than $9.00 per share, then a Conversion Floor Price Condition exists and the Company must deliver to the lender the Conversion Installment Floor Amount in cash, in addition to the required number of shares, which are valued at $9.00 regardless of the actual trading price of the Company's shares. The Conversion Installment Floor Amount is an amount in cash equal to the product obtained by multiplying (A) the higher of (i) the highest price that the Common Stock trades at on the Trading Day immediately preceding the relevant Share Delivery Date and (ii) the applicable Installment or Acceleration Conversion Price and (B) the difference obtained by subtracting (i) the number of shares of Common Stock delivered to the investor on the applicable Share Delivery Date with respect to such Conversion from (ii) the quotient obtained by dividing (x) the applicable Installment or Acceleration amount subject to such Conversion, by (y) the applicable Installment Conversion Price. Interest payments are also trued-up in cash when the value of the Company's shares is below $9.00 per share.

The Company elected to apply the fair value option to the measurement of the 2022 Note. As a result of adopting the fair value option, no embedded derivatives are bifurcated from the 2022 Note. The Company classifies the 2022 Note as a liability at fair value and remeasures the 2022 Note to fair value at each reporting period. The fair value measurement includes the assumption of accrued interest and expense and thus a separate amount is not reflected on the consolidated statement of operations.

As of December 31, 2023, the 2022 Note has no outstanding principal balance as all outstanding principal and accrued interest has been fully settled through Monthly Redemptions and Accelerations. As part of the debt extinguishment, the Company reclassified the accumulated change in fair value due to instrument-specific credit risk out of accumulated other comprehensive loss on the consolidated balance sheet and into interest expense and other on the consolidated statement of operations.

The Company evaluated the Second Closing and associated warrants to be a contingently issuable financial asset with a fair value of zero at inception in accordance with ASC 815-40 Contracts in an Entity's own Equity. The contingently issuable warrants are considered issued for accounting purposes - see Note 12 for further details.

11.	INTEREST EXPENSE AND OTHER

Interest expense and other for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	Twelve months ended December 31,
	2023	2022
Amortization of premiums (accretion of discounts) on marketable securities, net	$(474)	$778
Convertible note issuance costs	—	474
Loss on disposal of assets	111	—
Realized loss on instrument-specific credit risk	46	—
Expected credit losses	35	—
Realized losses on redemptions of marketable securities	—	77
Common Stock Purchase Agreement costs	—	29
Other	34	21
Interest expense and other	$(248)	$1,379

12.	STOCKHOLDERS’ EQUITY

The Company is authorized to issue 600,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2023, the Company had 6,310,090 shares of common stock issued and outstanding, post the reverse stock split.

Class A Common Stock — Class A common stock has the following rights:

Voting rights: Each holder of Class A common stock will be entitled to one (1) vote in person or by proxy for each share of the Class A common stock held of record by such holder. The holders of shares of the Class A common stock will not have cumulative voting rights. Except as otherwise required in the Amended Charter or by applicable law, the holders of the Class A common stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights: Subject to any other provisions of the Amended Charter, each holder of Class A common stock will be entitled to receive, in proportion to the number of shares of the Class A common stock held, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

Rights upon liquidation: In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, after payments to creditors of the Company that may at the time be outstanding, and subject to the rights of any holders of the Company preferred stock that may then be outstanding, holders of shares of the Class A common stock will be entitled to receive ratably, in proportion to the number of shares of the Class A common stock held by them, all remaining assets of the Company available for distribution.

Preferred Stock — The Company has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the Delaware General Corporation Law. The issuance of the Company’s preferred stock could have the effect of decreasing the trading price of the Class A common stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Class A common stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company. Although the Company does not currently intend to issue any shares of preferred stock, the Company may choose to do so in the future.

The Company is authorized to issue up to 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of December 31, 2023, no shares of preferred stock were issued and outstanding.

Warrants — As of December 31, 2023, the Company had 5,555 Private Placement warrants and 255,555 Public warrants outstanding. Each warrant entitles the registered holder to purchase one share of the Company's common stock at a price of $345.00 per share.

On September 15, 2022, in connection with the issuance of the 2022 Note, the Company issued warrants to the investor. The warrants are immediately exercisable and entitle the investor to purchase up to 58,333 shares of Common Stock at a price of $105.00 per share, subject to a four (4) year term. As of December 31, 2023, no shares were exercised pursuant to the warrants.

Contingent Warrants - As of December 31, 2023, the Company had 58,333 contingently issuable warrants outstanding associated with the potential Second Closing under the Securities Purchase Agreement. As the Company did not effect a Second Closing by March 15, 2024, these warrants are no longer outstanding and will not be issued to the investor.

Tumim Stone Common Stock Purchase Agreement — On December 8, 2021, the Company entered into a Common Stock Purchase Agreement (the “CSPA”) and a Registration Rights Agreement with Tumim Stone Capital LLC (“Tumim Stone”). Under the terms and subject to the conditions of the CSPA, the Company has the right, but not the obligation, to sell to Tumim Stone, and Tumim Stone is obligated to purchase up to the lesser of (i) $125,000 of the Company’s common stock, or (ii) the Exchange Cap equal to 1,028,847 shares of the Company's common stock, unless the Company’s stockholders approve the issuance of shares in excess of the Exchange Cap, or the average price of all applicable sales of common stock to Tumim Stone under the CSPA equals or exceeds $148.46 per share. Upon the satisfaction of various commencement conditions, such as the filing of the registration statement which provides for the resale of such shares pursuant to the Registration Rights Agreement, the Company has sole discretion to initiate such sales of common stock over the period of 36 months commencing December 8, 2021. In all instances, the Company may not sell shares of its common stock to Tumim Stone under the CSPA if doing so would result in Tumim Stone beneficially owning more than 9.99% of its common stock.

The purchase price per share to be purchased by Tumim is equal to the volume-weighted average price for common stock on the applicable purchase date multiplied by 0.9615 (to be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split, or similar transaction). The maximum number of shares the Company may sell to Tumim Stone on any single business day is the lesser of (i) $20,000 divided by the closing sale price of the common stock on the trading day immediately preceding the purchase date, and (ii) 0.15 multiplied by the average daily trading volume in common stock for the three trading days preceding the purchase date.

       In connection with the CSPA, the Company issued to Tumim Stone 10,087 restricted common shares in the Company. The Company determined that the right to sell additional shares represents a freestanding put option under ASC 815 Derivatives and Hedging, and as such, the financial instrument was classified as a derivative asset with a fair value of zero at inception of the CSPA on December 8, 2021.

During the twelve months ended December 31, 2023, the Company issued 19,500 shares of its common stock under the CSPA for gross proceeds of $136. During the twelve months ended December 31, 2022, the Company issued 38,167 shares of its common stock under the CSPA for gross proceeds of $2,891. As of December 31, 2023, 961,093 shares remain available for issuance under the CSPA.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The changes in accumulated other comprehensive income (loss) by component for the twelve months ended December 31, 2023 and 2022 are as follows (in thousands):

	Unrealized gains (losses) on available-for-sale securities	Change in fair value due to instrument-specific credit risk	Total
Balance at December 31, 2021	$(391)	$—	$(391)
Other comprehensive loss before reclassifications, net of tax	(940)	(25)	(965)
Amounts reclassified from accumulated other comprehensive loss, net of tax	77	—	77
Net other comprehensive loss	(863)	(25)	(888)
Balance at December 31, 2022	$(1,254)	$(25)	$(1,279)
Other comprehensive income (loss) before reclassifications, net of tax	1,264	(21)	1,243
Amounts reclassified from accumulated other comprehensive loss, net of tax	—	46	46
Net other comprehensive income	1,264	25	1,289
Balance at December 31, 2023	$10	$—	$10

The amounts reclassified out of accumulated other comprehensive income (loss) in the twelve months ended December 31, 2023 and 2022 are included within Interest expense and other on the consolidated statement of operations.

14.	NET LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share attributable to common stockholders for the periods presented (in thousands, except per share data):

	Twelve months ended December 31,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(87,126)	$(98,714)
Denominator:
Weighted average common shares outstanding- Basic	5,827,721	5,245,624
Dilutive effect of potential common shares	—	—
Weighted average common shares outstanding- Diluted	5,827,721	5,245,624

Net loss per share attributable to common stockholders - Basic and Diluted	$(14.95)	$(18.82)

Due to net losses for the years ended December 31, 2023 and 2022, basic and diluted net loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive. The following table sets forth the anti-dilutive common share equivalents for the periods listed:

	Twelve months ended December 31,
	2023	2022
Warrants	319,443	319,443
Common stock options issued and outstanding	289,015	846,451
Unvested restricted stock units	652,453	425,703
Conversion of convertible notes	—	543,120
ESPP	23,816	66,666
Total	1,284,727	2,201,383

15.	STOCK-BASED COMPENSATION

The Company has five equity incentive plans, the 2014 US LADAR Inc. Equity Incentive Plan (the “2014 Plan”), the 2016 Stock Plan (the “2016 Plan”), the 2021 Equity Incentive Plan (the “Incentive Plan”), the 2022 Employee Stock Purchase Plan (the "ESPP"), and the 2023 CEO Inducement Grant Plan (the "CEO Plan"). On August 16, 2021, the Company’s 2014 Plan and 2016 Plan were terminated in connection with the closing of the business combination as defined in Note 1, but continue to govern the terms of outstanding equity awards that were granted prior to the termination of the plans.

2014 Plan and 2016 Plan

The 2014 and 2016 Plan provide for the grant of incentive stock options to employees only and non-statutory stock options and RSUs to employees, directors, and consultants of the Company. As of August 16, 2021, the Company no longer grants equity awards pursuant to the 2014 Plan or 2016 Plan, and as of December 31, 2023, 58,056 RSUs were granted.

Under the 2016 Plan, options to purchase common stock generally vest over four years with 25% vesting at the end of the first year and the rest vesting ratably over the next three years. RSUs generally vest 25% at the end of the first year with the remaining RSUs vesting ratably over the next three years or they vest ratably over the four years. Under the 2014 Plan, the vesting period for options to purchase common stock range from immediate to four years. Under each plan, the options expire ten years from the date of grant.

2021 Equity Incentive Plan

The Incentive Plan became effective immediately upon the closing of the business combination on August 16, 2021 and initially reserved 514,681 shares of common stock for issuance thereunder. The Incentive Plan includes an evergreen provision that provides for an annual increase in the number of shares of common stock available for issuance thereunder beginning on January 1, 2022 and ending on January 1, 2032, equal to 5% of the shares of the Company’s common stock outstanding on December 31, 2021 for the first year and by 3% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year for each year thereafter, or a lesser number of shares as determined by the Board of Directors. Since January 1, 2022, the Board of Directors have authorized the addition of 954,545 shares of common stock to be added to the Incentive Plan for issuance.

Under the Incentive plan, RSU’s vest depending on their vesting schedule. For newly hired employees, RSU’s generally vest 25% during the quarterly release date following the recipient’s one year anniversary of their start date. The remaining amounts generally vest quarterly over the next three years. For existing employees, these RSUs generally vest quarterly over three years. The fair value of the RSU is equal to the fair value of the Company’s common stock on the date of grant.

As of December 31, 2023, 1,264,338 RSUs were granted to certain individuals under the Incentive Plan.

2022 Employee Stock Purchase Plan

On May 10, 2022, the Company's stockholders approved the 2022 Employee Stock Purchase Plan (the "ESPP"), authorizing 66,666 shares of common stock to be reserved for issuance under the ESPP. The number of shares reserved and available for issuance under the ESPP shall be cumulatively increased by the 1% of the number of shares issued and outstanding on December 31 of the preceding calendar year for each year thereafter, or a lesser number of shares as determined by the Board of Directors. During 2023, the Board of Directors have authorized the addition of 54,366 shares of common stock to be added to the ESPP for issuance.

The ESPP provides an offering period of 24 months, with four purchase periods that are generally six months long and end on April 30 and October 31 of each year. The first purchase period to the Company's employees to purchase shares under the ESPP began on November 1, 2022. Each employee who is a participant in the ESPP may purchase shares by authorizing contributions at a minimum of 1% up to a maximum of 10% of his or her compensation for each pay period, to a maximum of $15 per purchase period and $25 per year, which will then be used to purchase shares on the last business day of the purchase period at a price equal to 85% of the fair market value of common stock on the offering date or the exercise date whichever is less.

During the year ended December 31, 2023, 64,773 shares were purchased under the ESPP. During the year ended December 31, 2022, no shares were purchased under the ESPP. As of December 31, 2023, the Company has withheld $58 of contributions from its employees within accrued expenses and other current liabilities on the consolidated balance sheets.

2023 CEO Inducement Grant Plan

The CEO Plan became effective on February 13, 2023 with 233,332 shares of common stock initially reserved for issuance.

In connection with the appointment of the Company's CEO on February 13, 2023, the Company granted 166,666 service-based RSUs and 66,666 market-based RSUs to the CEO. The service-based RSUs will vest over three years. The market-based RSUs would have vested quarterly over six (6) calendar quarters following the satisfaction of the market condition. The market condition would have been satisfied if the closing price of the Company's common stock, as reported by NASDAQ, met or exceeded $36.00 per share for any ten (10) consecutive trading days prior to March 1, 2024. As the market condition was not satisfied by March 1, 2024, the market-based RSUs were forfeited.

As of December 31, 2023, 233,332 RSUs were granted under the CEO Plan.

A summary of stock option activity related to the Plans as of December 31, 2023 is as follows:

	Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Aggregate Intrinsic Value
Balance at December 31, 2022	846,451	$14.94	6.45	$2,277
Granted	—	—
Exercised	(81,814)	5.57
Forfeited	(111,937)	18.78
Expired	(363,685)	18.77
Repurchased	—	—
Balance at December 31, 2023	289,015	$11.29	3.07	$—
Vested and expected to vest as of December 31, 2023	289,015	$11.29	3.07	$—
Vested and exercisable as of December 31, 2023	281,380	$11.09	2.97	$—

The aggregate intrinsic value is the difference between the current fair value of the underlying common stock and the exercise price for in-the-money stock options. The Company did not grant any options during the years ended December 31, 2023 and 2022.

The following table summarizes the RSU award activity under the Plans:

	Shares	Weighted Average Grant date Fair Value per Share
Unvested at December 31, 2022	425,703	$119.85
Granted	901,472	10.66
Forfeited	(344,061)	67.82
Vested	(330,661)	53.07
Unvested at December 31, 2023	652,453	$30.29

The total fair value of RSUs that vested during the year ended December 31, 2023 was $3,596.

Stock-Based Compensation Expense —The following table summarizes stock-based compensation expense recorded in each financial statement line item in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2023 and 2022 (in thousands):

	Twelve months ended December 31,
	2023	2022
Research and development	$6,821	$7,201
Sales and marketing	2,993	4,696
General and administrative	8,121	11,931
Cost of revenue	136	131
Total stock-based compensation	$18,071	$23,959

As of December 31, 2023, the Company had $362 of unrecognized compensation expense for related stock option grants. This cost is expected to be recognized over an estimated weighted average period of 0.79 years. The total unrecognized compensation expense for RSUs was $16,669 as of December 31, 2023 which is expected to be recognized over an estimated weighted average period of 1.93 years. The total unrecognized compensation expense for the ESPP was $458 as of December 31, 2023 which is expected to be recognized over an estimated weighted average period of 1.33 years.

The Company uses the Black-Scholes option-pricing model to estimate the grant-date fair value of ESPP purchase rights. The fair value of each of the four purchase periods is estimated separately. The Company uses the Monte-Carlo simulation model to estimate the grant date fair value of awards with a market condition. Both models require the input of subjective assumptions such as expected term, expected stock price volatility, risk-free interest rate and dividend yield as discussed below.

Expected Term—The expected term for ESPP is the length of time from the grant date to the date on which the stock is purchased by the employees. The expected term for awards with a market condition is the length of time from the grant date to the date the market condition expires.

Expected Volatility—Expected volatility is estimated using a combination of the average historical volatility of the Company's own stock and those of comparable companies’ stock at the time of the grant.

Risk-Free Interest Rate—The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Dividend Yield—The expected dividend-yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The following table summarizes the range of valuation assumptions used in estimating the fair value of the ESPP during the period:

	Twelve months ended December 31, 2023
Expected term (years)	0.50	-	2.00
Expected volatility	107.3%	-	136.0%
Risk-free interest rate	4.1%	-	5.1%
Dividend yield		—%

The following table summarizes the valuation assumptions used in estimating the fair value of awards granted during the period with a market condition:

Twelve months ended December 31, 2023
Expected term (years)	1.05
Expected volatility	104.5%
Risk-free interest rate	4.8%
Dividend yield	—%

16.	REVENUE

Sale of Prototypes

The Company recorded revenue for prototype sales of $477 and $1,743 in 2023 and 2022 respectively. The Company does not incur significant contract costs in fulfilling or obtaining their contracts with customers.

Development Contracts

The Company has entered into research and development contracts with companies primarily in the automotive industry. The Company assessed the number of performance obligations associated with the promises under each agreement, primarily the delivery of customized 4SightTM perception-related goods and services, and recognized $987 and $1,904 in revenue for performance obligations satisfied during years ended 2023 and 2022 respectively, in the consolidated statements of operations and comprehensive loss.

Disaggregation of Revenue

The Company recognized the following revenues by geographic area based on the primary billing address of the customer and by the timing of the transfer of goods or services to customers (point in time or over time), as it believes such criteria best depict how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Twelve months ended December 31,
	2023	2022
Revenue by primary geographical market:
United States	$1,223	$2,471
Europe	184	920
Asia-Pacific	57	256
Total	$1,464	$3,647

Revenue by timing of recognition:
Recognized at a point in time	$477	$1,982
Recognized over time	987	1,665
Total	$1,464	$3,647

Contract Liabilities

Contract liabilities consisted of the following as of December 31, 2023 and 2022 (in thousands):

	As of December 31,
	2023	2022
Contract liabilities, current	$—	$987
Total	$—	$987

The following table shows the significant changes in contract liabilities balance as of December 31, 2023 and 2022 (in thousands):

	Twelve months ended December 31,
	2023	2022
Beginning balance	$987	$2,918
Revenue recognized that was included in the contract liabilities beginning balance	(987)	(1,931)
Ending balance	$—	$987

Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The contract liabilities balance represents the remaining performance obligations for contracts with an original duration of greater than one year.

17.	RESTRUCTURING

In the first quarter of 2023, the Company began the implementation of a revised strategic plan to focus on key products and critical customer engagements it believes will generate the best long-term results for all stakeholders. In the fourth quarter of 2023, the Company implemented the second phase of its revised strategic plan to align the Company's operations with evolving business needs by focusing on the transition from research and development to the commercialization of its automotive products and winding down its existing industrial product, while reducing fixed operating costs.

The winding down of the Company's existing industrial product, in combination with an accumulation of other triggering events, indicated that the carrying amount of the Company's long-lived assets may not be recoverable. An impairment review was performed on the Company's long-lived assets as of December 31, 2023, resulting in a write-down of its property and equipment and ROU asset to fair value.

As a result of the implementation of both phases of the revised strategic plan and the impairment review of long-lived assets, the Company recorded restructuring charges of $19,153 in the twelve months ended December 31, 2023 primarily relating to one-time employee termination benefits, inventory and other current asset write-downs, losses on purchase commitments, and impairment and disposal charges on its long-lived assets. The Company did not have any restructuring charges during fiscal year 2022. Restructuring-related liabilities are included in accrued expenses and other current liabilities in the consolidated balance sheets.

Restructuring charges were included in the consolidated statements of operations and comprehensive loss during the twelve months ended December 31, 2023 as follows (in thousands):

	Twelve months ended December 31, 2023
	One-time employee termination benefits	Inventory and other current asset write-downs	Losses on purchase commitments	Long-lived asset disposals and impairment charges	Other	Total
Cost of revenue	$130	$5,231	$360	$—	$—	$5,721
Research and development	789	—	—	152	—	941
Sales and marketing	2,011	30	—	38	—	2,079
General and administrative	294	—	—	55	123	472
Impairment of long-lived assets	—	—	—	9,940	—	9,940
Total restructuring charges	$3,224	$5,261	$360	$10,185	$123	$19,153

A reconciliation of the beginning and ending balance of cash restructuring charges, including one-time employee termination benefits, losses on purchase commitments, and other restructuring charges, which are included in accrued expenses and other current liabilities in the consolidated balance sheets, is as follows (in thousands):

	One-time employee termination benefits	Losses on purchase commitments	Other	Total
Balance as of December 31, 2022	$—	$—	$—	$—
Charges	3,224	360	123	3,707
Cash payments	(2,822)	(127)	(67)	(3,016)
Balance as of December 31, 2023	$402	$233	$56	$691

18.	EMPLOYEE BENEFIT PLAN

Employees of the Company may participate in the AEye, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute into a traditional plan with pretax salary or into a Roth plan with after tax salary up to statutory limits. In 2023 and 2022, the 401(k) Plan provides for Company safe harbor matching contributions of 100% of the employee contribution, up to 5% of each employee's earnings, which vest upon the first day of employment. The Company made contributions of $899 and $1,177 for the years ended December 31, 2023 and 2022, respectively.

19.	INCOME TAXES

For the years ended December 31, 2023 and 2022, the Company recognized $57 and $58 provision for income taxes, respectively. The provision for the year ended December 31, 2023 was comprised of $3 and $54 in state and foreign taxes, respectively. The provision for the year ended December 31, 2022 was comprised of $9 and $49 in state and foreign taxes, respectively.

The following table presents a reconciliation of the federal statutory rate of 21.0% to the Company's effective tax rate for the periods presented:

	Twelve months ended December 31,
	2023	2022
U.S. federal tax benefit at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	—%	—%
Non-deductible expenses and other	(0.4)%	(1.0)%
Stock-based compensation	(4.6)%	(2.3)%
Research and development credits	2.3%	3.5%
Foreign rate differential	—%	(4.1)%
Change in valuation allowance, net	(18.4)%	(17.2)%
Effective tax rate	(0.1)%	(0.1)%

For 2023 and 2022, the Company's effective tax rate differs from the amount computed by applying the statutory federal and state income tax rates to net loss before income tax, primarily as the result of state income taxes, R&D credits and changes in the Company's valuation allowance.

Significant components of the Company’s deferred tax assets as of December 31, 2023 and 2022 are presented below (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carryforwards	$69,612	$49,669
Research and development credit carryforward	9,941	7,967
Stock-based compensation	301	1,048
Property and equipment	2,364	234
Operating lease liabilities	4,967	4,435
Section 174 R&D capitalization	14,194	9,053
Other accruals	689	630
Gross deferred tax assets	102,068	73,036
Valuation allowance	(98,840)	(68,868)
Deferred tax assets net of valuation allowance	3,228	4,168
Deferred tax liabilities:
Right-of-use assets	(3,228)	(4,168)
Gross deferred tax liabilities	(3,228)	(4,168)
Total deferred tax assets (liabilities)—net	$—	$—

The Company reports income taxes in accordance with ASC 740, which requires an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. The Company has a history of operating losses and has incurred cumulative book losses since its formation. Based upon the history of losses, the Company has determined that it is more likely than not that the net deferred tax assets will not be realized, and accordingly, a full valuation allowance has been recorded. The valuation allowance as of December 31, 2023 was $98,840 which increased from $68,868 at December 31, 2022. The increase in the valuation allowance is primarily due to additional reserve required against net operating losses and research credits generated during the year ended December 31, 2023.

As of December 31, 2023, the Company had $247,802 and $202,887 of federal and state net operating losses available to reduce future taxable income, respectively, of which $12,256 will begin to expire in 2033 for federal tax purposes and $202,887 will begin to expire in 2029 for state tax purposes. Approximately $235,546 of federal net operating loss included above can be carried forward indefinitely.

As of December 31, 2022, the Company had $184,007 and $127,624 of federal and state net operating losses available to reduce future taxable income, which will begin to expire on 2033 for federal and 2029 for state tax purposes.

The Company also has federal and state research and development tax credit carryforwards of $7,591 and $5,829 as of December 31, 2023 and $6,193 and $4,597 as of December 31, 2022. The federal credits begin to expire in 2034 and the state credits have no expiration date.

Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize NOL or other tax attributes, such as research tax credits, in any taxable year, may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specific testing period. Similar rules may apply under state tax laws. Based on the Section 382 analysis performed through December 31, 2021, the Company concluded all of its NOLs and credits would be available to use as of December 31, 2021, however, future changes in ownership may limit the ability to use tax attributes under Section 382.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Twelve months ended December 31,
	2023	2022
Unrecognized tax benefits as of the beginning of the year	$2,822	$1,681
Increases related to prior year tax provisions	161	182
Increase related to current year tax provisions	497	959
Unrecognized tax benefits as of the end of the year	$3,480	$2,822

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2023 and December 31, 2022 there was no accrued interest nor penalties related to uncertain tax positions.

The Company files income tax returns in the U.S., various state jurisdictions, and foreign jurisdictions. The U.S., state and foreign jurisdictions have statutes of limitations that generally range from three to five years. Due to the Company’s net losses, substantially all of its federal, state and local income tax returns are subject to examination for federal and state purposes since inception. The Company is not currently under examination for federal or state income tax purposes.

Effective for tax years beginning on or after January 1, 2022, pursuant to the Tax Cuts and Jobs Act of 2017, companies are required to capitalize Internal Revenue Code ("IRC") Section 174 research and experimental expenses paid or incurred during the year. These expenses are amortized over 5 years for research and development performed in the United States and over 15 years for expenses related to research and development performed outside of the United States. As a result of the IRC Section 174 research and development capitalization, the Company recognized a deferred tax asset for the future tax benefit of the amortization deductions.

20.	COMMITMENTS AND CONTINGENCIES

Legal Matters—The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

21.	RELATED PARTIES

From November 2016 to December 2023, the Company had employed a sibling of Mr. Dussan, a director and the Company’s former Chief Technology Officer, who held the position of Director, Human Resources and Sr. Manager of Human Resources during 2023 and 2022, respectively. For the years ended December 31, 2023 and 2022, Mr. Dussan’s sibling received total cash compensation of $149 and $162, respectively. For the years ended December 31, 2023 and 2022, Mr. Dussan’s sibling was granted 2,000 and 750 RSUs, respectively. In addition, he participated in all other benefits that the Company generally offers to all of its employees.

22.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 26, 2024 and determined that there were no such events requiring recognition or disclosure in the financial statements.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the estimated expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee	$5,000
Accounting fees and expenses	$60,000
Legal fees and expenses	$45,000
Financial printing and miscellaneous expenses	$5,000
Total expenses	$115,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our Amended Charter provides that no director or officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending, or completed action, suit, or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Amended Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended Charter provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers, and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Amounts below are in thousands except share amounts and per share data or where we use the word "million."

(a)         Issuance of Capital Stock.

PIPE Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF III entered into separate PIPE Subscription Agreements in a private placement with a number of PIPE investors, pursuant to which the PIPE Investors agreed to purchase, and CF III agreed to sell to the PIPE Investors, an aggregate of 22,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $220 million. CF III also entered into a PIPE Subscription Agreement for 500,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $5 million with an investor who defaulted on the Closing Date under the PIPE Subscription Agreement. The Company plans to aggressively pursue its available remedies with respect to such investor.

In accordance with the terms of the PIPE Subscription Agreements, on August 16, 2021 the Company issued 22,000,000 unregistered securities to the PIPE Investors. The shares of Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

This summary is qualified in its entirety by reference to the PIPE Subscription Agreements, the form of which is included as Exhibit 10.1 to this prospectus.

Placement Units

Simultaneously with the IPO, CF III purchased an aggregate of 500,000 private placement units at a price of $10.00 per unit (or an aggregate purchase price of $5,000). Each placement unit consists of one placement share and one-third of one placement warrant to purchase one share of our Common Stock exercisable at $11.50. The sale of the Private Placement Warrants was made pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act.

The Tumim Stone Transaction

On December 8, 2021, we completed a private placement to Tumim Stone, pursuant to which we have the right to sell to Tumim Stone up to $125 million in shares of our Common Stock, subject to certain limitations, from time to time over the approximate 36-month period commencing on the closing date of the common stock purchase agreement dated December 8, 2021, provided that the conditions precedent to Commencement have occurred. We issued 10,088 shares of our Common Stock as commitment shares to Tumim Stone as consideration for its irrevocable commitment to purchase our shares under the Purchase Agreement.

The securities were issued or sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act of 1933, or the Securities Act, afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. In the Purchase Agreement, Tumim Stone represented to us, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

The 3i Transaction

On September 15, 2022, the Company entered into a Securities Purchase Agreement in connection with a transaction pursuant to which the Company issued to 3i, LP, a senior unsecured convertible promissory note and a warrant to purchase the Company’s Common Stock. The offer, sale and issuance of the note and the warrant was made in reliance upon the exemptions contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  The Note Registration Rights Agreement requires the Company to prepare and file a registration statement to cover the resale of the Company’s Common Stock issuable upon conversion of the note and/or exercise of the warrant. Such registration statement on Form S-3 (Registration No. 333-267937) was filed by the Company with the SEC under the Securities Act on October 19, 2023, and declared effective by the SEC on October 27, 2023.

Dowslake Transaction

On May 10, 2024, the Company entered into the Dowslake Purchase Agreement with Dowslake, pursuant to which Dowslake has agreed to purchase 330,823 shares of Common Stock for the purchase price of $834, which represents a per share purchase price of $2.58, the Nasdaq Official Closing Price (as defined under the rules and regulations of the Nasdaq Stock Market) of the Common Stock immediately preceding the execution of the Dowslake Purchase Agreement and the Dowslake Note with the principal amount of $146 for an aggregate purchase price of $1.0 million for both the purchased shares and the Dowslake Note. The Dowslake Transaction closed on June 4, 2024. The securities were issued or sold by us under the Dowslake Purchase Agreement in reliance on an exemption from the registration requirements under the Securities Act provided in Section 4(a)(2).

New Circle Transaction

On July 25, 2024, the Company entered into the Purchase Agreement with New Circle Principal Investments LLC (“New Circle”) pursuant to which New Circle has agreed to purchase from the Company, at the option of the Company, up to $50.0 million of shares of Common Stock from time to time over a 36- month period. The Purchase Agreement is subject to certain limitations including, but not limited to, the filing and effectiveness of a registration statement covering the shares of Common Stock that are issuable to New Circle under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement, we issued 225,563 commitment shares to New Circle as consideration for its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement.  The securities were issued or sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act of 1933, or the Securities Act, afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 16.         Exhibits and Financial Statement Schedules.

(a)         Exhibits.

		Incorporated by Reference
Exhibit	Description	Form	Exhibit	Filing Date
2.1*†	Merger Agreement, dated as of February 17, 2021, by and among the Company, Merger Sub and AEye Technologies	S-4	2.1	05/13/2021
2.2*†	Amendment to the Merger Agreement, dated as of April 30, 2021, by and among the Company, Merger Sub and AEye Technologies	S-4	2.2	05/13/2021
3.1*	Second Amended and Restated Certificate of Incorporation of AEye, Inc.	8-K	3.1	08/23/2021
3.2*	Amended and Restated Bylaws of AEye, Inc.	8-K	3.2	08/23/2021
3.3	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of AEye, Inc.	10-Q	3.2	05/11/2023
3.4	Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, filed on December 26, 2023.	8-K	3.1	12/29/2023
4.1*	Registration Rights Agreement by and between AEye, Inc. and Tumim Stone Capital LLC, dated December 8, 2021	8-K/A	4.1	12/15/2021
4.2*	Warrant Agreement dated November 12, 2020, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. III	S-4	4.1	05/13/2021
4.3*	Registration Rights Agreement by and between AEye, Inc. and New Circle Principal Investments LLC, dated July 25, 2024.	8-K	4.1	07/29/2024
4.4*	Form of Unsecured Convertible Promissory Note	8-K	4.1	05/15/2024
4.3*	Specimen Warrant Certificate	S-4	4.3	05/13/2021
4.4*	Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934	10-K	4.5	03/28/2022
5.1#	Opinion of Allen Overy Shearman Sterling US LLP
10.1*+	Form of PIPE Subscription Agreement	S-4	10.1	05/13/2021
10.2*+	Form of Indemnification Agreement	8-K	10.2	08/16/2021
10.3*	Form of Stockholder Support Agreement, by and among CF Finance Acquisition Corp. III and certain stockholders of AEye, Inc.	8-K	10.2	02/17/2021
10.4*	Form of Amended and Restated Stockholder Support Agreement, by and among CF Finance Acquisition Corp. III and certain stockholders of AEye, Inc.	S-4	10.2	05/13/2021
10.5*	Form of Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.	S-4	10.3	05/13/2021
10.6*	Form of Amendment to Sponsor Support Agreement, by and among CF Finance Acquisition Corp. III, CF Finance Holdings III, LLC and AEye, Inc.	S-4	10.4	05/13/2021
10.7*	Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. III, AEye, Inc. and the holder signatory thereto	S-4	10.5	05/12/2021
10.8*	Promissory Note dated April 30, 2021	8-K	10.3	05/03/2021
10.9*+	Amended and Restated AEye, Inc. 2021 Equity Incentive Plan	S-4	10.7	05/12/2021
10.10*	Office Lease by and between TRT NOIP DUBLIN LP and the Company, dated April 26, 2019	S-4	10.8	05/12/2021
10.11*	Form of Change in Control Severance Agreement	8-K	10.1	03/18/2022
10.12*	Common Stock Purchase Agreement by and between AEye, Inc. and Tumim Stone Capital LLC, dated December 8, 2021	8-K/A	10.1	12/15/2021
10.13*	Registration Rights Agreement, by and among CF Finance Acquisition Corp. III and the investors listed thereto.	10-K	10.13	03/28/2022
10.14*	Form of Senior Unsecured Convertible Note, dated September 15, 2022	8-K	4.1	09/16/2022
10.15+	Form of Indemnification Agreement	8-K	10.2	08/23/2021
10.15	Form of Common Stock Purchase Warrant, dated September 15, 2022	8-K	4.2	09/16/2022
10.16	Securities Purchase Agreement by and among AEye, Inc. and 3i, LP, dated September 15, 2022	8-K	10.1	09/16/2022
10.17	Registration Rights Agreement by and among AEye, Inc. and 3i, LP, dated September 15, 2022	8-K	10.2	09/16/2022
10.18+	Offer Letter by and between the Company and Matthew Fisch, dated January 20, 2023.	8-K	10.1	02/01/2023
10.19+	Form Retention Agreement	8-K	10.1	11/07/2023
10.20+	AEye, Inc. 2022 Employee Stock Purchase Plan	AEye, Inc. Definitive Proxy Statement on Schedule 14A	Annex A	03/31/2022

10.21+	AEye, Inc. 2023 CEO Inducement Grant Plan	S-8	10.3	03/22/2023
10.22*	Share Purchase Agreement by and among AEye, Inc. and New Circle Principal Investments LLC, dated July 25, 2024	8-K	10.1	07/29/2024
10.23*	Form of Securities Purchase Agreement, dated May 29, 2024, between AEye, Inc. and the Purchasers	8-K	10.1	05/29/2024
10.24*	Form of Lock-Up Agreement	8-K	10.2	05/29/2024
10.25	Securities Purchase Agreement by and among AEye, Inc. and Dowslake Microsystems Corporation, dated May 10, 2024	8-K	10.1	05/15/2024
21.1*	List of Subsidiaries	S-1	21.1	12/15/2021
23.1#	Consent of Deloitte & Touche LLP (with respect to AEye, Inc. financial statements)
23.2#	Consent of Allen Overy Shearman Sterling US LLP (included in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page of the initial filing of this Registration Statement)
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).
107#	Filing Fee Table

†	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5), which the Registrant agrees to furnish supplementally to the SEC upon its request.
#	Filed Herewith.
*	Previously filed.
+	Indicates a management contract or compensatory plan.

(b)         Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)          that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)          that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Pleasanton, California, on this 5th day of August, 2024.

AEYE, INC.

By: /s/ Matthew Fisch
Name: Matthew Fisch
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Matthew Fisch and Conor B. Tierney as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Matthew Fisch	Chief Executive Officer and Board Chair	August 5, 2024
Matthew Fisch	(Principal Executive Officer)
/s/ Conor B. Tierney	Chief Financial Officer and Treasurer	August 5, 2024
Conor B. Tierney	(Principal Financial Officer and Principal Accounting Officer)
/s/ Timothy J. Dunn	Director	August 5, 2024
Timothy J. Dunn
/s/ Luis Dussan	Director	August 5, 2024
Luis Dussan
/s/ Prof. Dr. Bernd Gottschalk	Director	August 5, 2024
Prof. Dr. Bernd Gottschalk
/s/ Jonathon B. Husby	Director	August 5, 2024
Jonathon B. Husby
/s/ Sue E. Zeifman	Director	August 5, 2024
Sue E. Zeifman